                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-83945

PROSPECTUS

                             MEDIS TECHNOLOGIES LTD.

                                   ----------

           This is an offer to exchange shares of our common stock for outstanding ordinary shares of Medis El Ltd. We presently beneficially own approximately 64% of Medis El's outstanding ordinary shares.

                                   ----------

                          TERMS OF THIS EXCHANGE OFFER:

o Each Medis El shareholder validly tendering his or her ordinary shares will receive 1.37 shares of our common stock for each ordinary share tendered.

o We will issue an aggregate of 5,299,722 shares of our common stock if all outstanding Medis El ordinary shares not already owned by us are properly tendered and not withdrawn.

o This exchange offer will expire 5:00 p.m., New York City time, on May 22, 2000, unless extended.

o You may withdraw any ordinary shares tendered by you at any time prior to the expiration date of this exchange offer.


            Please see the other important terms of this exchange offer under "The Exchange Offer" which, together with the accompanying letter of transmittal, set forth all of the terms of this exchange.

                                   ----------

            FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR MEDIS EL LTD. ORDINARY SHARES IN THIS EXCHANGE OFFER, PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 10.

                                   ----------

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                   ----------

            There is currently no public market for any of our securities. We intend to have our common stock listed on the Nasdaq SmallCap Market under the symbol MDTL upon the completion of this exchange offer.

                                   ----------

                                 April 24, 2000

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary............................................................1
Risk Factors.................................................................10
Determination of Exchange Ratio..............................................19
The Exchange Offer...........................................................22
Dividend Policy..............................................................29
Price Range of Our Common Stock..............................................29
Price Range of Medis El's Ordinary Shares....................................29
Capitalization...............................................................31
Selected Consolidated Financial Data.........................................32
Selected Consolidated Financial Data of Medis El.............................33
Management's Discussion and Analysis of Financial Condition and
  Results of Operations......................................................34
Business.....................................................................41
Management...................................................................60
Principal Stockholders.......................................................65
Certain Transactions.........................................................66
Description of Our Securities................................................68
Description of Medis El's Securities.........................................69
Comparison of Rights of Stockholders of Medis Technologies
  and Shareholders of Medis El...............................................69
United States Federal Income Tax Consequences................................78
Legal Matters................................................................79
Experts......................................................................79
Where You Can Find More Information..........................................79
Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

            The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this exchange offering fully, you should read this entire prospectus carefully, including the financial statements and related notes beginning on page F-1.

                             MEDIS TECHNOLOGIES LTD.

            We serve as agent or distributor of technologies owned wholly or in part by Medis El Ltd., an Israeli corporation of which we beneficially own approximately 64%. Our goal, working in conjunction with Medis El, is to become a greenhouse for the development of highly advanced, innovative proprietary technology products. Our business strategy is to seek out "cutting edge" technologies, acquire rights to such technologies, patent them and develop them in-house to the point that a working prototype can be developed. We will then offer to third parties the opportunity, as a joint venturer or licensee, to participate in the continuing research and development necessary to commercialize the product and bring it to market or seek an outright sale of the technology. Our beliefs and estimates as to the feasibility of our technologies are based upon the understanding of and expectations relating to such technologies by the technical advisors and scientists employed by Medis El, whose views may not prove to be accurate.

            These technologies, which are in varying stages of development, presently include:

o           CELLSCAN

                        The CellScan is a patented technology designed for the
            viewing and testing of cells, which we believe has or potentially will have diagnostic applications in the detection of breast, prostate and gynecological cancers, as well as other diseases such as atherosclerosis and tuberculosis, in addition to facilitating the development of individualized chemotherapy for cancer patients. We also believe the CellScan has potential research applications in gene therapy and drug and vaccine development.

o            FUEL CELLS

                        Medis El is developing fuel cells, based upon
            proprietary technology, with a special focus on portable electronics, to power cell phones, laptop computers and camcorders, which we believe will be more efficient, cost less to manufacture and last longer than currently available fuel cell technology.

O            TOROIDAL ENGINE AND COMPRESSOR

                        The patented toroidal engine is an internal combustion
            engine that is designed to be one-half the size and weight and, we believe, at least 30% more efficient than currently available internal combustion engines. Medis El is also applying the principles of the toroidal engine to develop a toroidal compressor for use in refrigeration units, air conditioning units and for other applications that we expect to be substantially smaller and more efficient than currently available compressors.

o           STIRLING CYCLE LINEAR TECHNOLOGY

                        The stirling cycle linear technology is a patented
            refrigeration and air conditioning system that, if successfully developed, is expected to provide greater energy efficiency and environmental sensitivity than current refrigeration and air conditioning systems, thereby potentially saving considerable energy costs and reducing emissions which may harm the environment.

o           WATER TECHNOLOGIES

            o DEVICE FOR EXTRACTING WATER FROM THE ATMOSPHERE. Medis El is seeking proprietary protection for what may prove to be an efficient, low-cost device that would possess the capability to generate sufficient water from the atmosphere to satisfy an average household's daily needs.

            o DESALINATION. Medis El is seeking proprietary protection for what may prove to be a new method to reduce the energy required for water desalination, thus reducing the cost of generating potable water.

O           RECIPROCATING ELECTRICAL MACHINE

                        The patented reciprocating electrical machine, if and
            when developed, will utilize the back-and-forth motion of energy sources such as wind or sea waves to convert that energy into electricity.

o           DIRECT CURRENT REGULATING DEVICE

                        The patented direct current regulating device, if and
            when developed, will enable the transmission of high levels of direct current electrical energy without the need to convert such current into alternate current electricity.

            Our offices are located at 805 Third Avenue, New York, New York 10022, and our telephone number is (212) 935-8484. We were incorporated in Delaware on April 7, 1992 and changed our name to Cell Diagnostics Inc. in May 1992. We changed our name to Medis Technologies Ltd. on July 7, 1999. Medis El's offices and research and development facilities are located in Yehud, Israel. It also maintains a facility for production of certain aspects of the CellScan in the high-tech community known as Har Hotzvim Industrial Park in Jerusalem, Israel. Its Internet site can be accessed at http://www.medisel.com.

                               OWNERSHIP STRUCTURE

            The following charts illustrate our ownership structure prior to and subsequent to the proposed exchange:

                  ------------        --------------------        ------------
                                        ISRAEL AIRCRAFT            PUBLIC AND
                     PRIVATE             INDUSTRIES LTD.   ---      PRIVATE
                  SHAREHOLDERS        (Israel Corporation)  |     SHAREHOLDERS
                  ------------        --------------------  |     ------------
                       | 64.5%               | 35.5%        |          |
                       -----------------------              |          |
                       MEDIS TECHNOLOGIES LTD.              |          |
                       (Delaware Corporation)               |          |
                       -----------------------              |          |
                             |            |                 |          |
         ---------------------            | 100%            | 12%      | 24%
         | 100%                 ----------------------      |          |
----------------------                MEDIS INC.            |          |
CDS DISTRIBUTOR, INC.           (Delaware Corporation)      |          |
(Delaware Corporation)          ----------------------      |          |
----------------------                    | 64%             |          |
                                ----------------------      |          |
                                     MEDIS EL LTD.          |          |
                                 (Israel Corporation) -------          |
                                    PUBLIC COMPANY    ------------------
                                ---------------------
                                          | 86.5%
                                ---------------------
                                   MORE ENERGY LTD.
                                 (Israel Corporation)
                                ---------------------

SUBSEQUENT TO EXCHANGE
(assuming all Medis El
ordinary shares are tendered)

                 ------------        --------------------
                  PUBLIC AND           ISRAEL AIRCRAFT
                   PRIVATE             INDUSTRIES LTD.
                 SHAREHOLDERS        (Israel Corporation)
                 ------------        --------------------
                       | 65.5%               | 34.5%
                       -----------------------
                       MEDIS TECHNOLOGIES LTD.
                       (Delaware Corporation)
                          PUBLIC COMPANY
                       -----------------------
                             |            |
         ---------------------            | 100%
         | 100%                           |
----------------------          ----------------------
 CDS DISTRIBUTOR, INC.                 MEDIS INC.
(Delaware Corporation)          (Delaware Corporation)
----------------------          ----------------------
                                          | 100%
                                 --------------------
                                     MEDIS EL LTD.
                                 (Israel Corporation)
                                 --------------------
                                          | 86.5%
                                 --------------------
                                   MORE ENERGY LTD.
                                 (Israel Corporation)
                                 --------------------

                               THE EXCHANGE OFFER

Terms of the exchange offer.............  We are offering to exchange shares of our common stock for Medis El ordinary
                                          shares at an exchange rate of 1.37 of
                                          our shares of common stock for each
                                          Medis El ordinary share validly
                                          tendered. To be eligible to receive
                                          our common stock pursuant to this
                                          exchange offer, you must validly
                                          tender and not withdraw your Medis El
                                          ordinary shares on or prior to May 22,
                                          2000. If all outstanding Medis El
                                          ordinary shares not currently
                                          beneficially owned by us are exchanged
                                          pursuant to this exchange offer, a
                                          maximum of 5,299,722 shares of our
                                          common stock will be exchanged for a
                                          maximum of 3,868,410 of Medis El's
                                          ordinary shares, based on the number
                                          of Medis El ordinary shares
                                          outstanding as of the date of this
                                          prospectus. This offering is
                                          conditioned on the tender and
                                          acceptance for exchange of at least
                                          1,735,842 of Medis El's ordinary
                                          shares. All Medis El ordinary shares
                                          tendered in this exchange will be
                                          acquired by and owned by Medis Inc.,
                                          our wholly-owned subsidiary.

                                          We also intend upon the successful
                                          completion of this exchange offer to
                                          grant to each of the current holders
                                          of options under Medis El's stock
                                          option plan an option to purchase a
                                          number of our shares based upon the
                                          same exchange rate as this exchange
                                          offer. Each grant is conditional upon
                                          such option holder's agreement to
                                          forfeit his or her existing Medis El
                                          options.

Determination of exchange ratio.........  Our board of directors has determined the exchange ratio of 1.37 based upon
                                          our internal valuation of Medis El's
                                          technologies and our business, which
                                          is primarily the value of our
                                          distribution rights to the CellScan
                                          and agency rights to the stirling
                                          cycle linear technology. We then
                                          arbitrarily lowered the valuation of
                                          our business, thus raising the number
                                          of shares of our stock exchanged for
                                          each Medis El share tendered, based
                                          upon Israel Aircraft's disagreement
                                          with such valuation and our desire to
                                          make the offer more attractive to
                                          Medis El shareholders. We are not
                                          making a recommendation to Medis El
                                          shareholders as to whether or not to
                                          accept this exchange offer due to the
                                          overlap of our and Medis El's board of
                                          directors and the non-arms-length
                                          nature of this transaction.

Return of ordinary shares...............  If, immediately prior to the closing of this exchange offer and prior to
                                          our delivery to tendering shareholders
                                          of our shares, we would own between
                                          90% and 95% of Medis El's ordinary
                                          shares, we will be required under
                                          Israeli law to return up to 533,142
                                          ordinary shares on a pro rata basis to
                                          tendering shareholders.

Expiration date; extension;
amendments..............................  The exchange offer and withdrawal rights will expire at 5:00 P.M., New
                                          York City time, on May 22, 2000,
                                          unless we extend the offer in our sole
                                          discretion.

                                          We will make a public announcement as
                                          promptly as practicable upon any
                                          extension, termination or amendment of
                                          this exchange offer. If we extend our
                                          offer, we will make an appropriate
                                          public announcement regarding the
                                          extension no later than 9:00 a.m., New
                                          York City time, on the next business
                                          day after the previously scheduled
                                          expiration date. In the event of a
                                          fundamental change in the information
                                          set forth in this prospectus, we shall
                                          amend the registration statement of
                                          which this prospectus is a part and
                                          recirculate this prospectus.

Procedures for tendering
Medis El ordinary shares................  If you wish to accept this exchange offer, you must complete, sign and
                                          date the letter of transmittal which
                                          accompanies this prospectus and
                                          deliver the letter of transmittal
                                          together with certificate(s)
                                          representing the tendered shares, if
                                          required, and any other required
                                          documentation, to American Stock
                                          Transfer and Trust Company, as
                                          exchange agent. If you hold your
                                          shares through The Depository Trust
                                          Company and wish to accept this
                                          exchange offer, you may do so through
                                          DTC's Automated Tender Offer Program,
                                          by which each tendering participant
                                          will agree to be bound by the
                                          accompanying letter of transmittal.

Special procedures for
beneficial owners.......................  If your Medis El ordinary shares are registered in the name of a broker,
                                          dealer, commercial bank, trust company
                                          or other nominee and you wish to
                                          tender such shares in this exchange
                                          offer, you must:

                                          o      contact such registered holder
                                                 promptly and instruct such
                                                 registered holder to tender
                                                 on your behalf; or

                                          o      prior to completing and
                                                 executing the letter of
                                                 transmittal and delivering your
                                                 Medis El ordinary shares,
                                                 either make appropriate
                                                 arrangements to register
                                                 ownership of your Medis El
                                                 shares in your own name or
                                                 obtain a properly completed
                                                 stock power from the registered
                                                 holder.

                                          The transfer of registered ownership
                                          may take considerable

                                          time and may not be able to be
                                          completed prior to the expiration
                                          date.

Guaranteed delivery
procedures..............................  If you wish to tender your Medis El ordinary shares but you are not
                                          immediately available or you otherwise
                                          cannot deliver your shares, the letter
                                          of transmittal or any other documents
                                          required by the letter of transmittal
                                          to the exchange agent prior to the
                                          expiration date, you must tender your
                                          shares according to the guaranteed
                                          delivery procedures set forth in the
                                          section of this prospectus entitled
                                          "The Exchange Offer-Guaranteed
                                          Delivery Procedures."

Acceptance of Medis El's
ordinary shares and delivery of our
common stock............................  Subject to the satisfaction or waiver of the conditions to this exchange
                                          offer, we will accept for exchange,
                                          through Medis Inc., any and all Medis
                                          El ordinary shares which are properly
                                          tendered prior to the expiration date
                                          of this exchange offer. We will
                                          deliver our shares of common stock on
                                          the earliest practicable date
                                          following the expiration date.

Withdrawal rights.......................  Subject to certain conditions, you may withdraw your tendered shares at any
                                          time prior to the expiration date of
                                          this exchange offer.

No fractional shares ...................  We will not distribute fractional shares to any Medis El shareholder
                                          otherwise entitled to receive a
                                          fractional share of our common stock.
                                          Fractional shares of our common stock
                                          shall be rounded up or down to the
                                          nearest whole number, or to the higher
                                          whole number if exactly one-half
                                          share.

United States federal
income tax consequences of
the exchange offer .....................  You may be subject to certain United
                                          States federal income tax consequences
                                          relating to the exchange of our common
                                          stock for your Medis El ordinary
                                          shares. Please see the section of this
                                          prospectus entitled "United States
                                          Federal Income Tax Consequences" for a
                                          discussion of such consequences. We
                                          are not including in this prospectus
                                          any discussion of Israeli tax
                                          consequences which may be applicable
                                          to Medis El shareholders who are
                                          Israeli citizens or an Israeli
                                          company.

Exchange agent..........................  American Stock Transfer & Trust
                                          Company, 40 Wall Street, New York, New
                                          York 10005, is serving as the exchange
                                          agent in connection with this exchange
                                          offer.

Failure to exchange your Medis El
ordinary shares ........................  We will issue our common stock in exchange for Medis El's ordinary
                                          shares only after timely receipt by
                                          the exchange agent of such Medis El
                                          shares, a properly completed and duly
                                          executed letter of transmittal and all
                                          other required documents. Therefore,
                                          if you desire to tender your shares in
                                          exchange for our common stock, you
                                          should allow sufficient time to ensure
                                          timely delivery. Although we intend to
                                          notify Medis El's shareholders of any
                                          defects or irregularities with respect
                                          to their tender, we are not under any
                                          duty to do so. You will experience,
                                          among other things, a lack of a public
                                          trading market and subsequent lack of
                                          liquidity of your Medis El ordinary
                                          shares if:

                                          o      you fail to tender your
                                                 ordinary shares for exchange;
                                                 and

                                          o      we successfully complete this
                                                 exchange offer and delist Medis
                                                 El's ordinary shares from the
                                                 Nasdaq SmallCap Market.


            Any questions you have regarding the exchange offer, including tendering procedures for your Medis El ordinary shares, should be directed to American Stock Transfer & Trust Company as follows:

American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
(800) 937-5449 ext. 6820

                       SUMMARY CONSOLIDATED FINANCIAL DATA

            The following table sets forth our summary consolidated financial data and should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:
(in thousands except per share data)

                                                  FOR THE YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------
                                        1995       1996       1997       1998       1999
                                       ------     ------     ------     ------     ------
Revenues                               $   --     $   --     $   --     $    8     $   --
Loss from operations                     (231)      (193)    (2,811)    (5,485)    (7,790)
Net loss                               (1,623)    (2,633)    (1,544)    (4,418)    (5,965)
Basic and diluted net loss per share    (0.47)     (0.71)     (0.33)     (0.52)     (0.61)
Weighted average shares outstanding     3,460      3,734      4,645      8,582      9,807

BALANCE SHEET DATA:
(in thousands)

                                              AS OF DECEMBER 31,                                      AS OF DECEMBER 31, 1999
                                -------------------------------------------         -----------------------------------------------
                                 1995          1996        1997        1998         ACTUAL      AS ADJUSTED (1)      AS ADJUSTED (2)
                                ------        ------      ------      ------        -------     ---------------      ---------------
Working capital (deficiency)   $  (686)     $ (1,728)    $    266     $  3,536     $  1,083         $  1,083           $  1,083
Total assets                     3,819         3,621       14,433       14,755       10,226           52,083            103,510
Long term debt, excluding
   current maturities            2,000         1,000          338           96           11               11                 11
Accumulated deficit             (9,117)      (11,688)     (13,232)     (17,650)     (23,615)         (23,786)           (23,996)
Total stockholders'
   equity (deficiency)          (2,980)       (1,645)      11,378       12,406        8,561           50,701            102,472

----------------
(1) As adjusted to reflect our acquisition in the exchange offer of 80% of Medis El's ordinary shares not owned by us, and the issuance of 2,378,104 shares of our common stock in exchange for these shares. Also gives effect to acquired intangible technology assets and goodwill of $41,857,000 (net of $171,000 of in-process research and development costs to be charged to expense on the date of acquisition) resulting from the exchange. See Note A to our unaudited pro forma consolidated balance sheet assuming 80% of the shares are tendered.
(2) As adjusted to reflect our acquisition in the exchange offer of 100% of Medis El's ordinary shares not owned by us, and the issuance of 5,299,722 shares of our common stock in exchange for these shares. Also gives effect to acquired intangible technology assets and goodwill of $93,284,000 (net of $381,000 of in-process research and development costs to be charged to expense on the date of acquisition) resulting from the exchange. See Note A to our unaudited pro forma consolidated balance sheet assuming 100% of the shares are tendered.

                           COMPARATIVE PER SHARE DATA

            The following tables sets forth certain of our historical and pro forma per-share data and certain of Medis El's historical and equivalent per-share data.

            This data should be read in conjunction with our and Medis El's selected consolidated financial data and consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                    ACTUAL      PRO FORMA (2)    PRO FORMA (3)
                                    ------      -------------    -------------
MEDIS TECHNOLOGIES LTD
     Book value per share (1)    $       0.86    $       4.10    $       6.70
                                 ============    ============    ============
     Cash dividends per share    $         --    $         --    $         --
                                 ============    ============    ============
     Net (loss) per share        $      (0.61)   $      (1.27)   $      (1.79)
                                 ============    ============    ============

                                                 EQUIVALENT
                                  ACTUAL (1)    PRO FORMA (4)
                                  ----------    -------------
MEDIS EL LTD
     Book value per share(1)     $       0.16    $       0.12
                                 ============    ============
     Cash dividends per share    $         --    $         --
                                 ============    ============
     Net loss per share          $      (0.45)   $      (0.33)
                                 ============    ============

----------
(1) Book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding. Pro forma amounts were computed by dividing pro forma stockholders' equity by the pro forma number of shares outstanding.
(2) Pro forma amounts reflect the acquisition in the exchange offer of 80% of Medis El's ordinary shares not owned by us and the issuance of 2,378,104 shares of our common stock in exchange for such shares.
(3) Pro forma amounts reflect the acquisition in the exchange offer of 100% of Medis El's ordinary shares not owned by us and the issuance of 5,299,722 shares of our common stock in exchange for such shares.
(4) Equivalent pro forma amounts are computed by multiplying the number of shares used in each calculation by 1.37 in order that the per share amounts are equated to the respective values for one share of the company being acquired.

                                  RISK FACTORS

            You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before exchanging your Medis El ordinary shares for our common stock. Unless otherwise noted, the risk factors set forth below apply to us and Medis El, and affect you whether you are our stockholder or Medis El's shareholder, as we have conducted all of our operating activities through Medis El and we beneficially own approximately 64% of Medis El. To the extent Medis El's business and operating results are materially adversely affected, our business and operating results will be similarly affected.

RISKS RELATED TO OPERATIONAL MATTERS

WE HAVE NOT BEEN PROFITABLE AND MAY NOT BECOME PROFITABLE, IN WHICH EVENT WE MAY BE UNABLE TO FUND FURTHER RESEARCH AND DEVELOPMENT OF OUR TECHNOLOGIES OR CONTINUE TO CARRY ON DAY-TO-DAY OPERATIONS

            We have experienced net losses since our inception in April 1992 and on a consolidated basis with Medis El since 1997. There can be no assurance that we will ever achieve profitability if Medis El is unable to successfully develop and market one or more of its technologies or if they fail to achieve widespread acceptance. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of December 31, 1999, we had an accumulated deficit of approximately $23,615,000. We anticipate incurring substantial future losses until such time as:

o           Medis El successfully develops one or more of its technologies; and
o it enters into license, sales or joint venture agreements with third parties pursuant to which such third parties successfully commercialize, market and sell the developed products.

            We do not expect this to happen, if at all, until, at a minimum, 15 months from the date of this prospectus.

MEDIS EL'S TECHNOLOGIES, MANY OF WHICH ARE IN EARLY STAGES OF DEVELOPMENT, MAY NOT BE CAPABLE OF COMMERCIAL EXPLOITATION DUE TO CONCEPTUAL ERRORS OR TECHNOLOGICAL SETBACKS, WHICH WOULD PREVENT US FROM GENERATING REVENUES

            Developing a technology into a marketable product is a risky, time consuming and expensive process. You may anticipate that in seeking to develop our technologies, we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and the possibility of outright failure. Each of our development stage technologies and the further refinement of the CellScan are subject to these risks.

WE WILL BE UNABLE TO MARKET OR SELL ANY OF OUR TECHNOLOGIES IF WE ARE UNSUCCESSFUL IN ENTERING INTO ALLIANCES, JOINT VENTURES OR LICENSING AGREEMENTS WITH THIRD PARTIES.

            As we do not have nor do we intend to develop our own marketing capabilities, our ability to market and sell our technologies will depend entirely upon entering into alliances, joint ventures or licensing agreements with third parties possessing such capabilities. There can be no assurance that we will be successful in entering into such alliances, joint ventures or agreements, and failure would prevent us from marketing and selling our technologies if and when ready for commercial exploitation.

IF THE MARKET REJECTS THE USE OF OUR TECHNOLOGIES, MANY OF WHICH ARE UNFAMILIAR, WE WILL BE UNABLE TO GENERATE REVENUES

            We, together with Medis El, are developing products that represent alternatives to traditional products and methods, and as a result, our products may be slow to achieve, or may not achieve, market acceptance since potential customers may seek further validation of the efficiency and efficacy of the products before making an investment. This is particularly true where the technology underlying the product is untried and where implementation of the technology requires a significant capital commitment, such as with our reciprocating electrical machine and direct current regulating device.

OUR EFFORTS TO PROTECT MEDIS EL'S INTELLECTUAL PROPERTY MAY NOT OFFER SUFFICIENT PROTECTION, WHICH COULD HINDER OUR GROWTH AND SUCCESS

            We regard Medis El's patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. Medis El relies upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect its proprietary rights. Medis El owns, directly or indirectly through subsidiaries or companies in which it has an interest, patents for certain technologies and is currently applying for additional patents. There can be no assurance that Medis El will succeed in receiving patent and other proprietary protection in all markets it enters, or, if successful, that such protection will be sufficient. If Medis El successfully develops and markets any or all of its technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine Medis El's patent by challenging or copying its intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend Medis El's intellectual property against any challenges that may arise. However, an infringement action by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

CLAIMS BY THIRD PARTIES THAT OUR TECHNOLOGY INFRINGES UPON THEIR PATENTS MAY, IF SUCCESSFUL, PREVENT US FROM FURTHER DEVELOPING OR SELLING OUR TECHNOLOGIES

            Although we do not believe our business activities infringe upon the rights of others nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, WHICH WE HAVE NO ASSURANCE OF OBTAINING, WE MAY BE FORCED TO CURTAIL OUR RESEARCH AND DEVELOPMENT EFFORTS AND OUR OPERATIONS

            Our ability to sustain our research and development program and our ongoing survival may depend upon continuous outside funding of operations. As of February 1, 2000, we and Medis El had cash and cash equivalents of approximately $4,300,000, which we expect to be sufficient to support our activities for at least 12 months from such date after possible one-time charges such as the repurchase of a CellScan machine and purchase of additional shares of our non-wholly-owned subsidiaries. We have historically been a major source of funds for Medis El, having lent or invested in Medis El approximately $10,340,000 since its inception. There can be no assurance that we will have the required funds on hand or commitments for such funds to meet Medis El's future financial obligations, if necessary, or that a third party will be willing to make such funds available. Our and Medis El's failure to raise additional funds could require us to curtail development of one or more of our technologies. Furthermore, Medis El's failure to successfully develop or market its technologies may materially adversely affect its or our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of each of the technologies, or of the funds required to establish or otherwise procure adequate manufacturing capacity or to market the products on a worldwide basis. If available funds should prove insufficient, there can be no assurance that we or Medis El will be able to procure the required additional funding, which would curtail development of one or more of Medis El's technologies.

OUR ABILITY TO MARKET THE CELLSCAN MAY BE LIMITED BY UNITED STATES AND FOREIGN GOVERNMENT REGULATIONS AND WE MAY INCUR SUBSTANTIAL COSTS IN OBTAINING APPROVAL AND IN MAINTAINING COMPLIANCE WITH SUCH REGULATIONS

            We believe that we will be unable to market or sell the CellScan in the United States other than for limited research or investigational use, as defined in the FDA's regulations, unless and until the FDA has exempted the CellScan from its market clearance requirements or, if not so exempted, until the FDA either clears a notification under Section 510(k) of the Federal Food, Drug and Cosmetics Act or approves an application for premarket approval. We believe that FDA approval will require not less than 2 years and may require a substantially longer time to obtain either 510(k) clearance or premarket approval, which approval is uncertain and can be expensive to obtain. We do not intend to apply for such clearance or premarket approval ourselves. Rather, we expect our marketing partner or a purchaser of the technology to apply for, acquire and maintain regulatory compliance. However, we are required under our distribution arrangement with Medis El to fund up to $1,500,000 of the costs necessary to obtain regulatory approval, while Medis El would be required to fund the next $500,000 and provide to us an unsecured loan for the $500,000 after that. These costs to obtain the necessary FDA approval are not readily ascertainable. It is possible that neither we nor Medis El nor both of us will possess or be able to secure adequate resources to fund the FDA approval process.

            There can be no assurance that the CellScan, if and when submitted to the FDA, will ultimately receive clearance for use as a diagnostic device. Nations other than the United States have varying patterns of regulation governing the use of medical diagnostic devices, some of which require clearance or approval comparable to the regulatory pattern in the United States. In those jurisdictions where more than perfunctory clearance or approval is required, the CellScan will not be able to be marketed unless and until the required clearance or approval is obtained.

IF WE WERE TO LOSE MEMBERS OF OUR SENIOR MANAGEMENT AND COULD NOT FIND APPROPRIATE REPLACEMENTS IN A TIMELY MANNER, WE MAY HAVE DIFFICULTY SEEKING NEW PRODUCTS FOR DEVELOPMENT AND MARKETING SUCH PRODUCTS FOR COMMERCIAL EXPLOITATION

            Our and Medis El's success depends to a significant extent upon Zvi Rehavi and the scientists, engineers and technicians that seek out, recognize and develop Medis El's technologies and to a lesser extent on a number of management and technical personnel employed by Medis El. The loss of the services of Mr. Rehavi or any of Medis El's technical talent could have a material adverse effect on Medis El's ability to seek new products for development and market such products for commercial exploitation. Medis El possesses key-person life insurance of $245,000 on Mr. Rehavi. Although all of Medis El's employees are subject to employment agreements with Medis El, the majority of which are automatically renewable on an annual basis, either party may terminate such agreement upon notice to the other. The length of such notice varies depending upon the individual, from 30 days to 180 days in length. Our future success will depend to a great extent upon Medis El's and our continued ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense and we cannot assure investors that Medis El or we will be able to attract and/or retain such personnel.

WE MAY BE EXPOSED TO PRODUCT LIABILITY RISKS IF OUR TECHNOLOGIES ARE SUCCESSFULLY COMMERCIALIZED AND MARKETED, WHICH MAY CAUSE SUBSTANTIAL ADDITIONAL EXPENSE AND POSSIBLE ADVERSE PUBLICITY

            The sale of any of our products, especially the CellScan as a medical diagnostic device, in the marketplace may expose us to potential liability risks and adverse publicity with respect to such products. Although we have product liability insurance for the CellScan, there can be no assurance that a product liability claim would not exceed the amount of coverage under such insurance which could cause substantial additional out-of-pocket expense to defend against or to pay damages.

OUR RIGHT TO ISSUE PREFERRED STOCK MAY FACILITATE MANAGEMENT ENTRENCHMENT WHICH MAY DELAY, DEFER OR PREVENT A CHANGE IN OUR CONTROL, WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS

            Our board of directors has the authority to issue up to 10,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of these shares without approval of our shareholders. Any future issuance of shares of preferred stock could be employed by our present management to delay, defer or prevent a change in our control or to discourage bids for our common stock at a premium above its market price solely to retain their respective management positions, which may not be in the best interests of our stockholders, generally. We have no present plans to issue any shares of preferred stock.

THE LARGE AMOUNT OF ACQUIRED INTANGIBLE TECHNOLOGY ASSETS AND GOODWILL ON OUR BALANCE SHEET WILL BE CHARGED AS AN EXPENSE AGAINST FUTURE EARNINGS AND ADVERSELY AFFECT STOCKHOLDERS EQUITY, WHICH COULD CAUSE OUR STOCK PRICE TO DROP

            On December 15, 1997, we acquired the 40% share of Medis Inc. not owned by us for an aggregate purchase price of $13,125,000, of which $12,227,000 was allocated to acquired technology assets and goodwill. Additionally, our acquisition of shares of Medis El in the open market resulted in additional intangible assets and goodwill of $138,000 during 1999. At December 31, 1999, the unamortized balance of such technology assets and goodwill aggregated $7,242,000. Such balance will be charged to expense on a straight line basis over the remaining useful lives of such assets, which is approximately three years. Such expense and the consequent adverse effect on our stockholders' equity may have a material adverse effect on our stock price.

            Additionally, upon the successful completion of this exchange offer, we will acquire either an additional 16% interest in Medis El, if 80% of Medis El shares are tendered, or 36% interest in Medis El, if 100% of Medis El shares are tendered. Consequently, based on Medis El's stock price on February 29,

2000, we estimate that we will acquire technology assets and goodwill aggregating $41,857,000 if 80% of Medis El shares are tendered and technology assets and goodwill aggregating $93,284,000 if 100% of Medis El shares are tendered. Acquired technology assets, which relate to the CellScan technology, will be charged to expense over its remaining useful life at the date of acquisition, which is approximately three years as of December 31, 1999. Goodwill acquired in this exchange offer will be charged to expense over its useful life of five years. Additional charges to expense relating to these assets may have the same effect on our stock price as discussed above.

RISKS ASSOCIATED WITH FOREIGN COUNTRIES

HOSTILITIES WITH NEIGHBORING COUNTRIES OR THE INTERRUPTION OR CURTAILMENT OF TRADE BETWEEN ISRAEL AND ANY OF ITS TRADING PARTNERS COULD MATERIALLY ADVERSELY AFFECT MEDIS EL'S ABILITY TO COMPLETE EACH TECHNOLOGY'S DEVELOPMENT OR ITS ABILITY TO SUPPLY JOINT VENTURE PARTNERS OR LICENSEES

            Medis El's offices and most of its manufacturing, research and development facilities are located in the State of Israel. Medis El and consequently we are directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and the United States or Israel and Europe could have a material adverse effect on Medis El's ability to complete the development of any of the technologies or its ability to supply the technology to development partners or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which Medis El has strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 44 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of Medis El's employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

            In addition, high inflation and the devaluation of Israel's currency, the New Israeli Shekel, compared to the U.S. dollar may have a negative impact on Medis El's NIS-based obligations over time upon substantial price increases caused by inflation.

RUSSIA'S POLITICAL AND ECONOMIC INSTABILITY COULD MATERIALLY ADVERSELY AFFECT MEDIS EL'S ABILITY TO COMPLETE DEVELOPMENT OF THE TOROIDAL ENGINE AND TOROIDAL COMPRESSOR

            The development of the toroidal engine and compressor are taking place in Russia. Russia has experienced and is continuing to experience both political and economic instability, including, recently, the sudden resignation of President Boris Yeltsin and subsequent ascension of Vladimir Putin to such position, the successive turnover of persons holding the positions of prime minister and other upper level government ministers, the devaluation of the ruble and problems affecting the bailout of Russia's economy by the International Monetary Fund. In addition, recent terrorist bombings in populated areas and armed conflicts involving separatist groups in Chechnya and elsewhere in the former Soviet Empire has resulted in widespread demands for the return to a more autocratic government structure. We are unable to assess what impact, if any, these factors may have upon the continued development of the toroidal engine and compressor.

IT MAY BE DIFFICULT TO SERVE PROCESS ON OR ENFORCE A JUDGMENT AGAINST OUR ISRAELI OFFICERS AND DIRECTORS, MAKING IT DIFFICULT TO BRING A SUCCESSFUL LAWSUIT AGAINST US, MEDIS EL OR OUR OFFICERS AND DIRECTORS, INDIVIDUALLY OR IN THE AGGREGATE

            Service of process upon our and Medis El's directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against Medis El may not be collectible within the United States to the extent Medis El's assets are located outside the United States. This could limit the ability of our stockholders to sue us or Medis El based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

o due service of process has been effected and the defendant was given a reasonable opportunity to defend;
o the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel and such judgment is not contrary to public policy, security or sovereignty of the State of Israel;
o such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and
o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

            Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

MEDIS EL SHAREHOLDERS NOT VOLUNTARILY TENDERING THEIR SHARES MAY, UNDER CERTAIN CIRCUMSTANCES, BE REQUIRED TO TENDER THEIR SHARES, WITH THE ONLY RECOURSE AVAILABLE BEING AN ACTION BROUGHT IN THE ISRAELI COURT SYSTEM TO DETERMINE THE FAIR VALUE OF THE CONSIDERATION GIVEN FOR SUCH SHARES

            Israeli law provides that if enough shareholders tender so that we, immediately prior to the closing of this exchange offer, would own more than 95% of Medis El's ordinary shares, all of Medis El's shareholders not tendering their shares shall be required to tender. The only remedy such shareholders' would have is to apply to the Israeli court system to determine whether the consideration we offered for Medis El's ordinary shares is less than fair value, which could be inconvenient or difficult to commence for a non-Israeli shareholder and may be prohibitively expensive.

IF AN ISRAELI COURT DETERMINES THAT OUR CONSIDERATION FOR EACH SHARE TENDERED IS LESS THAN FAIR VALUE, WE MAY BE REQUIRED TO ISSUE ADDITIONAL SHARES, WHICH WOULD CAUSE OUR STOCKHOLDERS TO INCUR IMMEDIATE DILUTION IN FUTURE EARNINGS PER SHARE

            If a shareholder petitions an Israeli court to determine the fair value of a Medis El ordinary share, and such court determines that 1.37 shares of our common stock for each Medis El share is less than fair value, we will be required to issue such number of additional shares of our stock to all of Medis El's shareholders as would equal the difference between the fair value of each ordinary share as determined by the court and the value of 1.37 of our shares. The issuance of such additional shares of our common stock may cause our stockholders to incur immediate dilution in future earnings per share, if any.

RISKS RELATED TO THIS OFFERING

OUR CURRENT STOCKHOLDERS WILL CONTINUE TO CONTROL OUR AFFAIRS, WHICH MAY PRECLUDE OTHER STOCKHOLDERS FROM INFLUENCING OUR CORPORATE DECISIONS

            Upon completion of this exchange offer, our five largest current stockholders, which includes some of our officers and directors and a corporation controlled by such officers and directors, collectively, will beneficially own approximately 43% of the then issued and outstanding shares of our common stock. These stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions.

WE INTEND TO RETAIN ALL OF OUR FUTURE EARNINGS, IF ANY, FOR USE IN OUR BUSINESS OPERATIONS AND DO NOT EXPECT TO PAY DIVIDENDS TO OUR SHAREHOLDERS

            We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends until such time as we are profitable, which we estimate to be, at a minimum, fifteen months from the date of this prospectus. Our board presently intends to retain all earnings, if any, for use in our business operations.

IF WE ARE UNABLE TO DEVELOP A PUBLIC MARKET FOR OUR SHARES, OUR STOCKHOLDERS MAY HAVE DIFFICULTY SELLING OR TRADING OUR COMMON STOCK

            Prior to this offering, there has been no public market for our common stock, and there can be no assurance that such a market will develop at the conclusion of this offering or, if such a market should develop, that it will be sustained. Even though we believe our strategies, successes and failures parallel those of Medis El, the historical market for Medis El's ordinary shares may not be indicative of the future market for our common stock. The lack of a sustainable trading market may make it difficult for our stockholders to sell or otherwise trade their common stock.

OUR INABILITY TO ACHIEVE A NASDAQ LISTING FOR OUR COMMON STOCK COULD ADVERSELY AFFECT BOTH THEIR LIQUIDITY AND MARKET PRICE

            If we do not satisfy the initial listing requirements of the Nasdaq SmallCap Market, we expect our common stock to be traded in the over-the-counter market. We anticipate that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market, as well as in the NQB Pink Sheets. The liquidity and prices of our securities may be adversely affected if our common stock is quoted on the OTC Bulletin Board and the NQB Pink Sheets instead of the Nasdaq SmallCap Market.

FAILURE TO LIST OUR COMMON STOCK ON THE NASDAQ SMALLCAP MARKET WOULD SUBJECT US TO THE SEC'S "PENNY STOCK RULES" IF OUR COMMON STOCK FALLS BELOW $5.00 PER SHARE, WHICH MAY DISCOURAGE BROKER-DEALERS FROM EFFECTING TRANSACTIONS IN OUR COMMON STOCK

            If we are unable to list our common stock on the Nasdaq SmallCap Market upon the completion of this exchange offer and the trading price of our common stock were to fall below $5.00 per share, trading in our securities would be subject to the requirements of the SEC's penny stock rules. These rules require the delivery prior to any penny stock transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, which are generally defined as institutions or an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.

WE SHORTLY INTEND TO REGISTER ALL OF OUR SHARES OF COMMON STOCK UNDERLYING OUTSTANDING OPTIONS AND WARRANTS, AS WELL AS A SIGNIFICANT NUMBER OF OUR CURRENTLY OUTSTANDING SHARES OF COMMON STOCK TO PERMIT THEIR OFFER AND SALE BY THEIR RESPECTIVE OWNERS UPON THE CLOSING OF, AND PROMPTLY AFTER THE CLOSING OF, THIS EXCHANGE OFFER, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR PUBLICLY TRADED COMMON STOCK

            We intend to file a registration statement covering approximately 9,200,000 shares of our common stock for the respective accounts of certain of our current stockholders, including certain of our officers and directors and their affiliates, which, when declared effective, will permit such persons to publicly offer all or lesser portions of such shares for public sale.

            We also intend to file an additional registration statement covering shares of stock issuable upon exercises of options granted under our stock option plan promptly after the closing of this exchange offer. Based on the number of outstanding options as of the date of this prospectus, subsequent to the successful completion of this exchange offer, we expect the number of such shares to approximate 900,000, which number includes options to be issued to Medis El option holders at an exchange rate of 1.37 subsequent to the successful completion of this exchange offer.

            Future sales of substantial amounts of our common stock in the public market, or even the ability of our stockholders to sell substantial amounts of stock, could adversely affect the market price for our common stock and could impair our future ability to raise capital through the sale of our equity securities.

WE INTEND, IF THIS EXCHANGE OFFER IS SUCCESSFUL, TO DELIST MEDIS EL FROM THE NASDAQ SMALLCAP MARKET, IN WHICH CASE MEDIS EL'S SHAREHOLDERS WHO DO NOT TENDER THEIR SHARES WILL LIKELY FIND IT DIFFICULT TO DISPOSE OF, OR TO OBTAIN QUOTATIONS AS TO THE PRICE OF, MEDIS EL'S ORDINARY SHARES

            The successful completion of this exchange offer will reduce the number of holders of Medis

El's ordinary shares and the number of such shares that might otherwise trade publicly, and will adversely affect the liquidity and market value of the remaining shares held by the public. We intend, after the successful completion of this exchange offer, to delist Medis El's ordinary shares from the Nasdaq SmallCap Market. In such event, Medis El's non-tendering shareholders would likely find it more difficult to dispose of, or to obtain quotations, as to the price of Medis El's ordinary shares.

OUR LARGE NUMBER OF WARRANTS AND OPTIONS OUTSTANDING, IF EXERCISED, AND FUTURE SALES, IF ANY, OF OUR EQUITY SECURITIES WILL CAUSE OUR INVESTORS TO INCUR IMMEDIATE DILUTION IN FUTURE EARNINGS PER SHARE, IF ANY, AND IN EACH NON-EXERCISING STOCKHOLDER'S PERCENTAGE OWNERSHIP OF OUR STOCK

            Upon the completion of this exchange offer and the concurrent exchange in accordance with the exchange ratio of options to acquire our common stock for those covering Medis El ordinary shares, we will have warrants and options outstanding to purchase approximately 2,565,420 shares of our common stock which, if exercised, will cause our stockholders to incur substantial dilution in future earnings per share, if any, and in our non-exercising stockholders' percentage ownership of such common stock. Additionally, future sales of our equity, if any, will also cause our stockholders to incur substantial dilution in future earnings per share, if any, and in their respective percentage ownership of our stock.

NON-UNITED STATES CITIZENS EXCHANGING THEIR ORDINARY SHARES FOR OUR SHARES OF COMMON STOCK MAY CAUSE SUCH HOLDERS OF ORDINARY SHARES ADVERSE TAX CONSEQUENCES.

            We have not included in this prospectus a discussion of the tax consequences that may affect non-U.S. Medis El shareholders upon the exchange of their Medis El ordinary shares for shares of our common stock. Tendering Medis El ordinary shares in this exchange offer may cause the holders of such shares adverse tax consequences. We advise each of Medis El's shareholders to consult such holder's own tax advisor as to the specific tax consequences of this exchange offer to such holder.

FORWARD LOOKING STATEMENTS FOUND IN THIS PROSPECTUS MAY NOT BE ACCURATE INDICATORS OF OUR FUTURE PERFORMANCE

            This prospectus contains certain forward-looking statements and information relating to Medis Technologies Ltd. and Medis El Ltd. We identify forward-looking statements in this prospectus using words such as the following and other similar statements:

             "believes"        "intends"          "plans"             "expects"
             "predicts"        "may"              "will"              "would"
             "should"          "contemplates"     "anticipates"

            These statements are based on our beliefs as well as assumptions we made using information currently available to us by Medis El and others. Because these statements reflect our current views concerning future events as they relate to us and Medis El, these statements involve certain risks, uncertainties and assumptions which may be significantly more adverse than the results or expectations discussed in the forward-looking statements.

                         DETERMINATION OF EXCHANGE RATIO

            The determination of the exchange ratio was arrived at in a series of meetings and telephonic discussions among:

o Robert K. Lifton, our chairman and chief executive officer, who is also Medis El's chairman;
o Howard Weingrow, our president, treasurer and a director, who is also a director of Medis El; and
o Jacob Weiss, the corporate vice president and general counsel of Israel Aircraft Industries Ltd., our single largest stockholder, which is also an approximately 12% shareholder of Medis El. Mr. Weiss is also a director of both us and Medis El.

            In determining the exchange ratio, we considered the use of conventional valuation criteria such as comparable company analysis, comparable market price analysis and comparable book value analysis, but concluded that the use of these modalities would be inappropriate. We do not believe that there are any comparable companies to either Medis Technologies or Medis El and since we were not a public company, a comparable market price analysis would have been inappropriate. A comparative book value analysis at March 31, 1999 reflected $3,369,000 for Medis El and $3,112,000 for us after eliminating our equity interest in Medis El, yielding a ratio of 1.08 to 1.00. We did not believe, however, that such a comparison was appropriate because it did not take into account the value of the shares of Medis El owned by us. Furthermore, other conventional valuation criteria such as comparing discounted cash flow were believed to be inappropriate given that both we and Medis El had negligible current cash flow and future cash flows could not reasonably be estimated from operations.

            Instead, we based our determination of the exchange ratio upon the assumption that the value of our business can be indirectly derived from the market value of Medis El's stock, which we presumed reflected the market's perception of the value of Medis El's technologies.

            We assumed in determining the value of our business that the CellScan, being the most commercially advanced of Medis El's technologies, and upon which Medis El had spent the most money to develop, represented 75% of Medis El's total market value. Medis El's market capitalization at that time was approximately $72,000,000, based upon a then $7.00 per share market price. The CellScan therefore represented $54,000,000 of the then market value of Medis El. We then sought to value our U.S. distribution rights to the CellScan technology. Based on:

o our understanding of the industry for the closest comparable technologies to the CellScan such as flow cytometer, we believed that the U.S. would represent approximately 50% of the potential world market for the CellScan; and
o our expectations in accordance with our distribution agreement that our distribution relationship with Medis El would result in a profit equal to 50% of the manufacturer's net profit upon each sale of a CellScan and a test kit, we valued the distribution rights as equal to 25% of the total value of the CellScan technology. Based upon such valuation, we concluded the then value of our distribution rights to the CellScan technology to be $13,500,000.

            We then sought to value our agency rights to our stirling cycle linear technology. We assumed that based on the linear technology's proximity to commercialization and sums spent for development thus far, this technology should be valued at 10% of Medis El's market capitalization of $72,000,000, or

$7,200,000. Using 10% as a starting point, which represents our agency fees upon the sale of a finished product pursuant to our exclusive agency agreement with Medis El, we arbitrarily valued the agency rights, net of anticipated costs such as:

o           developing and implementing marketing campaigns;
o locating potential licensees and coordinating the preparation and negotiation of licensing arrangements; and
o maintaining sufficient facilities and staff to implement the terms of the agency,

as equal to 8% of the total value of the linear technology. Based upon such valuation, we concluded the then value of our agency rights to the stirling cycle linear technology to be approximately $576,000.

            Therefore, the value we attributed to our business based on our distribution and agency rights was $14,076,000. We then added the value of our ownership in Medis El to our business value, which was obtained by taking 6,643,000, the number of Medis El's ordinary shares we owned, and multiplying that number by Medis El's per share market price at that time of $7.00, giving a market value to our ownership of Medis El at $46,501,000. We then added the market value of our ownership in Medis El to the value of our assumed distribution and agency rights, resulting in an assumed business value of $60,577,000.

            We then arbitrarily reduced our assumed business value by $2,500,000 to $58,077,000, to reflect the following considerations:

o the fact that Medis El's cash position at March 31, 1999 exceeded our cash position by approximately $1,745,000; and
o the fact that we are required to contribute $1,500,000 towards the cost of applying for regulatory clearance pursuant to our distribution rights agreement.

            Dividing such value by our then outstanding 9,900,000 shares, we arrived at a per share value of $5.87 per share of our common stock.

            We then calculated an initial exchange ratio by dividing Medis El's then market price, $7.00, by $5.87, yielding an exchange ratio of 1.19.

            We presented all of these factors to Israel Aircraft, who expressed the view that the values we assigned to our business should be reduced, which consequently would increase the number of our shares to be offered for each Medis El share tendered and, in particular, increase the number of our shares to be issued to Israel Aircraft. Based on these discussions with Israel Aircraft, we then arbitrarily lowered the value of our business to $50,501,000, which raised the proposed exchange ratio to 1.37 shares of our common stock for each ordinary share of Medis El tendered. Medis El shareholders would therefore receive more of our shares for each Medis El share tendered which would make our offer more attractive to Medis El shareholders.

            Upon the conclusion of these discussions, the feasibility of the exchange offer compared to other alternatives, such as merging Medis El into a U.S. company created for such purpose and then doing an initial public offering, and the proposed exchange ratio were presented to the other members of our board of directors, who are also members of Medis El's board of directors. The full board of directors reviewed the feasibility of the exchange offer and the determination of the proposed exchange ratio and determined:

o the exchange offer to be the most feasible alternative based on cost factors, timing and Israeli law issues; and

o           the determination of the exchange ratio to be fair and equitable.

            Based upon Israel Aircraft's key role in the discussions, we believe that it will tender its Medis El ordinary shares, although Israel Aircraft made no binding commitment to such effect.

            While we attempted to be both objective and fair in placing a value on Medis El's technologies and our distribution and agency rights with respect to such technologies, we did not use conventional means of valuation modalities. Further, because of the overlapping nature of both boards, the negotiations to establish the exchange ratio must be viewed as non-arms-length. Consequently, the exchange ratio may be deemed to have been arbitrarily determined. We did not obtain an opinion from an investment banker concerning the fairness from a financial point of view of the terms of this exchange offer from the perspective of a Medis El shareholder nor did we or Medis El appoint and fund a special committee of our board to help determine the exchange ratio, as we had limited funds available to implement this exchange offer and the sums needed for such purposes, in our judgment, were better spent on our operations. The board of directors of Medis El, which is the same as our board of directors, is not making a recommendation as to whether or not to accept this exchange offer in view of the non-arms- length nature of this transaction. You, as a Medis El shareholder, should make your own determination based upon your own investment objectives, following careful consideration of the information contained in this prospectus.

            As a result of this transaction, the respective equity interests of Messrs. Lifton and Weingrow and Israel Aircraft in Medis Technologies will be reduced and the respective equity interests of Messrs. Weiss, Eiran and Nahmoni in Medis Technologies will increase from no interest to less than 1%. For a table setting forth the exact number and percentage of shares owned by our officers, directors and affiliates prior to and upon completion of this exchange offer, please see the section of this prospectus entitled "Principal Stockholders."

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

            We are offering to exchange 1.37 of our shares of common stock for each properly tendered Medis El ordinary share. Only whole shares of our common stock will be issued in exchange for Medis El ordinary shares. If any fractional share is called for upon the exchange of any Medis El ordinary share, such fractional share shall be rounded up or down to the nearest whole number, or to the higher whole number if exactly one-half share. We will not issue certificates or scrip representing fractional shares of our common stock.

            As of the date of this prospectus, Medis El had 10,662,840 ordinary shares outstanding. As of the same date, we beneficially owned 6,794,430, or approximately 64%, of such ordinary shares. We intend to offer our shares in this exchange through Medis Inc., our wholly-owned subsidiary. All Medis El ordinary shares tendered in this exchange will be acquired by and held by Medis Inc.

            If all outstanding Medis El ordinary shares not currently beneficially owned by us are exchanged pursuant to this exchange offer, approximately 5,299,722 shares of our common stock will be exchanged for a maximum of 3,868,410 of Medis El's ordinary shares outstanding, based upon the number of Medis El ordinary shares outstanding as of the date of this prospectus.

PURPOSE OF THE EXCHANGE OFFER

            Our board of directors determined to increase our ownership of Medis El after Medis El's acquisitions in September and October 1998 of the technologies underlying the fuel cells and toroidal engine and compressor and the granting of patents in September 1998 for the direct current regulating device. We then concluded that a publicly-held American corporation with a readily understandable and familiar capital and corporate governance structure, which has distribution and commercialization rights to, and ownership of, the technologies, will enhance our ability to serve as an effective financing vehicle for the technologies' further development. Moreover, we concluded, based upon our discussions with potential and existing investors, that such persons prefer investing in American companies over Israeli companies.

            After we determined to become a publicly held company, and following discussions with counsel in the course of which we explored alternative acquisition mechanisms with differing corporate law and tax ramifications, we concluded on or about April 1999 that an exchange offer would be the most feasible manner to effect our plan and began negotiating the exchange ratio with Israel Aircraft and the process to effect the exchange.

ACCEPTANCE OF MEDIS EL SHARES

            This offering is conditioned upon:

o the exchange of at least 1,735,842 of Medis El's ordinary shares so that we beneficially own at least 80% of such shares; and

o our common stock being registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Furthermore, under Israeli law, if enough Medis El shareholders tender so that, immediately prior to the closing of this exchange offer and prior to our delivery to tendering shareholders of our shares, we would beneficially own more than 90% but no more than 95% of Medis El's ordinary shares, we will be required to return such number of shares, on a pro rata basis to all tendering shareholders, so that we would beneficially own 90% of such shares. If, however, enough Medis El shareholders tender so that, upon acceptance of such shares, we would beneficially own more than 95% of Medis El's ordinary shares, Medis El shareholders not voluntarily tendering will be required to tender their shares and accept our consideration for such shares, with the only remedy being an appraisal action in the Israeli court system.

PROCEDURES FOR TENDERING MEDIS EL SHARES

            This prospectus, the letter of transmittal and other relevant materials will be mailed to registered Medis El shareholders and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Medis El's shareholder list kept with American Stock Transfer and Trust Company, its transfer agent, or, if applicable, who are listed as participants in a clearing agency's security position listing.

            Only a registered Medis El shareholder may tender his or her shares in this exchange offer. To tender, a shareholder must complete, sign and date the letter of transmittal accompanying this prospectus, guarantee the signatures if required, and mail or otherwise deliver the letter of transmittal to American Stock Transfer and Trust Company, our exchange agent, prior to the expiration date. In addition, either:

o certificates for such Medis El shares must be received by the exchange agent along with the properly completed and duly executed letter of transmittal and any other required documents;
o a timely confirmation of a book-entry transfer of such Medis El shares, if such procedure is available, into the exchange agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, together with the letter of transmittal or a properly transmitted agent's message, as described below, must be received by the exchange agent prior to the expiration date; or
o the holder must comply with the guaranteed delivery procedures described below.

Each tender will constitute an agreement between such tendering shareholder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

            We shall be deemed to have accepted validly tendered Medis El ordinary shares when, as and if we have given oral or written notice of such to the exchange agent. The exchange agent will act as agent for the tendering holders of Medis El ordinary shares for the purposes of:

o           receiving our common stock from us; and
o           transmitting such common stock to tendering shareholders.

Under no circumstances will interest be paid by us by reason of any delay in making such exchange.

            The method of delivery of Medis El ordinary shares, the letter of transmittal and all other required documents to the exchange agent, or delivery through the book entry transfer facility, is at the election and risk of the holder. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. Delivery will be deemed made only when actually received by the exchange agent. No letter of transmittal or certificate representing Medis El ordinary shares should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect the above transactions on your behalf.

            If your Medis El ordinary shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such shares in this exchange offer, you should:

o contact such registered holder promptly and instruct such registered holder to tender on your behalf; or
o prior to your completing and executing the letter of transmittal and delivering your Medis El shares, either make appropriate arrangements to register ownership of such Medis El shares in your name or obtain a properly completed stock power from the registered holder.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. You are advised to allow for sufficient time to make all appropriate arrangements.

      SIGNATURES

            Signatures on a letter of transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the tendered Medis El ordinary shares are tendered:

o by a registered shareholder who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or
o for the account of an institution listed above that may guarantee a letter of transmittal.

            If the letter of transmittal is signed by a person other than the registered shareholder, such shares must be endorsed or accompanied by a properly completed stock power, properly signed by the registered shareholder.

            If the letter of transmittal or any shares or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      AUTOMATED TENDER OFFER PROGRAM

            American Stock Transfer and Trust Company and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender your ordinary shares. Accordingly, participants in such program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of this exchange offer by causing DTC to transfer the shares to the exchange agent in accordance with DTC's program procedures for transfer. DTC will then send an agent's message, as defined below, to the exchange agent.

            The term "agent's message," as used above, means a message transmitted by DTC, received by the exchange agent prior to the expiration date and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in the DTC program that such participant is tendering Medis El ordinary shares which are the subject of such book entry confirmation, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that the agreement may be enforced against such participant.

            All questions as to the validity, form, eligibility, including time of receipt, and acceptance of tendered Medis El ordinary shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all shares not properly tendered or any shares our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular shares. Our interpretation of the terms and conditions of the exchange offer and the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Medis El shares must be cured within such time as we shall determine. Although we intend to notify Medis El shareholders of any defects or irregularities with respect to their respective tenders of Medis El shares, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Medis El's ordinary shares will not be deemed to have been made until such defects or irregularities have been cured or waived.

            While we have no present plan to acquire any Medis El shares which are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Medis El shares that remain outstanding subsequent to the expiration date or to terminate this exchange offer and, to the extent permitted by applicable law, purchase Medis El shares in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

EXPIRATION DATE; EXTENSION; AMENDMENTS

            The expiration date shall be 5:00 p.m., New York City time, on May 22, 2000 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend this exchange offer.

            We reserve the right, in our sole discretion:

o           to delay accepting any Medis El shares;
o           to extend the exchange offer; or
o           to terminate this exchange offer,

by giving notice of such delay, extension or termination to the exchange agent. Any such delay, extension or termination will be followed by our notification to the exchange agent and registered Medis El shareholders of any delay, extension or termination, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If the exchange offer is amended in a manner determined by us to constitute a material change, we will distribute a prospectus supplement with such amendment, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, applicable securities laws, and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, and subject to applicable law, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

RETURN OF MEDIS EL SHARES

            If:

o less than 1,735,842 of Medis El's ordinary shares are tendered in this exchange;
o we do not accept tendered Medis El ordinary shares for any valid reason pursuant to the terms and conditions of this exchange offer; or
o we are required to return tendered shares, on a pro rata basis, as discussed above,

certificates for such tendered shares will be returned without expense to the tendering shareholder, or, in the case of shares tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such shares will be credited to an account maintained with DTC as promptly as practicable.

BOOK-ENTRY TRANSFER

            The exchange agent will make, within two business days after the date of this prospectus, a request to establish an account with respect to Medis El shares at DTC, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Medis El shares by causing DTC to transfer such Medis El shares into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Medis El shares may be effected through book-entry transfer at DTC, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

            Medis El shareholders who wish to tender their shares and whose shares are not immediately available or who cannot deliver their shares, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may nonetheless effect a tender of their ordinary shares if:

o the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal;
o prior to the expiration date, the exchange agent receives from any of the above such institutions a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us setting forth:

            o            the name and address of the shareholder;
            o            the certificate number(s) of such shares; and
            o            the aggregate number of shares tendered,

            stating that such holder is tendering his or her shares and guaranteeing that, within five business days after the expiration date, the letter of transmittal together with the certificate(s) representing the shares in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by any of the above institutions with the exchange agent, or the exchange agent receives a properly transmitted message from DTC regarding the acknowledgment by such shareholder of certain conditions of tendering; and
o such properly executed letter of transmittal or a properly transmitted agent's message, as well as the certificate(s) representing all tendered shares in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, are received by the exchange agent within five business days after the expiration date.

            Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your shares according to the guaranteed delivery procedures set forth above.

WITHDRAWAL RIGHTS

            You may withdraw your tendered Medis El ordinary shares prior to the expiration date of this exchange offer upon submitting to the exchange agent a written notice of withdrawal specifying your name, the number and amount of securities withdrawn and the name or names in which the securities are so registered, if registered in a name other than the tendering security holder.

            The signature(s) on the notice of withdrawal must be guaranteed pursuant to the same guarantee procedures for letters of transmittal as set forth above in "Procedures for Tendering Medis El Shares," unless such shares have been tendered for the account of an eligible institution listed in such section.

            If Medis El ordinary shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn ordinary shares and must otherwise comply with such book-entry transfer facility's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the ordinary shares withdrawn must also be furnished to the exchange agent prior to the physical release of such certificates.

            All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any ordinary shares properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, withdrawn ordinary shares may be retendered by following one of the procedures described in this prospectus at any time prior to the expiration date.

ACCEPTANCE OF MEDIS EL SHARES AND DELIVERY OF COMMON STOCK

            Our common stock issued pursuant to this exchange offer will be delivered to Medis El shareholders who properly tendered their ordinary shares on the earliest practicable date following the expiration date, assuming all conditions to this exchange offer have been satisfied or waived.

EXCHANGE AGENT

            American Stock Transfer & Trust Company has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to American Stock Transfer and Trust Company addressed as follows:

40 Wall Street
New York, NY 10005
Telephone Number:  (800) 937-5449 ext. 6820
By Facsimile Transmission:  (718) 236-4588

FEES AND EXPENSES

            We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our and our affiliates' officers and regular employees.

            American Stock Transfer & Trust Company, as exchange agent, will receive reasonable and customary compensation for its services and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws. We will not pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of shares pursuant to this exchange offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for reasonable expenses incurred by them in forwarding material to their customers.

            The cash expenses to be incurred in connection with this exchange offer will be paid by us and are estimated in the aggregate to be approximately $535,000. Such expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

            We will pay all transfer taxes, if any, which are not based on income, applicable to the exchange of Medis El's ordinary shares pursuant to this exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of Medis El's ordinary shares pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered shareholder or any other persons, will be payable by the tendering shareholder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering shareholder.

            Participation in this exchange offer is voluntary. Medis El shareholders are urged to consult their financial and tax advisors in making their own decisions on what action to take.

                                DIVIDEND POLICY

            Neither we nor Medis El have paid dividends on our capital stock to date. Our payment of future dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any such dividends will be within the discretion of our board of directors. Our board presently intends to retain all earnings, if any, for use in our business operations. Accordingly, we do not anticipate declaring any dividends in the foreseeable future.

                         PRICE RANGE OF OUR COMMON STOCK

            We do not have an established public trading market for our common stock. We are therefore unable to estimate the price of our stock if and when it is listed on the Nasdaq SmallCap Market upon which we have applied for listing subject to the successful completion of this exchange offer. Whether we own all or less than all of Medis El's ordinary shares, the historical market for Medis El's ordinary shares may not be indicative of the future market for our common stock.

            In order for our common stock to qualify for initial quotation on the Nasdaq SmallCap Market, we, among other things, must have:

o at least $4,000,000 in net tangible assets, a $50,000,000 market capitalization or $750,000 in net income in the latest fiscal year or two of the last three fiscal years; and
o           $5,000,000 in market value of our public float; and
o           a minimum bid price of $4.00 per share.

            We currently satisfy the net tangible asset requirement and expect to satisfy the remaining initial listing requirements upon the successful completion of this exchange offer.

            For continued listing we, among other things, must have either:

o at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or $500,000 in net income in the latest fiscal year or two of the last three fiscal years; and
o           $1,000,000 in market value of our public float; and
o           a minimum bid price of $1.00 per share.

            If we are unable to satisfy the Nasdaq SmallCap Market's maintenance criteria in the future, our common stock may be delisted from the Nasdaq SmallCap Market. As a consequence of such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain quotations as to, our common stock.

                    PRICE RANGE OF MEDIS EL'S ORDINARY SHARES

            Medis El's ordinary shares have traded on the Nasdaq SmallCap Market under the symbol MDSLF since the effective date of its initial public offering on December 21, 1993. The closing high and low sales prices of its ordinary shares, as reported by Nasdaq, for the quarters indicated are as follows:

                             QUARTER ENDED                     HIGH         LOW
                             -------------                     ----         ---
            June 30, 1997.................................     6.750       5.000
            September 30, 1997............................     8.150       5.250
            December 31, 1997.............................     7.000       4.750

            March 31, 1998................................     9.250       5.000
            June 30, 1998.................................     9.050       6.563
            September 30, 1998............................     7.438       3.875
            December 31, 1998.............................     8.125       3.875

            March 31, 1999................................     8.000       6.000
            June 30, 1999.................................     7.500       6.125
            September 30, 1999............................     7.688       6.000
            December 31, 1999.............................     7.000       5.188

            March 31, 2000................................    40.000       5.750

            As of February 1, 2000, there were 74 record holders and approximately 645 beneficial owners of Medis El's ordinary shares. Based upon information furnished by American Stock Transfer and Trust Company, the transfer agent of Medis El's ordinary shares, we believe that, as of such date, approximately 83% of Medis El's ordinary shares were held by at least 510 beneficial holders who are United States shareholders, which percentage includes our shareholdings. The closing sale price of Medis El's ordinary shares on April 21, 2000, the last full trading day before we announced this exchange offer, was $20.00 per share.

            Following the successful completion of this exchange offer, we intend to terminate registration under the Exchange Act upon application to the SEC and delist Medis El's ordinary shares from the Nasdaq SmallCap Market. Termination of registration of Medis El's ordinary shares under the Exchange Act would reduce the information required to be furnished by Medis El to its shareholders, the SEC and the public and would make certain provisions of the Exchange Act, such as filing an annual report, no longer applicable. Upon delisting, Medis El's shareholders who have not exchanged their shares would likely find it more difficult to dispose of, or to obtain quotations, as to the price of such shares. It is possible that Medis El's ordinary shares would be traded in the over-the-counter market or by other sources. The extent of the public market for Medis El's ordinary shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the termination of registration of Medis El's ordinary shares under the Exchange Act and other factors.

                                 CAPITALIZATION

            The following table sets forth our capitalization as of December 31, 1999 and as adjusted to give effect to (1) the issuance of 2,378,104 shares of our common stock assuming our acquisition of 80% of the outstanding shares of Medis El pursuant to this exchange offer or (2) the issuance of 5,299,722 shares of our common stock assuming our acquisition of 100% of the outstanding shares of Medis El pursuant to this exchange offer. This table should be read in conjunction with our consolidated financial statements and the notes to such statements and the other financial information included elsewhere in this prospectus.

                                                                      DECEMBER 31, 1999
                                                        ------------------------------------------------
                                                            ACTUAL      AS ADJUSTED (1)  AS ADJUSTED (2)
                                                        -------------   ---------------  ---------------
Short term borrowings                                   $      86,000    $      86,000    $      86,000
                                                        =============    =============    =============
Long term debt-excluding current maturities             $      11,000    $      11,000    $      11,000
Minority interest in subsidiary                               627,000          344,000               --
Stockholders' equity:
   Common Stock, $.01 par value shares authorized;
     issued and outstanding: 9,988,619 shares actual;
     12,366,723 and 15,288,341 shares as adjusted             100,000          124,000          153,000
Additional paid in capital                                 32,450,000       74,737,000      126,689,000
Accumulated deficit                                       (23,615,000)     (23,786,000)     (23,996,000)
                                                        -------------    -------------    -------------
Deferred compensation                                        (374,000)        (374,000)        (374,000)
    Total stockholders' equity                              8,561,000       50,701,000      102,472,000
                                                        -------------    -------------    -------------
Total capitalization                                    $   9,199,000    $  51,056,000    $ 102,483,000
                                                        =============    =============    =============

                      SELECTED CONSOLIDATED FINANCIAL DATA

            The selected consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1997, 1998, and 1999 and the selected consolidated balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus. Such consolidated financial statements include the financial statements of Medis Inc. and Medis El beginning on December 15, 1997. Prior to that date, our investment in Medis Inc. and Medis El had been accounted for using the equity method of accounting. The historical results are not necessarily indicative of results to be expected for any future period. The data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------------------------
                                                            1995            1996            1997            1998            1999
                                                       ------------    ------------    ------------    ------------    ------------
Revenues                                               $         --    $         --    $         --    $      8,000    $         --
Cost of sales                                                    --              --              --           3,000              --
                                                       ------------    ------------    ------------    ------------    ------------
Gross profit                                                     --              --              --           5,000              --
Operating expenses
   Research and development costs, net                           --              --       1,406,000       1,646,000       2,749,000
   Selling, general and administrative expenses             231,000         193,000       1,303,000       1,399,000       2,467,000
   Amortization of intangible assets                             --              --         102,000       2,445,000       2,574,000
                                                       ------------    ------------    ------------    ------------    ------------
Total operating expenses                                    231,000         193,000       2,811,000       5,490,000       7,790,000
                                                       ------------    ------------    ------------    ------------    ------------
Loss from operations                                       (231,000)       (193,000)     (2,811,000)     (5,485,000)     (7,790,000)
Other income (expenses)
   Interest and other income                                 85,000           9,000          64,000          63,000         150,000
   Interest expense                                        (535,000)     (1,660,000)       (381,000)       (101,000)        (22,000)
                                                       ------------    ------------    ------------    ------------    ------------
Loss before minority interest                              (681,000)     (1,844,000)     (3,128,000)     (5,523,000)     (7,662,000)
Equity in net losses of unconsolidated subsidiaries        (942,000)       (789,000)             --              --              --
Minority interest in loss of subsidiaries                        --              --       1,584,000       1,105,000       1,697,000
                                                       ------------    ------------    ------------    ------------    ------------
Net loss                                               $ (1,623,000)   $ (2,633,000)   $ (1,544,000)   $ (4,418,000)   ($ 5,965,000)
                                                       ============    ============    ============    ============    ============
Basic and diluted net loss per share                   $      (0.47)   $      (0.71)   $      (0.33)   $(0.52)         $      (0.61)
                                                       ============    ============    ============    ============    ============
Weighted average shares outstanding                       3,460,000       3,734,129       4,645,232       8,581,774       9,807,101
                                                       ============    ============    ============    ============    ============

BALANCE SHEET DATA:

                                                                                    AS OF DECEMBER 31,
                                                       ----------------------------------------------------------------------------
                                                            1995            1996            1997            1998            1999
                                                       ------------    ------------    ------------    ------------    ------------
Working capital (deficiency)                           $   (686,000)   $ (1,728,000)   $    266,000    $  3,536,000    $  1,083,000
Total assets                                              3,819,000       3,621,000      14,443,000      14,755,000      10,226,000
Long-term debt, excluding current maturities              2,000,000       1,000,000         338,000          96,000          11,000
Accumulated deficit                                      (9,117,000)    (11,668,000)    (13,232,000)    (17,650,000)    (23,615,000)
Total stockholders' equity (deficiency)                  (2,980,000)     (1,645,000)     11,378,000      12,406,000       8,561,000

                SELECTED CONSOLIDATED FINANCIAL DATA OF MEDIS EL

            The selected consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1997, 1998, and 1999 and the selected consolidated balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this report.

STATEMENTS OF OPERATIONS DATA:

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------------------------------------------
                                                1995               1996               1997               1998               1999
                                           ------------       ------------       ------------       ------------       ------------
Revenues                                   $.    198,000      $     32,000       $         --       $      8,000       $         --
Gross profit                                     17,000             21,000                 --              5,000                 --
Research and development
   costs, net (1)                             1,023,000            815,000          1,406,000          1,646,000       $  2,747,000
Net loss                                   $ (2,240,000)      $ (1,962,000)      $ (2,647,000)      $ (2,967,000)        (4,661,000)
Net loss per share-basic
   and diluted                             $      (0.26)      $      (0.22)      $      (0.28)      $      (0.31)      $      (0.45)
                                           ============       ============       ============       ============       ============
Weighted average number
   of shares outstanding                      8,650,000          8,790,000          9,325,000          9,624,000         10,293,000
                                           ============       ============       ============       ============       ============

---------------------
(1) Total research and development costs were offset in part by grants from the Government of Israel for the years 1995 and 1996.


BALANCE SHEET DATA:

                                                                             AS OF DECEMBER 31,
                                           ----------------------------------------------------------------------------------------
                                               1995               1996               1997               1998               1999
                                           ------------       ------------       ------------       ------------       ------------
Working capital                            $  2,324,000       $  3,939,000       $  1,209,000       $  3,376,000       $    858,000
Total Assets                                  3,651,000          4,943,000          2,323,000          4,880,000          2,606,000
Long-term debt                                  681,000            489,000            293,000             96,000             11,000
Accumulated loss                             (9,988,000)       (11,950,000)       (14,597,000)       (17,564,000)       (22,225,000)
Total shareholders' equity                    2,093,000          3,869,000          1,344,000          4,079,000          1,721,000

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

            We serve as agent and distributor of certain technologies owned wholly or in part by Medis El Ltd., an Israeli corporation of which we beneficially own approximately 64%. To date we have devoted all of our efforts and resources to help provide financing and assist in commercializing Medis El's technologies. The financial presentation below is based upon our historical financial statements which include the results of operations of Medis El beginning December 15, 1997. Prior to that date, our investment in Medis El was accounted for using the equity method of accounting. As we have conducted all of our operating activities through Medis El, the presentation reflects primarily the results of operations of Medis El. However, the presentation also includes activities performed by us and are therefore different from the historical financial statements of Medis El.

RESULTS OF OPERATIONS

            From our inception in April 1992 through December 31, 1999, we have generated a cumulative net loss of $23,615,000. We expect to incur additional operating losses during 2000 and perhaps beyond, principally as a result of our continuing anticipated research and development costs, and due to anticipated limited sales of Medis El's technologies. Due to our limited funds available for such purposes, we do not expect to substantially increase in the future our research and development expenses beyond current levels until we are able to generate revenues or receive funds from third parties for research and development. If our funds continue to decrease due to our current spending levels and we are unable to generate revenues or receive funds from third parties for research and development, we expect to curtail development of one or more technologies. Furthermore, for so long as our technologies remain in the development or testing phase, we do not expect our selling, general and administrative expenses to increase substantially from historical levels. If we begin to market and sell any of our technologies, we will increase such expenses to the extent necessary, which we expect to fund out of our revenues.

      YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

            We sustained a net loss of $5,965,000 during the year ended
December 31, 1999 compared to $4,418,000 in 1998. The increase can primarily be attributed to a significant rise in research and development costs and increased selling, general and administrative expenses, partially offset by increased interest income due to higher average cash balances and lower interest expense due to lower debt balances during the year ended December 31, 1999, as compared to the year ended December 31, 1998.

            Research and development costs were up sharply at $2,749,000 for 1999, as compared to $1,646,000 during 1988. This increase can be largely attributed to increased research and development activity pertaining to the CellScan, stirling cycle linear technology and fuel cells, costs aggregating $115,000 to acquire an additional 11.5%interest in More Energy, depreciation expense of $358,000 as compared to $101,000 for the year ended December 31, 1998 and costs incurred of $255,000 to write off our inventory of cell carriers, antigens and neuritors, a technology licensed to Medis El, to research and development expense. These factors were somewhat offset by a payment of $200,000 Medis El received under a December 1998 technology development agreement with The Coca-Cola Company in which it:

o paid $100,000 to obtain a right of first refusal to obtain exclusive rights to use the stirling cycle, fuel cells and other technologies in its field of business; and
o paid $100,000 to assist in the development of the stirling cycle technology for use in its field of business.

Such payments aggregating $200,000 were recorded as a credit to research and development costs for the year ended December 31, 1999.

            Selling, general and administrative expenses for the year ended December 31, 1999 were $2,467,000 compared to $1,399,000 for the year ended December 31, 1998. This increase can be primarily attributed to a charge of $437,000 to selling and general administrative expenses in the fourth quarter of 1999 pursuant to the terms of a settlement agreement with an Argentinean company and a substantial increase to approximately $425,000 in legal and accounting fees relating to this offering and related expenses.

      YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

            We received additional operating resources during 1998 from an influx of equity capital which greatly improved our financial position. Total shareholders' equity at December 31, 1998 was $12,406,000 compared to $11,378,000 at December 31, 1997, with working capital at $3,536,000 at December 31, 1998 compared to $266,000 at December 31, 1997. We sustained a net loss of $4,418,000 for the year ended December 31, 1998, compared to $1,544,000 for the year ended December 31, 1997, primarily due to the amortization of acquired intangible technology assets and goodwill amounting to $2,445,000 compared to $102,000 for 1997, which increased total operating expenses for the year to $5,490,000 from $2,811,000 in 1997. Such acquired intangible technology assets and goodwill were generated upon the acquisition of a minority interest in Medis Inc., our wholly-owned subsidiary. The aggregate purchase price of the minority interest was valued at $13,125,000, generating acquired intangible technology assets and goodwill approximating $12,227,000 which are being amortized over a five year period.

            We had revenues of $8,000 for the year ended December 31, 1998 compared to no revenues for the year ended December 31, 1997. The revenues came from the sale of a single neuritor, based upon an unsolicited request for the product.

            We devoted somewhat more resources to research and development activities, incurring research and development costs of $1,646,000 for the year ended December 31, 1998, compared to $1,406,000 for the year ended December 31, 1997. Medis El channeled resources to the refinement of the CellScan and development of the stirling cycle linear technologies, toroidal engine and fuel cell technology.

            Interest expense decreased to approximately $101,000 for the year ended December 31, 1998 from $381,000 for the year ended December 31, 1997. This decrease was substantially due to the retirement of long term debt in 1998 aggregating approximately $941,000. The holders of $650,000 of such debt exchanged such debt for 325,000 shares of Medis El's common stock held by us.

            Selling, general and administrative expenses for the year ended December 31, 1998 increased slightly to $1,399,000, compared to $1,303,000 for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

            We have historically financed our operations primarily through the proceeds of investor equity financing, long-term bank loans, grants from the Chief Scientist of the Ministry of Industry and Commerce of Israel with respect to the CellScan, initial sales of our products and fees from the granting of exclusive distributorship rights.

            In 1997, holders of $2,314,290 of our senior secured subordinated notes surrendered such notes as payment for 578,573 shares of our common stock underlying warrants. Also in 1997, we issued 60,000 additional shares of our common stock upon the exercise of warrants against our receipt of the aggregate exercise price of $240,000. In 1998, we issued a total of 1,150,002 shares of our common stock and 358,334 warrants for an aggregate of $4,600,008. In 1999, we issued a total of 581,004 shares of our common stock and 193,668 warrants for an aggregate of $2,324,016. The proceeds of such offerings were used:

o to repay Medis El the sum of $2.3 million pursuant to a promissory note entered into between us and one of our subsidiaries, which had been assigned to Medis El through a capital contribution;
o           to purchase shares of Medis El; and
o           for selling, general and administrative expenses.

            In 2000, as of the date of this prospectus, we issued a total of 637,000 shares of our common stock and 240,833 warrants for an aggregate of $2,895,400. We intend for the proceeds of such offering to be used:

o           to fund the further research and development of our products; and
o           for selling, general and administrative expenses.

            In January 1998, a single investor purchased 300,000 of Medis El's ordinary shares in a private placement for an aggregate of $1,334,000, which lowered our percentage ownership in Medis El from approximately 67% to approximately 65%. Also during 1998, we paid to Medis El $4,300,000 out of the $4,600,008 discussed above, representing $2,000,000 of proceeds from the issuance of 400,000 of Medis El's ordinary shares to us and $2,300,000 of final principal and interest payments on the promissory note between Medis El and us. In May 1999, we purchased 318,181 of Medis El's ordinary shares in a private placement for an aggregate of $1,750,000. In 2000, as of the date of this prospectus, employees, including Medis El's executive vice president and vice president-finance, and a director exercised an aggregate of 66,100 options to purchase a like number of Medis El's ordinary shares, for an aggregate exercise price of approximately $336,000. In February 2000, we purchased 107,759 of Medis El's ordinary shares in a private placement for an aggregate of $2,500,000. The proceeds of such offerings and option exercises were used and Medis El intends to use for research and development and selling, general and administrative expenses. Medis El does not intend to issue any more of its shares to third parties subsequent to the successful completion of this exchange offering, as we intend that all future financings of Medis El will be effected through Medis Technologies.

            As of December 31, 1999, we had bank loans outstanding of $97,000, the long-term portion of which was $11,000. These loans are guaranteed by the State of Israel and collateralized by a floating lien on all of Medis El's assets. The loans are repayable in New Israeli Shekels, linked to the dollar, and bear interest at the rate of LIBOR plus 2.4% to 2.6% per annum.

            For the year ended December 31, 1999, we used $3,362,000 in connection with our operating activities, as compared to $2,659,000 for the year ended December 31, 1998 and $2,612,000 for the year ended December 31, 1997. The increase was primarily attributable to the increase in the net loss for the year due to a rise in research and development, somewhat offset by the differences in changes in certain working capital components.

            For the year ended December 31, 1999, we used $72,000 in investing activities, compared to net cash used in investing activities of $617,000 in 1998 and $356,000 in 1997. The change was principally attributed to an investment in a short-term deposit in 1998, contrasted with maturities of short-term deposits in 1999 and 1997.

            As of February 1, 2000, we had approximately $4,300,000 in cash and cash equivalents. Our working capital and capital requirements at any given time depend upon numerous factors, including, but not limited to:

o           the progress of research and development programs;
o           the status of Medis El's technologies;
o           the results of pre-clinical testing and clinical trials;
o           the timing and costs involved in obtaining regulatory approvals;
            and
o the level of resources that Medis El devotes to the development of its technologies, patents, marketing and sales capabilities.

            Another contributing factor is the status of collaborative arrangements with businesses and institutes for research and development.

            Management expects that our present funds, after one-time costs such as:

o the expected exercise of options representing an additional 50% of the outstanding shares of New Devices Engineering for an aggregate of $60,000;
o the expected reimbursement of funds aggregating $35,000 for patent filing costs incurred by a shareholder of New Devices Engineering; and
o           expenses incurred in this offering,

are sufficient to support our and Medis El's present activities for at least 12 months. However, to the extent we are required to fund the costs necessary to obtain regulatory approval of the CellScan, our current funds will not be sufficient to support our and Medis El's activities for such time. Beyond such time, or, if we are required within the next 12 months to fund the regulatory approval of the CellScan, prior to such time, we will require capital infusions of cash from investors, whether private investors or through companies or other organizations assisting in the development of our technologies, to continue our operations. We expect such operations to require funding of approximately $3,800,000 per year. To the extent we are unable to acquire additional funds, we will curtail research and development of one or more technologies until such time as we acquire additional funds.

TAX MATTERS

            As of December 31, 1999, for U.S. federal income tax purposes, we had net operating loss carry-forwards of approximately $4,686,000. For Israeli income tax purposes, we had net operating loss carry-forwards of approximately $23,500,000. Since our inception, we have not had any taxable income. Also, neither we nor Medis El have ever been audited by the United States or Israeli tax authorities since incorporation. Pursuant to United States federal tax regulations, our ability to utilize the United States net operating loss carry-forwards may be limited due to changes in ownership, as defined in the Internal Revenue Code.

GRANTS OBTAINED FROM THE STATE OF ISRAEL

            Medis El received approximately US $1,800,000 in research and development grants from the Office of the Chief Scientist of the Ministry of Commerce and Industry of the State of Israel from its inception to 1997. This is based upon a policy of the government of Israel to provide grants of between 50% and 66% of qualifying approved research and development expenditures to promote research and development by Israeli companies. Medis El received 50% of qualifying approved research and development expenditures, with $1,629,000 of such funds being allotted for the CellScan and $167,000 allotted for the neuritor. Pursuant to the grant arrangement, Medis El is required to pay 3% of its sales of products developed with the grant funds until the grant amounts are paid in full. There is no requirement to repay the grants if the products developed with the grant funds are not sold. If Medis El sells the underlying technology prior to repaying the grant funds, it must first seek permission from the Israeli government for such sale. Prior to Medis El receiving grant funds in 1992, Medis El assumed from Israel Aircraft its obligation relating to the repayment of grants of approximately $805,000. As of the date of this prospectus, Medis El's total contingent obligation for the repayment of grants, which includes the $805,000, is $2,576,000. Medis El is not presently receiving any grants from the State of Israel. We believe that Medis El will continue to be eligible to receive future research and development grants should it again seek to initiate applications for such grants subsequent to the successful completion of the exchange offer, as grants are more readily attainable for Israeli companies with larger foreign ownership as a way to attract more foreign capital into Israeli companies. However, we have not confirmed such eligibility with the proper authorities as we do not intend to seek to obtain research and development grants in the immediate future.

            Under the Law for the Encouragement of Capital Investments, 1959, Medis El was issued a certificate of approval as an "Approved Enterprise." Under the law, Medis El elected the "combined path," pursuant to which Medis El had the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment. In addition, Medis El had the right to receive a grant of 25% of the approved investment, in which case the loan would be reduced by the amount of the grant. Medis El received investment grants of approximately $97,000 and loans of approximately $893,000. The investment grants were used to invest in equipment, furniture and fixtures and commercial vehicles. The loan proceeds were used for the above as well as to acquire know-how, leasehold improvements, marketing and working capital. The loans are bank loans from Bank Leumi Le Israel and are guaranteed by the State of Israel and are secured by substantially all of Medis El's assets. At December 31, 1999, the remaining balance on the loans was approximately $97,000. Additionally, the tax liability in respect of Medis El's income deriving from its Approved Enterprise activities is calculated at a rate of 20% of income for a ten year period, with tax on dividends distributed of 15%, instead of 25%. These tax benefits can be utilized at least through 2006.

DISCLOSURE ABOUT MARKET RISK

      IMPACT OF INFLATION AND DEVALUATION ON RESULTS OF OPERATIONS,
        LIABILITIES AND ASSETS

            In connection with its currency use, Medis El operates in a mixed environment. Most acquisitions and payroll are paid in local currency. Consideration for virtually all sales and Medis El's bank loans are either in dollars or dollar-linked currency. As a result, not all monetary assets and all monetary liabilities are linked to the same base in the same amount at all points in time, which may cause losses in terms of Israeli currency adjusted for the effects of changes in its purchasing power. In order to help minimize such losses, Medis El currently invests its liquid funds in both dollar-linked and Shekel based assets.

            For many years prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the United States dollar and other currencies. However, since the institution of the Israeli Economic Program in 1985, inflation, while continuing, has been significantly reduced and the rate of devaluation has been substantially diminished. During 1989 and 1990, the dollar declined in value relative to major world currencies. Because governmental policies in Israel linked exchange rates to a weighted basket of foreign currencies of Israel's major trading partners, the exchange rate between the NIS and the dollar remained relatively stable during this period. However, Israel effected devaluations of the NIS against the dollar as follows:

            1991                                        11.5%
            1992                                        21.1%
            1993                                         8.0%
            1994                                         1.1%
            1995                                         3.9%
            1996                                         3.7%
            1997                                         8.8%
            1998                                        17.6%
            1999                                      (0.17)%

            During the three years ended December 31, 1991 and the four years ended December 31, 1996, the rate of inflation in Israel exceeded the rate of devaluation of the NIS against the dollar, but in 1998, 1997 and 1992, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation in Israel. In 1999, the rate of Israeli inflation was 1.3% and the NIS appreciated by .17% against the dollar.

      IMPACT OF POLITICAL AND ECONOMIC CONDITIONS

            The state of hostility which has existed in varying degrees in Israel since 1948, its unfavorable balance of payments and its history of inflation and currency devaluation, all represent uncertainties which may adversely affect our business.

YEAR 2000 COMPLIANCE

            We, including Medis El, have addressed year 2000 compliance in our systems, accounting software, computer hardware and existing products, which includes the CellScan and prototypes of our stirling cycle linear compressor and fuel cell technology, and have communicated with our significant third party vendors with respect to their respective states of readiness.

            In order to assess year 2000 compliance of our products and systems, we identified those systems critical to our operations and the operations of our technologies and, based upon tests to such products and systems, believed that all of our systems and technologies, to the extent developed, were materially compliant. We expended approximately $10,000 to assess and address the year 2000 problem.

            We did not experience any material failures or disruptions either on or after January 1, 2000, whether internally or by reason of our significant third party vendors, however, due to the uncertainties that are inherent in year 2000 remediation, we can give no assurances that our efforts will prevent future disruptions.

            Although we believe that we have adequately addressed the year 2000 issue, it is possible that future failures or disruptions stemming from year 2000 issues may yet result in material failures or disruptions to our systems, products or prototypes.

                                    BUSINESS

THE EVOLUTION OF OUR BUSINESS

            We were formed in April 1992 to enter into a joint venture with Israel Aircraft Industries Ltd., a company wholly owned by the State of Israel and a leader in aerospace technology. Together, we founded and financed the activities of Medis El Ltd., an Israeli company, which was established to develop and commercialize a technology known as the CellScan. Beginning in 1992 and through its initial public offering in December 1993 until 1996, Medis El was principally engaged in the development and clinical testing of the CellScan, which it planned to manufacture and market when development was completed. Medis El had its own facilities to manufacture a limited number of CellScans. It had entered into arrangements in which certain distribution rights to the CellScan were sold and initiated a direct sales program for a few territories where no distributorship had been granted. Distribution rights to the CellScan in the United States, its territories and possessions had already been granted to us through one of our wholly-owned subsidiaries at the time of our formation. As part of our distributorship rights, we were obligated to assist in funding the effort to obtain FDA approval of the CellScan as a diagnostic tool.

            Over the ensuing years, Medis El began to rethink its singular reliance on the CellScan and its business strategy of manufacturing and marketing its products. Problems in the development of the CellScan, discussed below, led it to seek other technologies for development. Furthermore, the difficulties of finding qualified distributors capable of working with and selling the CellScan and recognition of the need for large amounts of capital to carry out a manufacturing and marketing program led it to conclude that a better plan would be to either develop the CellScan to the point where it could enter into an arrangement with a joint venturer or licensee which had the marketing ability and the capital to manufacture and market the CellScan, or seek the outright sale of the technology.

            In seeking out other technologies that it might be capable of developing successfully, Medis El sought to take advantage of the talents in its organization and its relationship with Israel Aircraft. In 1994, it acquired and began work on the stirling cycle linear technology which Israel Aircraft had initiated for possible military use. In this development program, it started working with some of its contacts in the scientific community who emigrated from the former Soviet Union. Medis El then added other technologies in related fields of engineering as it expanded its relationships with emigres from the former Soviet Union. In connection with these new technologies, Medis El concluded that it should focus on developing them into working prototypes and then licensing their use in return for royalty payments, rather than expend large-scale capital and other resources to manufacture and market the products in-house.

            As a result of these actions, Medis El now seeks to operate as a greenhouse for the development of highly advanced, innovative, proprietary technology products which it intends to license, sell or joint venture with large international corporations. As part of this new strategy, we became Medis El's exclusive agent in North America for coordinating all licensing arrangements with respect to all of Medis El's technologies except the CellScan, for which our original 1992 distribution agreement still applies.

            We and Israel Aircraft each beneficially owned 50% of Medis El upon its formation in July 1992. In December 1997, Medis El was restructured so that we beneficially owned a majority of Medis El's ordinary shares and Israel Aircraft exchanged part of its beneficial interest in Medis El for a large


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minority interest in us, leaving it with an approximately 12% direct ownership of Medis El. As a consequence of the restructuring, the sharing of officers and directors with Medis El, and in view of our distribution rights to the CellScan and agency rights to Medis El's other technologies, we and Medis El are intimately connected and our strategies, successes and failures parallel each other.

OUR PRODUCTS AND TECHNOLOGY

            As part of its new strategy, Medis El focuses its efforts on the lengthy and expensive process of conceiving its products, preparing and submitting patents for its technologies and concurrently applying its in-house technological capabilities to maximize the development of the technologies to a point of exploitation through licensing, sales and joint ventures.

            All of the technologies which Medis El owns in whole or in part are in the development or testing phase. While we believe that each of these products has advantages over products now on the market, we are unable to state with any certainty how the technologies will compete in the marketplace. Nor will we know fully their drawbacks and disadvantages until such time as our products are successfully developed and marketed. Furthermore, we can give no assurance that any of our products will be successfully developed or, if successfully developed, will be commercially feasible. Our beliefs and estimates as to the feasibility of the technologies are based upon the understanding of such technologies by the technical advisors and scientists employed by Medis El, whose views may not prove to be accurate.

            Medis El's technologies presently include:

      CELLSCAN

            The CellScan is a system for the viewing and testing of cells. Current cell scanning techniques involve the use of either a traditional microscope or a "flow" cytometer, which passes large numbers of cells by a viewer at a time without the ability to retrieve any one cell for further study. The CellScan, which is a "non-flow" or "static" cytometer, allows viewing of thousands of cells in a living state and provides the ability to revisit and probe each cell a number of times. The CellScan also permits real time monitoring of ongoing cellular events. We believe that the CellScan is the first technology available capable of doing this in a timely and cost efficient manner. Instead of having an individual cell monitored and then lost, the cells are arranged on a "cell carrier" which consists of a 4 square millimeter matrix of 10,000 wells, each of which is designed to hold one cell in a semi-immobilized state without injury to the cell or its surface. Each cell to be studied is stimulated and monitored to detect changes in the intensity and direction of light emanating from the cell which can then be measured and recorded.

            The CellScan was originally developed by scientists at Bar Ilan University in Israel to diagnose cancer based upon investigations reported in scientific publications that disease can be detected by testing the response of the immune system to antigens, which are immune system stimulants, for specific diseases. Those scientists believed that, using the CellScan technology, simple and effective tests for breast cancer and other diseases could be developed. Pursuant to an agreement entered into in 1991, Bar Ilan granted to Israel Aircraft a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all of Bar-Ilan's rights to the CellScan patents, know-how and inventions, including any subsequently acquired, and all improvements to such intellectual property. In August 1992, Israel Aircraft assigned all of its rights under the license to Medis El.


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

            From Medis El's inception, the CellScan was being developed, marketed and tested as a machine to screen for and detect breast cancer by means of a blood test. It was also thought at that time that the CellScan could be applied for other uses, such as for the detection of other diseases and for cell biology research. Medis El sold a small number of CellScans to various hospitals and institutions around the world but, from inception, there were problems with inconsistency of results from tests to diagnose various cancers at these institutions. This culminated in 1998 in a failure of a CellScan placed at a predecessor of North Shore LIJ Health Systems, Inc. in New York to achieve results achieved with the CellScan owned by the Rebecca Sief Medical Center in Sefad in tests performed between 1994 and 1997 for the diagnosis of prostate cancer. The inconsistent results were attributed to the difficulties in operating the CellScan and differences from machine to machine caused by unknown variables, so that diagnostic results were dependent on the quality and characteristics of the particular CellScan and in some instances, the level of experience of the personnel conducting tests using the CellScan. As a result, in 1998 Medis El redesigned the CellScan substantially to improve its accuracy, repeatability and ease of handling. Such redesign included a new optical system and new software.

            Starting in 1997, Medis El also realized that the CellScan had significant potential as an alternative to flow cytometers for research applications in addition to its originally conceived role as a diagnostic tool. We believe, based upon our knowledge of the industry, the size of this market to be between $750 million and $1 billion annually. Applications of the CellScan as a research tool are expected to include developing drugs, vaccines and antigens, and aspects of gene therapy. This focus on the CellScan as a research tool resulted in the introduction of an argon laser to the CellScan rather than the existing helium cadmium laser. The argon laser was chosen since it is the laser broadly used by scientists in cell research. However, because the intensity of the argon laser is much stronger than the helium cadmium laser, cells could only be exposed to the laser light for a briefer period of time. To allow for the increased intensity of the new argon laser, the argon laser CellScan was redesigned with a new shutter and new software to control the laser and provide readings of the results. Medis El is comparing results of diagnostic tests using both lasers with a view to replace the helium cadmium laser with the argon laser for all applications. Results of tests to date show that the argon laser CellScan performs at least as well as the helium cadmium laser CellScan. Tests of the new system for diagnostic and other uses are now ongoing at the Rebecca Sief Medical Center since March 1999, Medis El's laboratories since April 1999 and North Shore LIJ Health Systems, Inc. since September 1999.

            In parallel with the development and refinement of the CellScan since Medis El first acquired a license to this technology, Medis El concentrated on refining existing antigens and developing new antigens for use with the CellScan. A specific antigen is needed for the CellScan to diagnose each disease. There can be no assurance that Medis El will be able successfully to develop or acquire antigens for any or all of the cancers and diseases which it expects to diagnose using the CellScan. We believe that if the CellScan is perfected and sold in significant quantities, of which there can be no assurance, more antigens will be developed through use of the CellScan both by Medis El and unrelated parties which will in turn create more applications for the CellScan as a diagnostic tool.

            The CellScan as currently developed is substantially complete. Medis El is developing the next version of the CellScan, using smaller and less expensive scanners, electronics and optics, as a lower priced, desktop model and is working to have a prototype of such model by the end of 2000. We expect remaining development costs for the desktop model to be less than $500,000.


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

            HOW THE CELLSCAN WORKS

            The CellScan measures the intensity and direction of light emitted from cells marked with fluorescent dye and stimulated with an antigen or chemical. The cells are exposed to a laser light to measure the surface reaction of each cell to the stimulant.

            There are four steps involved in monitoring cells using the
CellScan:

o           SELECTING AND LOCALIZING INDIVIDUAL CELLS WITHIN A CELL POPULATIOn.
            Lymphocyte cells, which constitute part of the body's immune systems to fight disease, from a blood sample are placed in wells on the disposable cell carrier matrix. Because each well is tagged, the cell carrier permits each cell to be tested and retested so that a statistical norm of the intensity and direction of light can be established which is statistically more reliable than an individual reading of the cells; we know of no other presently available equipment capable of such retesting procedures.

o STIMULATING THE CELLS. The cells are then stimulated by a specific antigen or chemical developed for such purpose and exposed to beams of laser light at the rate of at least 5,000 times per second to activate a detectable response in each cell's surface.

o MEASURING AND RECORDING THE RESPONSE. The detectable response is analyzed for qualitative and quantitative changes in the intensity and direction of light emanating from each individual cell, which can be measured and recorded.

o ANALYSIs. The results can then be analyzed to conclude, for instance, whether a patient has a particular disease for which the test was made, in the case of a diagnostic test.

            APPLICATIONS AND INSTITUTIONS

            Potential applications of the CellScan which hold out the promise of broad use include aiding in the early detection of certain cancers and other diseases, including breast, prostate and gynecological cancers and tuberculosis and atherosclerosis, as well as individualized patient chemotherapy. Medis El from time to time seeks to place the CellScan at medical and research institutions around the world in order to test applications and to develop new applications for the system in additional fields.

            The applicability of the CellScan in diagnosing various cancers and diseases are currently being researched, or there is an intention to research, at the following institutions:

o REBECCA SIEF MEDICAL CENTER. Researchers at the Rebecca Sief Medical Center in Sefad, Israel are currently researching the applicability of the CellScan as it relates to the detection of prostate cancer, breast cancer and tuberculosis. An article detailing the Center's research as it relates to prostate cancer reflecting favorable conclusions with respect to the CellScan has been published in the June 1999 issue of the Journal of Urology. Broader testing of the CellScan for breast cancer detection at the Center and other Israeli institutions has recently begun. Researchers have had promising results in the application of the CellScan for the detection of tuberculosis.

o SHEBA MEDICAL CENTER AND TEL HASHOMER HOSPITAL. Researchers at the Sheba Medical Center and Tel Hashomer Hospital in Tel Aviv, Israel have been researching the applicability of the

            CellScan as it relates to the detection of atherosclerosis. An article describing promising initial results was published in the August 1999 issue of the Journal "Clinical Cardiology."

o SCHOTTENSTEIN CELLSCAN CENTER. The Schottenstein CellScan Center at Bar-Ilan University is researching various applications for the CellScan, including the possibility of a modular CellScan capable of flow cytometry in addition to its non-flow capabilities and an optical tweezer able to move a cell from the grid to a test tube. The further development of these and other potential applications requires additional funds, which we have no obligation to supply. We intend, however, to explain the benefits of funding the continuation of such research to companies we hope to enter into relationships with to manufacture, market and sell the CellScan. Medis El from time to time provides Bar-Ilan with upgrades to its CellScan at no charge.

o PASTEUR INSTITUTe. Researchers at the Pasteur Institute in Paris have researched the applicability of the CellScan in studying cell appoptosis, or cell death, as it relates to HIV. We believe that the Pasteur Institute will continue its study upon the placement of an upgraded CellScan at their facilities, which we plan to do.

o NORTH SHORE LIJ HEALTH SYSTEMS, INC. Medis El sent a research CellScan to North Shore LIJ in July 1999 which it uses or intends to use to research the applicability of the CellScan on papilloma, tuberculosis and lyme disease.

o ICHILOV HOSPITAL. A CellScan placed at the Ichilov Hospital, which is affiliated with Tel Aviv Medical Center, was used by Professor S. Chaitchik to research the reaction of cancerous cells to certain drugs in connection with developing a protocol for finding the correct chemotherapeutic drug for a particular individual's cancer. Professor Chaitchik recently retired from such hospital and has since come to Medis El, along with the hospital's CellScan machine, to continue his research at Medis El's facilities. Early results at Medis El's facilities are promising and if Professor Chaitchik's tests are ultimately proved to be successful, the CellScan could help determine the effectiveness of certain drugs on cancerous cells, thus creating more effective treatments for cancer patients. There can be no assurance that Professor Chaitchik's tests will be successful or that such tests, if successful, can be duplicated by others. Medis El, with Professor Chaitchik, is applying for approval to perform his tests on the cells of patients of a cancer clinic in Israel.

o VETERANS HOSPITAL IN TAIWAn. Medis El has upgraded the CellScan in the Veteran's Hospital in Taiwan to research the applicability of the CellScan to diagnose gynecological cancer using an antigen developed by researchers at the Johns Hopkins Hospital in Baltimore, Maryland.

o UNIVERSITY OF TEL AVIV. Members of the Department of Biochemistry at the University of Tel Aviv are conducting experiments to determine whether the CellScan has applications in gene therapy and targeted drug delivery.

Except for one machine each at the Rebecca Sief Medical Center, the Schottenstein CellScan Center, the Veterans Hospital in Taiwan and a CellScan being used by Professor Chaitchik, all of which were purchased by the respective owners during or prior to 1995, all of the CellScans currently or contemplated being used for research are owned by Medis El and are on loan to such facilities. The production of all of the CellScan machines on loan was funded by equity and debt financing.


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            SALES AND MARKETING

            We have begun a process of seeking out a company with an existing medical device distribution network or a pharmaceutical company to assist in marketing, selling and distributing the CellScan or to purchase the CellScan technology in its entirety. As of the date of this prospectus, we have shown the CellScan to a company engaged in the manufacture of flow cytometers.

            We anticipate that any company engaged in the marketing and sale of the CellScan would sell the machine and test kits as separate products. A test kit is required for each test using the CellScan, which includes a cell carrier and, depending on the test required, the specific antigen required for such test, if any.

            GOVERNMENT REGULATIONS AND CLINICAL TRIALS

            Pursuant to our revised business plan, we do not intend to bear responsibility for seeking regulatory clearance in any country in which the CellScan will be marketed as a diagnostic tool, if required. Instead, such responsibility will be placed with the companies we intend to enter into arrangements with to market and sell the CellScan. We are, however, required under our distribution agreement with Medis El to fund up to $1,500,000 of the costs necessary to obtain regulatory approval and Medis El fund the next $500,000 and provide to us an unsecured loan for the $500,000 after that. The costs to obtain the necessary FDA approval are not readily ascertainable. Summarized below are certain of the regulatory hurdles that we believe such company or companies must clear prior to marketing and selling the CellScan as a diagnostic tool.

            UNITED STATES. The United States Food and Drug Administration regulates the manufacture, distribution and production of medical devices in the United States. We anticipate that the CellScan, when used for diagnostic purposes, will be regulated as a medical device by the FDA and, as such, will require FDA regulatory clearance or premarket approval prior to commercialization in the United States. Such clearance or premarket approval, however, is not required for use of the CellScan in its research capacity.

            We expect that the CellScan will very likely require premarket approval before it may be commercially distributed for diagnostic use. Moreover, it should be assumed that data from well-controlled multi-center clinical trials will be required to support a premarket approval application for diagnostic use.

            We believe that the whole FDA approval process will require not less than 2 years and may require a substantially longer time. Development of necessary clinical data and submission of a premarket approval application for the CellScan's diagnostic use will be a lengthy and expensive process. There can be no assurance that our anticipated strategic partners will ever be able to obtain any necessary FDA regulatory clearance or approval for commercial distribution.

            We believe that for certain applications other than cancer detection, the CellScan may be considered "substantially equivalent" to legally marketed medical devices and thus could be cleared for commercial distribution without the need for clinical trials and other testing. For such applications, substantial equivalence is evaluated in the context of intended use, analysis, test matrix, characteristics, and risk to patient of false results. There can be no assurance that the FDA would find the CellScan


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

substantially equivalent for these applications; thus, premarket approval might be required for other applications in addition to cancer detection, and there can be no assurance that the FDA will ever grant premarket approval for this device for any applications.

            If the CellScan is permitted to be marketed in the United States, its manufacturer will be required to comply with the FDA's Quality System Regulations, including routine inspections by the FDA and other regulatory agencies for compliance with these and other regulations, including medical device reporting requirements. Non-compliance can result in, among other things:

o           fines;
o           injunctions;
o           recall or seizure of products; and
o           criminal prosecution.

            ISRAEL. The CellScan is not currently being used in such a manner that would require licensing by the Israeli Ministry of Health. However, it is possible that if the CellScan is used for medical diagnosis, it would require authorization, by either the medical manager of the hospital in which the tests are being performed or the General Manager of the Israeli Health Ministry, according to the nature of the experiment. Furthermore, the use of the test kits, which utilize antigens, may require a license independent of any that may be required for the CellScan. There can be no assurance that we will receive authorization to perform additional tests, if required, by the appropriate agency upon application.

            OTHER JURISDICTIONS. Nations other than the United States have varying patterns of regulation governing the use of medical diagnostic devices, some of which require clearance or approval comparable to the regulatory pattern in the United States and others of which do not require any or only perfunctory clearance or approval. In those jurisdictions where more than perfunctory clearance or approval is required, the CellScan may not be able to be marketed unless and until the required clearance or approval is obtained.

            LICENSE FEES

            Medis El is required to pay Bar-Ilan a royalty through 2005 at the rate of 6.5% of proceeds of sales, after deducting sales commissions and other customary charges, and 4.5% of any fees received on account of the grant of territorial rights, and for the ensuing ten years a royalty of 3.5% of all revenues, whether from sales or fees.

            In addition, Medis El is required to pay $100,000 to Bar-Ilan during the first year in which Medis El's post-tax profits relating to the CellScan exceed $300,000. Medis El is permitted to assign its rights under the license, but subject to such assignee assuming all of the rights and obligations of Medis El under the license. The license contains provisions relating to the joint protection of the licensed patent rights and other provisions customary in such instruments.

            COMPETITION

            We do not know of a product on the market or being developed that has the combination of current and potential applications as the CellScan. Nevertheless, each application of the CellScan taken individually, faces competition from a number of sources. As a diagnostic tool, the CellScan competes


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with:

o traditional cancer screening methods, such as mammograms for breast cancer, PSA tests for prostate cancer and x-ray techniques such as MRI; and
o           traditional blood screening technologies,

which work to varying degrees. Additionally, current blood scanning techniques involve the use of microscopy and flow cytometry, which may be cheaper, more familiar to the scientific community and readily obtainable compared to the CellScan. There can be no assurance that the marketplace will recognize the value of the CellScan or replace existing technology with the CellScan, in which case we will be unable to compete with companies marketing and selling such devices.

      FUEL CELLS

            Scientists at More Energy Ltd., an 86.5% subsidiary of Medis El, are developing direct liquid methanol fuel cells which are expected to be small enough to power cellular phones, laptop computers, camcorders and other portable electronic devices with a view to providing significantly more operating time and a longer lifespan than the batteries currently used for such products. They are also working with larger fuel cells which could be used as an efficient and environmentally friendly energy source for home and automobile use.

            Liquid fuel cells are generally made up of three components:

o           electrodes, which are devices that emit protons and electrons;
o           a hydrogen-based fuel such as methanol; and
o electrolytes, which is a liquid that, when combined with a hydrogen-based fuel, allows protons to flow from one electrode to another, creating electrical energy.

The fuel cells produce electrical energy in an electrochemical reaction upon the simultaneous extraction of hydrogen from the methanol and exposure of components of the fuel cell to oxygen from the air.

            We are developing our fuel cell technology as an alternative to currently available technology, such as disposable and rechargeable batteries, based upon our perception of its:

o           potential efficiency;
o           ability to operate at a lower cost;
o           ability to operate longer without refueling; and
o environmental benefits which include the absence of harmful emissions, as the fuel cells' waste product is water, and the absence of special disposal requirements compared to batteries.

            We believe our fuel cell technology has important advantages such as:

o           more power delivered relative to the fuel cells' size and weight;
o our small direct liquid methanol fuel cells fueled by a proprietary electrolyte solution containing methanol operate longer without refueling;
o a longer lifespan of the fuel cells' electrodes, which increases the life of the fuel cell, thus enabling it to be refueled more often before it has to be replaced; and
o           lower cost to produce.


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

            We attribute these advantages to:

o the use of a special proprietary polymer coating on the electrode which has the ability to efficiently conduct electrons;
o the use of a proprietary catalyst which allows a substantial reduction in the platinum component of the electrode; and
o the thin-film coating of our highly electrically conductive polymers on the electrodes which protects the electrodes from contamination and extends the life cycle of the fuel cell.

            We anticipate that upon the successful development of the fuel cells, of which there can be no assurance, we intend, with our joint venturer or licensor, to market and sell the fuel cells as well as disposable electrolyte cartridges to power the fuel cells as separate products.

            We further anticipate that the polymer will have, in addition to its applications in the fuel cells, stand-alone applications in such fields as:

o           anti-static packaging materials;
o           active matrix polymer displays; and
o           plastic-coated electrodes and sensors,

and the catalyst will have stand-alone applications in such fields as:

o           electro-synthesis;
o           organic synthesis;
o           producing mineral fertilizer; and
o reforming, cleaning and purifying industrial and automotive gases and exhaust fumes.

            THE PRESENT STATE OF THE TECHNOLOGY

            We have developed a prototype direct liquid fuel cell in modular form fueled by methanol and an electrolyte solution. Initial laboratory testing of the prototype demonstrated an output of approximately 1.3-1.4 volts at approximately 0.25 watts. When four modules are combined in a single layer, with dimensions of approximately 4" x 1" x 1/4", the combined fuel cell output is approximately 1.8-2.0 volts at approximately 1.0 watt. We believe that combining two such layers made up of eight modules will demonstrate an output of approximately 3.2-3.8 volts at approximately 2.0 watts. The new generation cell phones require a power supply of approximately 3.6-3.8 volts at approximately 1.8-2.0 watts. We are conducting tests to further improve the performance of the fuel cells to:

o maximize the percentage of methanol or other alcohol product in the electrolyte, thus allowing for longer life between refueling;
o           develop new, more efficient electrodes;
o           extend the lifespan of the electrode; and
o           develop the appropriate refueling technique.



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

            We believe that the fuel cells, if and when fully developed for use in cellular phones, for instance, will be capable of substantially more hours of talk and standby time between each refueling; however, we are presently unable to ascertain with certainty the exact number of hours.

            We have also developed a prototype large fuel cell fueled by hydrogen and oxygen which demonstrated in laboratory tests an output of at least
0.4 watts of electrical power per square centimeter of electrode surface while using approximately 0.25 milligrams of platinum per square centimeter of electrode surface. Based on our knowledge of the industry, we know of no competitor with a greater output of wattage per cubic centimeter of electrode surface under comparative conditions.

            We are focusing on further developing the direct liquid methanol fuel cells for use in portable electronic products prior to focusing on the further development of the hydrogen fuel cells.

            We anticipate improving the direct liquid methanol fuel cells to a point where we will seek to enter into licensing or joint venture arrangements with third parties in 2001.

            COMPETITION

            There are numerous companies, institutions and governments around the world inventing or which have invented fuel cells for uses similar to our planned fuel cells, including for the automobile, home use and portable electronics markets. Many of such entities have expended and have the capabilities to expend funds far in excess of any capability we could have. Among such entities are some of the largest and wealthiest companies in the world employing the greatest talents in the field. However, based upon published literature, we do not believe that any of these companies have successfully developed a commercially acceptable fuel cell that has the advantages of our electrodes, although some of them have indicated that they are close to marketing their own products.

      TOROIDAL INTERNAL COMBUSTION ENGINE AND COMPRESSOR

            TOROIDAL ENGINE

            The toroidal engine is a donut-shaped internal combustion engine. Medis El believes that a toroidal engine comparable to but that is one-half the size and weight of a conventional internal combustion engine found in today's automobiles will be far more efficient and cost less to manufacture. We believe that the toroidal engine has the capability of increasing engine efficiency by at least thirty percent, thus substantially improving mileage per gallon of fuel. We expect that the engine will also be more efficient than a diesel engine, yet still use regular gasoline which will not create the emissions or suffer other problems of using diesel fuel. Additionally, a smaller version can be adapted for motorbikes, scooters, lawn mowers and other small engine-powered products.

            The engine is being developed pursuant to Medis El's patents by a team of scientists employed at AOOT OKB Motorostroyeniya, a Russian company having no affiliation with us or any of our principals, under consulting contracts with Medis El. AOOT has developed prototype 12-15 horsepower engines, which could power a motorbike, for example, which will be sent to our Israeli offices for use as demonstration models to generate interest and licensing opportunities. AOOT has started development of a prototype 75-100 horsepower engine, which could power a small automobile, which it contemplates will be completed and ready for testing by June 2000.


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

            TOROIDAL COMPRESSOR

            AOOT has completed development of a toroidal compressor that is intended for use in refrigeration units, air conditioning units and other compressor applications. Based on the same general principles and Medis El patents as the toroidal engine, the weight and size of the compressor is substantially smaller and lighter than current state-of-the-art compressors and appears to be cheaper to manufacture than existing compressors. Such a compressor is expected to provide greater energy efficiency and will undergo testing to determine whether it provides such energy efficiency.

            REFRIGERATION. We believe that a traditional Rankine-cycle cooling system, which is a thermodynamic cycle now used in most refrigeration and air conditioning systems which uses chloro- fluorocarbons such as freon, driven by our toroidal compressor in a refrigeration unit would have certain advantages over existing technology such as:

o           energy savings of between 30% and 50%;
o           enabling manufacturers to meet new energy standards; and
o           smaller size and weight and lower manufacturing costs.

            Another possibility which we are exploring for refrigeration applications is developing a stirling cycle expander driven by our toroidal compressor. This option could offer the low cost, size and weight of the toroidal compressor coupled with the environmentally sensitive stirling cycle expander. Drawings as to the feasibility of such a system are being prepared by Medis El's technical staff.

            AIR CONDITIONING. We believe that the toroidal compressor has additional applications in powering air conditioning units. Based on our calculations, we believe our toroidal compressor can increase the efficiency of central home air conditioners to meet a 14-15 SEER, a commonly used rating for energy efficiency in appliances where each SEER level represents a 10% increase in efficiency. Existing central home air conditioner units in the United States must currently meet a minimum of 10 SEER and may be required to meet a 12 SEER based upon recently announced proposed energy efficiency standards for new air conditioners by the Department of Energy.

            Medis El owns a 25% interest in New Devices Engineering A.K.O. Ltd., a privately held company that owns a patent and related applications to the toroidal internal combustion engine, and has an option which it currently intends to exercise to acquire an additional 50% interest in New Devices. The option price aggregates $60,000 and expires on June 30, 2000. We intend to exercise the options prior to the expiration date. Medis El has already filed and intends further filings in its own name for additional patents for the toroidal engine and compressor which cover new inventions beyond the patents currently in existence.

            COMPETITION

            The toroidal engine, if and when developed, is expected to compete with internal combustion engines found in today's automobiles. We expect automobile manufacturers to be very reluctant to replace such engines due to the need to retool manufacturing plants and a perceived reluctance of the public to purchase an untried technology. However, automobile manufacturers are increasingly being required to develop new types of automobiles to meet new environmental standards imposed by federal and state governments and we believe that a successfully developed toroidal engine would offer a way to meet those standards.


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            Competition may also be expected from the many companies and universities attempting to develop alternatives to today's internal combustion engines, including engines powered by fuel cells, electricity and solar power or combinations of the above, none of which are as of yet widely commercially offered. To the extent that alternatives to today's engine are cheaper to manufacture, more efficient or more familiar to the general public, we may be unable to compete effectively.

            We will also be competing for research dollars from automobile manufacturers and others to assist in funding the continued research and development of our design, however, there can be no assurance that we will receive funds from others for the further development of our product. Nor can there be any assurance that we will compete effectively with other research and development companies seeking similar funding who may have better industry contacts or whose technological development has advanced further than ours.

      STIRLING CYCLE LINEAR TECHNOLOGY

            Medis El's stirling cycle linear technology is a patented development-stage refrigeration and air conditioning system for use in home and office refrigerators, freezers and air conditioners and automobile air conditioners. The system consists of a linear compressor and a displacer - or expander - which utilizes an efficient thermodynamic technique known as the "stirling cycle." We believe the technology is capable of providing greater energy efficiency than current refrigeration and air conditioning systems and would lower energy consumption and reduce emissions which may harm the environment.

            We believe that the stirling cycle is being considered by companies in the field of refrigeration due to the need for efficient and environmentally friendly alternatives to existing technology. However, no one as yet has designed a commercially acceptable system. We believe that Medis El's stirling cycle system may offer a solution to current stirling cycle cooling system problems, such as the use of inferior rotary bearings, compressor dynamic seal-related problems, debris and lubricant contamination and helium leakage. Medis El's compressor uses a cylinder-piston assembly containing a piston moving back and forth on air bearings. Since the piston has only clearing seals and no rotating parts, there is minimal dissipation of energy and consequently little heat loss and wear on the system. Additionally, since the system's displacer uses helium as its working gas, which is a natural gas found in the atmosphere that has no known depleting effect on the ozone layer, it is environmentally friendly. Current refrigeration and cooling systems use freon or a freon compound as refrigerants. These substances contain chlorofluorocarbons, which are commonly believed to deplete the ozone layer and contribute to the "greenhouse effect" and global warming. We believe the greater efficiency will enable manufacturers to meet new elevated environmental standards for refrigeration system efficiency, including the U.S. Department of Energy's announcement that refrigerators produced in 2001 will have to use 30% less electricity than those on the market today.

            We will seek to charge any third party to which we license our stirling cycle technology a license fee of approximately 3%-5% of the wholesale price of the product, which, for a refrigerator, for example, would be approximately $10-$20 per unit. There can be no assurance that we will be successful in licensing the stirling cycle technology or that we will succeed in negotiating license fees of 3%-5%.

            AUTOMOBILES

            In addition to potential applications in home and office air conditioners and refrigerators, Medis El is examining use of the stirling cycle technology as a way to improve the efficiency of automobile air conditioner compressors, which we believe could reduce the amount of power required for air conditioning by up to 50%. We further believe that the draw-down of power from the automobile's motor could reduce fuel consumption so the car can have more power for other operations. In addition, we believe the stirling cycle technology can benefit electric and hybrid vehicles, which use a combination of fuel cells and traditional fuel such as gasoline, because the system is expected to draw only one-half of the electricity compared to present air conditioning systems. We believe the stirling cycle technology can also be adapted for heating, and Medis El is currently planning the development of a heat pump for automobiles.

            THE PRESENT STATE OF THE TECHNOLOGY

            In December 1998, Medis El entered into a technology development agreement with The Coca- Cola Company, among other things, to jointly develop the stirling cycle technology for application in such company's line of business. Medis El was paid $100,000 pursuant to the agreement to grant a right of first refusal to obtain exclusive rights for the sole use of the stirling cycle and other technology in the beverage industry and an additional $100,000 to assist in the development of the stirling cycle technology for use in the beverage industry. This $200,000 payment was recorded as a credit to research and development costs. A prototype of the linear motor was developed and submitted for analysis pursuant to the agreement.

            Upon joint scientific review of the technology as presented in August 1999, both parties concluded that, in order to operate at the level of efficiency required for the product to be commercially acceptable, Medis El would have to make significant design improvements. Consequently, Medis El is designing a new prototype, which we expect to have available for review by the third quarter of 2000. If Coca-Cola ultimately decides to use the technology, it is required to pay to Medis El $500,000 to fund tooling and manufacturing. Medis El would be entitled to a royalty to be agreed upon for each unit manufactured for use pursuant to the agreement. Assuming no further setbacks or unforeseen difficulties or problems arising with respect to developing the technology, of which there can be no assurance, we anticipate having a working model to show to potential distributors by the end of 2000 and being able to go to market by the end of 2001.

            We have had preliminary discussions with Bosch Siemans Household Appliances, which advised us that it produces approximately two million refrigerators and freezers annually, with respect to Bosch Siemans' use of our stirling cycle technology in its refrigerators and freezers. It is are awaiting completion of the stirling cycle system for analysis, which we intend to deliver if and when the technology is successfully developed.

            Medis El is currently engaged in discussions with other companies in the U.S. and Europe regarding their use of the stirling cycle technologies.

            COMPETITION

            There are currently a number of companies developing variations of the stirling cycle technology for home and automobile cooling and refrigeration. We do not believe any of such companies have a model ready for commercialization. There can be no assurance that, if our stirling cycle technology is successfully developed and commercialized, we will be the only entrant to the marketplace with a working product or that we will compete successfully against any of such competing products. While we believe our stirling cycle design is superior to others being developed, a combination of factors including availability of distribution channels, lower manufacturing costs of competing products or general lack of acceptance from the general public, could make it difficult for us to compete effectively with other stirling cycle systems currently being developed or other products that claim greater efficiency, environmental sensitivity or some combination of the two.

            We are also competing for research dollars from appliance manufacturers and other companies to assist in funding the continued research and development of our design. Although, to date, we have received funding from one multi-national company, discussed above, and others have expressed interest in our design, there can be no assurance that we will receive additional funds from our existing collaborator or receive funds from others interested in our product, nor can there be any assurance that we will compete effectively with other research and development companies seeking similar funding who may have better industry contacts or whose technological development has advanced further than ours.

      WATER TECHNOLOGIES

            Medis El owns the rights to technologies which, if successfully developed, would be used to generate potable water.

            DEVICE FOR EXTRACTING WATER FROM THE ATMOSPHERE

            Medis El is developing and will be seeking proprietary protection for what may prove to be a low-cost household device that would possess the capability to generate sufficient water from the atmosphere to satisfy an average household's daily needs. It presently appears that the invention will require a much higher energy cost for generating water than the present cost of desalination so the invention's value will be limited to those areas where desalination is not economically feasible and potable water is scarce.

            DESALINATION

            Medis El is developing and will be seeking proprietary protection for what may prove to be a new method to reduce the energy required for desalination, thus reducing the cost of generating potable water.

OUR OTHER TECHNOLOGIES

            Medis El has temporarily suspended research of and seeking third party relationships concerning the following technologies due to its inability to commit further limited resources to such undertakings. Medis El intends to continue the research and development of such technologies upon our obtaining additional funds for such purpose.

      RECIPROCATING ELECTRICAL MACHINE

            The patented reciprocating electrical machine, if and when developed, will seek to use the reciprocating motions of energy sources such as wind or sea waves to convert such energies' back-and-forth motion into electricity. The reciprocating machine is based on principles incorporated into the stirling cycle linear technology. We believe it can reduce the cost of generating electricity by up to 30% and would be cleaner and environmentally safer than traditional power sources. We believe this machine could be particularly useful in a country that depends heavily on importing fossil fuels for its energy needs but has access to other energy sources.

            COMPETITION

            We expect to compete with the many alternative forms of power generating equipment being developed or marketed, including the use of windmills and solar power, all of which are accepted by the marketplace in varying degrees. The marketplace has traditionally been slow to accept alternative forms of energy and may not accept additional entrants, particularly with economically riskier new approaches, into the crowded electric generating market.

      DIRECT CURRENT REGULATING DEVICE

            In addition to its patents for the toroidal internal combustion engine and compressor, New Devices Engineering also owns patents for a technology yet to be developed that switches and regulates direct current, or DC, electricity in ranges of several thousand amperes, which is a base unit of electric current. Using currently-installed electric wire, the direct current regulating device is expected to enable the transmission of two-thirds more current than the current system and would eliminate the need for alternate current, or AC, power lines, which make up two of the four wires presently used to supply electricity, and the transformers which convert DC to AC. Furthermore, the elimination of transformers could end the electromagnetic emission from electrical power lines thought by some to cause diseases in people living or working in its vicinity. Medis El believes that the device can also be applied to regulate and stabilize the temperature inside electric furnaces during steel melting in ways that will be more economical and accurate than current regulating devices for such purposes.

            COMPETITION

            We expect to compete with existing technologies and expect utilities to be very reluctant to accept a new method for transmitting electric current.

OTHER

            We have recently entered into an agreement with an unaffiliated third party giving us an option to analyze an advanced composite pipe technology developed and owned by such party and subsequently enter into a joint venture to develop the technology. We are currently analyzing the technology, which offers the possibility of creating piping which withstands higher levels of temperature and pressure and can be manufactured at lower cost than currently available fiberglass piping. If we decide to exercise the option, we will be required to, among other things, finance the operations of the joint venture for two years at $600,000 per year. We paid $7,500 for the option, which expires on June 24, 2000.

PATENTS

            Medis El relies on certain proprietary technology and seeks to protect its interests through a combination of licensed patents, know-how, trade secrets and security measures, including confidentiality agreements. Medis El's policy is to secure, directly or through licensing arrangements, patent protection for significant innovations to the fullest extent practicable.

            The following sets forth information on United States patents and patents pending relating to Medis El's technologies. This list does not include other worldwide patents and filings relating to Medis El's technologies. Each of the issued patents listed below generally expire 17 years from the issuance date in parenthesis.

      PATENTS WHOLLY OWNED BY MEDIS EL
"Synchronous Twin Reciprocating Piston                   Covers a linear compressor designed for
Apparatus"                                               refrigeration systems and utilizes a technique
     #5,693,991 (December 2, 1997)                       known as the stirling cycle, which works on a
                                                         gas cycle.

"Displacer Assembly For Stirling Cycle System"           Covers an assembly that converts
     a pulse from a #5,907,201 (May 25, 1999)            compressor via a thermodynamic
     cycle to cold                                       or heat.

"Synchronous Reciprocating Electric Machines"            Covers a device that converts reciprocating
     #5,903,069 (May 11, 1999)                           movement of any type into electricity or converts
                                                         electricity into reciprocating motion.

"Toroidal Internal Combustion Engine"                    Covers a rotary engine with one or more toroidal
     #09/146,362 (September 3, 1998) (pending)           chambers defined by rotors that rotate within
     #09/250,239 (February 16, 1999)(pending)            cylindrical housings.


      PATENTS LICENSED TO MEDIS EL
"System and Method for Cell Selection"                   Covers both a method and an apparatus for
     #4,729,949 (March 8, 1988)                          selecting cells, including a method of measuring
     #4,675,065 (June 23, 1987)                          and moving cells and a cell carrier with first
     and #5,272,081 (December 21, 1993)                  second outer surfaces.

"Manufacture of Microsieves and Resulting                Covers an improvement to known photoresist
Microsieves"                                             methods to form a microsieve.
     #4,772,540 (September 20, 1988)

"Apertured Cell Carrier"                                 Defines first and second outer surfaces and
     #5,506,141 (April 9, 1996)                          comprises an ordered array of holes through the
                                                         holes being in identifiable positions on the
                                                         carrier and sized to contain individual living
                                                         cells.

            Medis El is the exclusive worldwide licensee of Bar-Ilan's patents, patent applications and any other proprietary rights relating to the CellScan. Bar-Ilan owns, or has applied for, corresponding patents in Europe, Japan, Israel, Canada and various other countries, of which Medis El is the licensee. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and even if foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States.

      PATENTS OWNED BY NEW DEVICES ENGINEERING A.K.O. LTD.
"Toroidal Engine"                                        Covers an internal combustion engine that
     #5,797,366 (August 25, 1998)                        comprises a toroidal combustion chamber housing
                                                         within which slides at least one piston.

"Direct Current Regulating Device"                       Covers a gas discharge tube for regulating the
     #5,814,943 (September 29, 1998)                     flow of high power direct current, and a method
                                                         for its use.

      PATENTS OWNED BY MORE ENERGY LTD.
"A New Class of Electrocatalysts and a Gas               Relates to electrochemistry and, more
Diffusion Electrode Based Thereon for Fuel               particularly, to a class of electrocatalysts based on
Cells"                                                   highly electroconducting polymers, and a gas
     #09/377,749 (August 20, 1999) (pending)             diffusion electrode based thereon for fuel cells.

            The status of patents involves complex legal and factual questions, including the breadth of claims allowed. Accordingly, there can be no assurance that patent applications filed by Medis El, or its present or future licensors, will result in patents being issued or that these or future patents will afford protection against competitors with similar technology. There can be no assurance that the patents on which Medis El principally relies, or in the future may rely, will not be invalidated or that any issued patent will provide protection that has commercial significance. Litigation may be necessary to protect Medis El's patent position. Such litigation can be costly and time consuming and there can be no assurance that Medis El would be successful if such litigation were instituted. The invalidation of patents owned or licensed to Medis El could have a material adverse effect on Medis El and, consequently, us.

            There can be no assurance that Medis El's patents will provide broad protection against any of its competitors. In addition, no assurances can be given that patents issued to or relied upon by Medis El will not be infringed upon or designed around by others or that others will not obtain patents that Medis El will need to license or design around. Moreover, to the extent products are covered by third party patents, development and marketing of such products by Medis El could require a license under such patents. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require Medis El to obtain licenses from them. If Medis El is found to be infringing third party patents, there can be no assurance that licenses that might be required for Medis El's products would be available on reasonable terms, if at all.

      KNOW-HOW AND TRADE SECRETS

            In addition to patent protection, Medis El relies on the laws of unfair competition and trade secrets to protect its licensed or proprietary rights. Medis El attempts to protect its trade secrets and other proprietary information through agreements with its distributors, through confidentiality agreements with employees, consultants, potential joint ventures and licensees and other security measures.

FACILITIES

            We presently maintain our executive offices in premises of approximately 3,000 square feet at 805 Third Avenue, New York, New York 10022 under a sublease from the Stanoff Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president. We pay approximately $27,000 for rent per year. The sublease is on a month to month basis.
We believe our facilities are adequate for our present purposes.

            Medis El's executive offices, research laboratory and technology center are located at a leased facility of approximately 7,000 square feet in Yehud, Israel. The rental expense for this lease, which expires in November 2000 with a one-year option extending to November 2001 on most of the facility, is approximately US $91,000 per year. Medis El also leases a facility of approximately 1,500 square feet in Jerusalem, Israel for the manufacturing of its CellScan cell carriers which expires on December 31, 2001, with a two year option extending to December 31, 2003. The annual aggregate rent is approximately US $26,000. Medis El believes its facilities are adequate for its present purposes.

LEGAL PROCEEDINGS

            On November 22, 1999, Medis El entered into a settlement agreement with an Argentinian company to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled CELLSCAN ARGENTINA, S.A. V. MEDIS EL LTD., ET. AL. In this action, Cellscan Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages in connection with a 1993 distribution agreement between CellScan Argentina and Medis El and a related purchase of a CellScan machine. The settlement required Medis El to purchase back from Cellscan Argentina its CellScan for $100,000, issue 60,000 of Medis El's ordinary shares to Cellscan Argentina and issue warrants to purchase 30,000 of Medis El's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. The purchase price was paid and the shares and warrants were issued in December 1999. As part of the settlement, Medis El was afforded the option, commencing on January 3, 2000, to repurchase the settlement shares at the rate of 3,000 shares per week, initially at $6.00 per share, and increasing by $0.50 per share every month thereafter beginning on March 1, 2000. As of the date of this prospectus, Medis El has repurchased an aggregate of 39,000 of the settlement shares at an average price of $6.35, or an aggregate of $247,500. Medis El intends to continue to purchase settlement shares pursuant to this option throughout the duration of this Exchange Offer. Medis El's repurchase option will expire concurrently with the conclusion or earlier termination of this exchange offer. The defendants were represented in this matter by Cooperman Levitt Winikoff Lester & Newman, P.C.

            In June 1999, Medis El entered into an agreement with a Peruvian company owning a CellScan. Pursuant to the agreement, as supplemented, in consideration of Medis El upgrading the company's CellScan free of charge, the company agreed to relinquish any future claims against Medis El subject to an option to require Medis El to reacquire its CellScan for $110,000. The Peruvian company has since exercised the option.

            We are not otherwise party to any material litigation, and we are not aware of any threatened litigation that would have a material adverse effect on us or our business.

ECONOMIC CONDITIONS IN ISRAEL

            UNFAVORABLE BALANCE OF PAYMENTS: Israel has an unfavorable balance of payments due principally to defense expenditures which absorb a substantial portion of the Israeli government's budget, excluding debt service. Defense expenditures in 1998 absorbed approximately 19.8% of the State's budget, excluding debt service. As a result, the share of the State's resources available for economic development and other national purposes is limited. Israel's foreign debt has been financed principally by military and economic aid from the United States, personal remittances, sales of bonds primarily in the United States, inter-governmental, institutional and free market loans and contributions from the international Jewish community. Israel has never defaulted on the payment of either principal or interest on any of its indebtedness.

            ISRAELI INFLATION AND CURRENCY DEVALUATION: During the years 1986 to 1998, the Israeli consumer price index increased by an average of approximately 13.7% annually, compared to 445% and 185% in years 1984 and 1985, respectively. The consumer price index increased by 1.3% for the year ended December 31, 1999.

            The following table sets forth for the period indicated the closing, average, highest and lowest currency exchange rate between Israel and the United States. The closing, highest and lowest exchange rate is the rate of the NIS for one dollar as reported by the Bank of Israel. Average exchange rate is the twelve monthly average rates divided by twelve.

                                                     1994          1995          1996          1997           1998           1999
                                                  --------      --------      --------      --------       --------       --------
Closing U.S. dollar exchange rate                    3.018         3.135         3.251         3.536          4.160          4.153
Average U.S. dollar exchange rate                    3.011         3.011         3.188         3.449          3.800          4.140
Highest U.S. dollar exchange rate                    3.060         3.175         3.292         3.592          4.367          4.288
Lowest U.S. dollar rate                              2.962         2.939         2.080         2.242          3.548          4.013

            The following table sets forth for the periods indicated information with respect to the rate of inflation in Israel, as measured by the consumer price index, the devaluation of the New Israeli Shekel in relation to the dollar and the comparison rate of yearly average inflation in the United States. Annual inflation is the percentage change in the consumer price index between December of the year indicated and December of the preceding year. U.S. devaluation is the percentage increase in the value of the dollar in relation to the NIS during the calendar year. Annual inflation adjusted for devaluation is obtained by dividing the December consumer price index for the year in question by the closing exchange rate, thus first obtaining dollar-adjusted consumer price index and then calculating the yearly percentage changes in this adjusted index. The U.S. inflation rate is published by the Bureau of Labor Statistics of the United States Department of Labor and is from consumer price index for all urban consumers.

                                                    1994          1995          1996          1997           1998           1999
                                                  --------      --------      --------      --------       --------       --------
Annual inflation                                      14.5%          8.1%         10.6%          7.0%           8.6%           1.3%
U.S. devaluation                                       1.1           3.9           3.7           8.8           17.6          (0.17)
Annual inflation adjusted for
devaluation                                           13.2           4.1           6.6          (1.6)          (7.7)           1.5
U.S. inflation rate                                    2.6           2.5           3.3           1.7            1.6            2.7

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors are as follows:

                                                                             POSITIONS WITH:
                                              --------------------------------------------------------------------
                    NAME              AGE               MEDIS TECHNOLOGIES                          MEDIS EL
                   ------            -----    ------------------------------               -----------------------
Robert K. Lifton.................     72      Chairman of the Board, Chief                 Chairman of the Board
                                              Executive Officer and Secretary

Howard Weingrow..................     76      President, Treasurer and Director            Director

Zvi Rehavi.......................     64      Executive Vice President(1)                  Executive Vice President

Amos Eiran.......................     63      Director                                     Director

Jacob S. Weiss...................     47      Director                                     Director

Zeev Nahmoni.....................     58      Director                                     Director

Shmuel Peretz....................     60      Director                                     Director

KEY EMPLOYEE:
Israel Fisher....................     51      Vice President-Finance(1)                    Vice President-Finance and
                                                                                           Secretary

------------------
(1) Messrs. Rehavi and Fisher are appointed to their respective positions in Medis Technologies pending and subject to the successful completion of this exchange offer.


            ROBERT K. LIFTON has been our chairman of the board, chief executive officer and secretary since our inception and chairman of the board of Medis El since October 1993. Prior to that, Mr. Lifton was a director of Medis El since its inception in July 1992. He is principally engaged in managing his own investments through the Stanoff Corporation, of which he is a major shareholder and a principal, and other investment vehicles. Mr. Lifton has recently been named chairman of the advisory board of ActFit.com Inc., a developer of interactive Internet programming, is a director of Bank Leumi USA, the co-chairman of the U.S.-Middle East Project of the Council on Foreign Relations, chair of the Public Health Research Institute and serves on the boards of numerous philanthropic organizations. He also is an officer and director of a number of privately held companies. From 1988 to 1994, he was president of the American Jewish Congress and is the founding chairman and chairman emeritus of the Israel Policy Forum. In 1983, he was a founder of Preferred Health Care Ltd. and served as its president. In 1961, he co-founded with Mr. Weingrow the Transcontinental Investing Corporation, serving as its president until 1968, when it was listed on the New York Stock Exchange, and then chairman of the board until its merger in 1972. Mr. Lifton was an associate attorney with the law firm of Kaye, Scholer, Fierman, Hays and Handler in 1955 and 1956, after receiving a law degree from Yale Law School and being admitted to the New York Bar, and has taught at Yale and Columbia law schools. Mr. Lifton has written extensively on business and political matters.

            HOWARD WEINGROW has been our president, treasurer and one of our directors since our inception and a director of Medis El since its inception. Mr. Weingrow is principally engaged in managing his own investments through the Stanoff Corporation, of which he is a major shareholder and a principal, and other investment vehicle. Mr. Weingrow has recently joined the advisory boards of Creditcards.com, a registered independent service organization and ActFit.com Inc., a developer of Interactive Internet programming. He is a trustee of the Children's Medical Fund and the North Shore-Long Island Jewish Health System. He is also a trustee of the James S. Brady Presidential Foundation and the Nassau County Museum of Art. Mr. Weingrow is the founder of the Weingrow Family Children's Research Laboratory of Long Island Jewish Hospital and the Weingrow Collection of Avant Garde Art and Literature at Hofstra University He was chairman and a director of Mercury Paging & Communications, Inc. from 1995 until its sale in 1997. In 1961, he co-founded with Mr. Lifton the Transcontinental Investing Corporation, serving as its executive vice president until 1968 and then president until its merger in 1972. Mr. Weingrow served as treasurer of the Democratic National Committee in 1971 and 1972.

            ZVI REHAVI has been the executive vice president and General Manager of Medis El since its inception. Mr. Rehavi is also general manager of More Energy Ltd., a subsidiary of Medis El. From 1989 to 1991, he was manager of development and production of Patriot Missile Sensors, a joint venture of Israel Aircraft and Martin Marietta. From 1984 to 1989, he was Israel Aircraft's director of sensors and electro mechanical components. From 1966 to 1974, he was manager, inertial components laboratory at Israel Aircraft. From 1958 to 1966, he served with the Technical Office of the Ministry of Defense of Israel. He has a Master of Engineering Science from the University of Pennsylvania. He was a Ph.D. candidate in Applied Physics at Hebrew University, Jerusalem, and an MBA candidate at the Wharton School.

            AMOS EIRAN has been one of our directors since December 1997 and one of Medis El's directors since its inception. Mr. Eiran serves as chairman of the Industrial Cooperation Authority, the agency in charge of the buy back and offset program of the State of Israel. Mr. Eiran also serves as director for Clal Insurance Group, an Israeli insurance company. Previously, Mr. Eiran was director general of the Prime Minister's office during Yitzhak Rabin's first term as Prime Minister and Director General and chairman of Mivtahim, the largest pension fund in Israel.

            JACOB S. WEISS has been one of our directors since December 1997 and one of Medis El's directors since October 1993. Mr. Weiss serves as the corporate vice president and general counsel to Israel Aircraft since 1996. Prior to that, he was deputy general counsel-international division of Israel Aircraft. Mr. Weiss is a director of Fibersense, Inc., a designer, developer and manufacturer of fiberoptic gyroscopes, a director of Ellipso Inc., which was granted an FCC license to establish and operate a low earth orbit mobile communications network and a director of West Indian Space, a venture established to market and sell services from high resolution earth observation satellites.

            ZEEV NAHMONI has been of our directors since December 1997 and one of Medis El's directors from August 1994 to March 1996 and from October 1996 to present. Mr. Nahmoni is the vice president and general manager of the Electronics Group of Israel Aircraft since 1997 and the Deputy General Manager of the Electronics Group of Israel Aircraft from 1995 to 1997. Prior to that, he was the general manager of the Tamam Division of the Electronics Group of Israel Aircraft from 1992 to 1995. Mr. Nahmoni is also a director of West Indian Space.

            SHMUEL PERETZ has been one of our directors since December 1997 and one of Medis El's directors since its inception. Mr. Peretz is currently the president of Israel Aircraft Europe and has served in such capacity since 1997. From 1988 to 1996, he was the corporate vice president-finance of Israel Aircraft.

            ISRAEL FISHER has been the vice president-finance and secretary of Medis El since its inception. Mr. Fisher is also vice president-finance of More Energy Ltd., a subsidiary of Medis El. From 1980 to 1992, he served as the deputy manager of Israel Aircraft for financial planning and credit management. From 1987 to 1990, he served as the deputy finance manager of the Tamam Plant of the Electronics Division of Israel Aircraft. He has a MBA from the University of Tel Aviv and two BA degrees from Bar-Ilan University: one in accounting and the other in Economics and Business Administration.

            In addition, Messrs. Lifton, Weingrow, Eiran, Weiss and Nahmoni are directors of Medis Inc. and, with Mr. Peretz, directors of CDS Distributor, Inc., our wholly owned subsidiaries.

            As members of the board of Medis El, each director is elected for a one year term at the annual meeting of shareholders. Upon the successful completion of this exchange offer and the registration of our common stock pursuant to section 12 of the Securities Exchange Act of 1934, members of the board of Medis Technologies will be elected for a one year term at the annual meeting of stockholders.

            Our board of directors intends to create a compensation committee and an audit committee, which is a requirement for listing on the Nasdaq SmallCap Market, upon the completion of this exchange offer. Each committee will consist of two or more independent directors, which directors have not yet been appointed. The compensation committee will review our compensation policies and administer our stock option plan. The audit committee will review the scope of our audit, the engagement of our independent auditors and their audit reports.

SUMMARY COMPENSATION TABLE

            The following table sets forth information with respect to compensation earned by Robert K. Lifton, our chief executive officer, and Zvi Rehavi, our only other executive officer who earns in excess of $100,000. Mr. Lifton's annual compensation was paid by Medis Inc., our wholly owned subsidiary, with funds paid to Medis Inc. in quarterly installments by Medis El for services rendered. As of January 1, 1999, Medis El began paying such funds directly to us. Mr. Rehavi's annual compensation is for services rendered to Medis El and is paid by Medis El.

                                                                                                        LONG-TERM COMPENSATION
                                                                    ANNUAL COMPENSATION                        AWARDS
                                                         -----------------------------------        -------------------------------
                                                                                                                        SECURITIES
                                                                                 OTHER ANNUAL         RESTRICTED        UNDERLYING
         NAME AND PRINCIPAL POSITION         YEAR        SALARY      BONUS       COMPENSATION       STOCK AWARD(S)     OPTIONS/SARS
        -----------------------------        ----        ------      -----       ------------       --------------     ------------
Robert K. Lifton .........................   1999       $100,000      --               --                 --                     --
    Chief Executive Officer
Zvi Rehavi................................   1999       $136,000    $64,000       $62,600(1)              --                 27,500
    Executive Vice President

(1) Includes a monthly apartment allowance aggregating $24,000 per annum, a $18,750 payment per annum for an educational fund and a contribution of $15,600 per annum by Medis El to a key person life insurance policy whereby upon termination of employment, Mr. Rehavi shall receive a lump sum distribution based upon the number of years of premium payout. Medis El is the death beneficiary of such policy.

EMPLOYMENT AGREEMENTS

            Medis El entered into a one year employment agreement beginning October 1, 1999 with Zvi Rehavi, Medis El's executive vice president, which provides for:

o      an annual base salary of $180,000;
o      a mandatary bonus of $62,000;
o      a payment of $30,000 per annum for an educational fund; and
o      a payment of $38,400 per annum for rent participation.

The employment agreement further provides for the payment of severance equal to one-half of Mr. Rehavi's annual salary in the event of resignation or dismissal.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

            The following table sets forth information with respect to options/SAR grants issued by Medis El to purchase Medis El's ordinary shares in the fiscal year ended December 31, 1999. It does not include option/SARs issued by Medis El that will not vest within 60 days from the date of this prospectus. We do not have any options outstanding that vest within 60 days from the date of this prospectus.

                                   Number of securities       Percent of total options/
                                        underlying                 SARs granted to
                                        option/SARs                   employees            Exercise of base
                  NAME                  GRANTED (#)                 IN FISCAL YEAR           PRICE ($/SH)        EXPIRATION DATE
                 ------                -------------               ----------------         --------------       ---------------
Zvi Rehavi........................            27,500                    63.1%                    $7.42               2/14/00

1999 STOCK OPTION PLAN

            We adopted our 1999 stock option plan on July 13, 1999. We have reserved 1,000,000 shares of common stock with respect to which options and stock appreciation rights may be granted under the plan. The purpose of the plan is to promote our interests and the interests of our stockholders by strengthening our ability to attract and retain competent employees, to make service on our board more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in Medis Technologies by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts our financial growth largely depends.

            The plan may be administered by either the entire board or a committee consisting of two or more members of our board, each of whom is a non-employee director. The plan is currently administered by our board.

            Incentive stock options may be granted only to our and our subsidiaries' officers and key employees. Nonqualified stock options and stock appreciation rights may be granted to our officers, employees, directors, agents and consultants. In determining the eligibility of an individual for grants under the plan, as well as in determining the number of shares to be optioned to any individual, the stock option committee takes into account the position and responsibilities of the individual being considered, the nature and value to us of his or her service or accomplishments, his or her present or potential contribution to our success or the success of our subsidiaries, the number and terms of options and stock appreciation rights already held by an individual and such other factors as the stock option committee may deem relevant.

            The plan provides for the granting of incentive stock options to purchase our common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and stock appreciation rights with any exercise price. Stock appreciation rights granted in tandem with an option have the same exercise price as the related option. The plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all of our capital stock at the time the individual is granted an incentive stock options the option price per share cannot be less than 110% of the fair market value per share and the term of the incentive stock options cannot exceed five years. No option or stock appreciation rights may be granted under the plan after June 30, 2009, and no option or stock appreciation rights may be outstanding for more than ten years after its grant.

            Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of our common stock, or any combination thereof. Stock appreciation rights, which give the holder the privilege of surrendering such rights for the appreciation in the common stock between the time of the grant and the surrender, may be settled, in the discretion of our board or committee, as the case may be, in cash, common stock, or in any combination thereof. The exercise of an stock appreciation rights granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the stock appreciation rights was exercised. The exercise of an option cancels any related stock appreciation rights with respect to the same number of shares as to which the option was exercised. Generally, options and stock appreciation rights may be exercised while the recipient is performing services for us and within three months after termination of such services.

            The plan may be terminated at any time by our board, which may also amend the plan, except that without stockholder approval, it may not increase the number of shares subject to the plan or change the class of persons eligible to receive options under the plan.

            To date, we have granted 603,000 options under the plan, 490,000 of which were granted to our directors or designees of our directors and officer nominees as follows:

o           Zvi Rehavi ..................................................200,000
o           Robert K. Lifton ............................................100,000
o           Jacob S. Weiss ..............................................100,000
o           Howard Weingrow...............................................75,000
o           Israel Fisher.................................................15,000

            We have committed ourselves to grant to each of the current holders of options under Medis El's stock option plan an option to purchase a number of our shares based upon the same exchange rate as this exchange offer. Each of the grants is conditioned upon the closing of this exchange offer and such option holder's agreement to forfeit his or her existing Medis El options.

                             PRINCIPAL STOCKHOLDERS

            The following table sets forth certain information regarding ownership of our common stock as of March 15, 2000 by:

o           each beneficial owner of five percent or more of our common stock;
o each of our directors and executive officers and our director and executive officer nominees; and
o all of our directors and executive officers and our director and executive officer nominees as a group.

            The table assumes all Medis ordinary shares not beneficially owned by us are tendered in the exchange. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person, but not those held by any other person, and which are exercisable within such 60 day period, have been exercised. Unless otherwise noted, the address of each holder of five percent or more of our common stock is our corporate address.

                                                   AMOUNT
                                                BENEFICIALLY           OWNERSHIP                AMOUNT                  OWNERSHIP
                                                 OWNED PRIOR           PERCENTAGE         BENEFICIALLY OWNED        PERCENTAGE AFTER
                  NAME AND ADDRESS                 TO THE             PRIOR TO THE              AFTER                      THE
                 OF BENEFICIAL OWNER              EXCHANGE              EXCHANGE             THE EXCHANGE               EXCHANGE
                 -------------------              --------              --------             ------------               --------
Israel Aircraft Industries Ltd. (1)......          3,791,457                35.5              5,503,957                    34.5
Robert K. Lifton (2).....................          1,704,201                15.6              1,903,384 (3)                11.7
Howard Weingrow (4)......................          1,587,533                14.5              1,725,614 (5)                10.6
CVF, LLC (6).............................          1,194,168                10.9              1,194,168                     7.4
Amos Eiran...............................                 --                  --                 13,700 (7)                   *
Jacob S. Weiss (8).......................                 --                  --                  3,425                       *
Zeev Nahmoni (9).........................                 --                  --                  1,370                       *
Zvi Rehavi...............................                 --                  --                     --                      --
Shmuel Peretz (10).......................                 --                  --                     --                      --
All directors and executive officers as
a group - (7 persons) (11)...............          2,721,898                24.5              3,077,657                    18.7

-------------
* Less than 1%
(1) Includes 50,000 shares of our common stock underlying warrants held by Israel Aircraft. Voting control of Israel Aircraft is held by the State of Israel. Israel Aircraft's address is Ben Gurion International Airport, Tel Aviv 70100, Israel. Israel Aircraft, immediately prior to this exchange offer, was the beneficial owner of 1,250,000 ordinary shares of Medis El, approximating 12% of Medis El's outstanding shares.
(2) Includes 182,865 shares of our common stock underlying warrants held by Mr. Lifton and an aggregate of 569,836 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Does not include an aggregate of 338,000 shares of our common stock held in trust for relatives of Mr. Weingrow of which Mr. Lifton is a trustee. Mr. Lifton, immediately prior to this exchange offer, was the beneficial owner of 130,389 ordinary shares of Medis El, approximating 1.2% of Medis El's outstanding shares.
(3) Includes options to acquire 15,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.
(4) Includes 153,698 shares of our common stock underlying warrants held by Mr. Weingrow and an aggregate of 569,836 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Mr. Weingrow, immediately prior to this exchange offer, was the beneficial owner of 85,789 ordinary shares of Medis El, approximating less than 1% of Medis El's outstanding shares.
(5) Includes options to acquire 15,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.
(6) Includes 304,167 shares of our common stock underlying warrants held by CVF, LLC. CVF is controlled by Lester Crown and Charles Goodman, as well as other members of the Crown family who have interests in, or individually are officers or directors of, numerous publicly and privately held companies, including energy concerns. CVF's address is 222 North LaSalle Street, Chicago, IL 60601.
(7) Represents options to acquire 10,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.
(8) Does not include shares held by Israel Aircraft Industries, of which Mr. Weiss is corporate vice president and general counsel.
(9) Does not include shares held by Israel Aircraft Industries, of which Mr. Nahmoni is a vice president.
(10) Does not include shares held by Israel Aircraft Industries, of which Mr. Peretz is the president of one of its subsidiaries.
(11) Includes our directors and our executive officer nominee and an aggregate of 569,836 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow.

                              CERTAIN TRANSACTIONS

            On December 15, 1997, we acquired from Israel Aircraft all of its capital shares of Medis Inc., representing a 40% equity interest in such company, in exchange for 3,600,457 of our shares of common stock. Medis Inc. is now our wholly-owned subsidiary and the holder of all of Medis El's shares beneficially owned by us. In connection with the acquisition, certain of our stockholders entered into a shareholders agreement with Israel Aircraft providing for certain management and control matters. The shareholders agreement will terminate in accordance with its terms upon consummation of the exchange offer.

            We used $2,000,000 of proceeds from a private placement on June 30, 1998 to repay Medis El pursuant to a promissory note entered into between us and Medis Inc. in December 1993, which had been assigned by Medis Inc. to Medis El through a capital contribution.

            In December 1998, we made the final $300,000 interest payment under the promissory note to Medis El which had been repaid in June 1998. Such payment was made with funds invested by the Stanoff Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard L. Weingrow, our president. The Stanoff Corporation received 25,000 units, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at $5.00 per share, or an aggregate of 75,000 shares and 25,000 warrants, for such investment. Also in December 1998, we purchased from Medis El in a private placement 400,000 of it's ordinary shares for an aggregate of $2,000,000.

            On May 19, 1999, we purchased from Medis El in a private placement 318,181 of its ordinary shares for an aggregate of $1,750,000.

            In May 1999, Israel Aircraft purchased from us in a private placement 25,000 units, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at $5.00 per share, or an aggregate of 75,000 shares and 25,000 warrants, for an aggregate of $300,000.

            On June 28, 1999 we transferred 718,181 shares of Medis El owned by us to Medis Inc., our wholly-owned subsidiary.

            Robert K. Lifton, receives an annual salary of $100,000 from Medis Inc., our wholly-owned subsidiary, which amount is paid by Medis El for services rendered.

            In November 1999, our board of directors approved a resolution to hire a U.S. consulting company whose key employee is Jacob Weiss, a member of our board and of Medis El's board and the general counsel of Israel Aircraft, as a consultant to us and Medis El, to provide consulting services to us and Medis El on matters and in areas deemed appropriate by management. We anticipate Mr. Weiss providing 300-400 hours of services annually at an hourly rate of $125. In addition, we have granted to Mr. Weiss options to purchase 100,000 shares of our common stock at an exercise price per share of $2.93.

            From December 1999 to April 2000, Medis El purchased an additional 23% of the outstanding shares of More Energy Ltd., giving Medis El a 93% interest in such company, for an aggregate purchase price of $410,000.

            In February 2000, we purchased from Medis El in a private placement 107,759 of its ordinary shares for an aggregate of $2,500,000.

      DISTRIBUTION AND AGENCY AGREEMENTS

            Pursuant to an agreement between us and Medis El dated August 1992, we became the sole distributor of the CellScan in the United States, its territories and possessions. In July 1998, we became the exclusive agent to Medis El in coordinating all licensing arrangements in North America with respect to Medis El's stirling cycle technology and, in December 1999, the remainder of Medis El's technologies except the CellScan, for which our original 1992 distribution agreement with Medis El still applies.

            Other responsibilities under the 1998 agency agreement include:

o finding potential licensees and cooperating with Medis El to demonstrate its stirling cycle linear technologies;
o           preparing licensing agreements between Medis El and third parties;
o overseeing legal proceedings between Medis El and third parties arising out of or in connection with such licensing arrangements; and
o managing the collection of royalties payable by such third parties to Medis El.

            In exchange for these and other services, we are entitled to receive a fee equal to 10% of all royalties payable to Medis El under each license agreement for the first ten years of each such agreement and 5% of the royalties under each such agreement thereafter.

            Except for affiliates of which we are 100% owners, all ongoing and future transactions between us and our affiliates, including Medis El, will be on terms no less favorable than can be obtained from unaffiliated parties and will be approved by a majority of our independent and disinterested directors.

                          DESCRIPTION OF OUR SECURITIES

GENERAL

            Our authorized capitalization consists of 25,000,000 shares of common stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus:

o 10,625,619 shares of our common stock were issued and outstanding, held of record by 70 persons; and
o warrants to purchase 1,445,598 shares of our common stock were issued and outstanding, held in record by 43 persons.

            In addition, we have outstanding options to purchase 603,000 shares of our common stock and will have outstanding options to purchase an additional 258,930 shares of our common stock subsequent to the completion of this exchange offer, upon the exchange of all outstanding Medis El options for options granted under our 1999 stock option plan. No shares of preferred stock are currently outstanding.

COMMON STOCK

            Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights. The outstanding shares of common stock are, and when issued as set forth in this prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

            Our certificate of incorporation authorizes us to issue 10,000 shares of so-called "blank check" preferred stock having rights senior to our common stock. Our board of directors is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

            The issuance of preferred stock may have the effect of delaying or preventing a change of control of Medis Technologies. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of common stock. We currently have no plans to issue any shares of preferred stock.

WARRANTS

            Each warrant entitles the holder of record to purchase one share of our common stock at prices from $5.00 to $5.75 per share, subject to adjustment, among other events, upon the occurrence of:

o the issue or sale of common stock for consideration per share less than the warrant price;
o the issue, sale, grant or assumption of any options for consideration per share less than the warrant price;
o           the declaration or payment of dividends payable in common stock; and
o the combination, consolidation or reclassification of our common stock into a lesser number of shares,

at any time until the warrants expire at 5:00 p.m., New York City time, on June 30, 2002.

            Other provisions of the warrants include:

o           our right to extend the expiration date of the warrants; and
o our obligation to issue additional shares of common stock to the warrant holders upon consolidation, merger or transfer of all or substantially all of our assets.

            We refer you to the form of warrant agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

                      DESCRIPTION OF MEDIS EL'S SECURITIES

            Medis El's authorized capital consists of 30,000,000 ordinary shares, of which 10,662,840 ordinary shares are currently outstanding.

            All of Medis El's issued and outstanding shares are validly issued, fully paid and non-assessable. The shares do not have preemptive rights. Neither Medis El's Articles of Association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents of Israel.


         COMPARISON OF RIGHTS OF STOCKHOLDERS OF MEDIS TECHNOLOGIES AND
                            SHAREHOLDERS OF MEDIS EL

            The following is a summary of the rights of our stockholders and Medis El's shareholders. The rights of Medis El's shareholders are governed by the Companies Law of the State of Israel, Medis El's Articles of Association and its Memorandum of Association. Upon the successful completion of this exchange offer, Medis El's shareholders who properly tendered their ordinary shares will become our stockholders, and their rights will be governed principally by the General Corporation Law of the State of Delaware and our charter and by-laws. Although we have attempted to identify all material shareholders' rights differences, this summary does not purport to identify all of the differences between our common stock and Medis El's ordinary shares and is subject to the detailed provisions of the relevant laws and governing instruments.

DIVIDENDS

      AS A MEDIS EL SHAREHOLDER:

            Under Medis El's articles, all of Medis El's shares have the right to take a uniform rate of the divisible profits of Medis El. Medis El has the right to issue shares with different dividend rights, but has no current intention to do so.

      AS OUR STOCKHOLDER:

            Under the Delaware code, a corporation may pay dividends out of surplus, defined as the excess of net assets over capital. If no such surplus exists, dividends may be paid out of its net profits for the fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon distribution of assets. Our charter allows for the payment of such dividends as may be declared by our board of directors. Our By-Laws are silent as to the payment of dividends.

            Neither we nor Medis El currently pay dividends to our respective shareholders.

VOTING RIGHTS

      AS OUR STOCKHOLDER AND AS A MEDIS EL SHAREHOLDER:

            Each of our shares of common stock and Medis El's ordinary shares is entitled to one vote on matters submitted to a vote of shareholders. Neither our nor Medis El's shareholders have cumulative voting rights in the election of directors.

DIRECTORS-NUMBER OF DIRECTORS; VACANCIES

      AS A MEDIS EL SHAREHOLDER:

            Medis El's articles specify that its board size shall be determined by ordinary resolution of its shareholders. The current number of directors is six. If a place on the board of directors is not filled or becomes vacant, the remaining members of the board of directors are entitled to act for all purposes, so long as their number does not fall below a quorum. If the number of members falls below a quorum, the board of directors will not be entitled to act except in emergency matters and for the purpose of appointing additional directors. The Companies Law requires a public company to have at least two outside directors. The vacancies of an outside director may not be filled by the board of directors.

      AS OUR STOCKHOLDER:

            Our charter and By-Laws provide that our board size shall be determined by our board. The current size of our board of directors is six. Vacant director positions may be filled by a majority of our directors then in office, even though less than a quorum.

            In addition, at the time of filling any vacant director position, if our directors then in office constitute less than a majority of the board, the Delaware Court of Chancery may, upon application of shareholders holding at least ten percent of shares outstanding, summarily order an election to be held to fill any such vacant director positions, or to replace the directors chosen by the directors then in office.

            When one or more directors resign from our board, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy.

DIRECTORS-CLASSIFICATION

      AS A MEDIS EL SHAREHOLDER:

            Medis El has no staggered terms of office. Each of Medis El's directors is elected to serve until the annual meeting proceeding the general meeting at which such director was elected, or until his or her earlier removal.

      AS OUR STOCKHOLDER:

            We have no staggered terms of office. Each of our directors is elected to serve until the annual meeting proceeding the annual meeting at which such director was elected, or until his or her earlier removal.

DIRECTORS-REMOVAL

      AS A MEDIS EL SHAREHOLDER:

            Medis El's articles provide that a director or the entire Medis El board may be removed with or without cause by the holders of a majority of Medis El's ordinary shares represented at a general meeting in person or by proxy.

      AS OUR STOCKHOLDER:

            Our By-Laws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors.

DIRECTORS-NOMINATIONS

      As a Medis El Shareholder:

            Medis El's articles and memorandum are silent on the nomination procedure.

      AS OUR STOCKHOLDER:

            Our By-Laws provide that nominations for directors may be made only by or at the direction of the our board of directors or by a shareholder entitled to vote for the election of directors at a shareholders' meeting. Written notice of such shareholder's intent to make a director nomination must be received by our secretary in a manner and within the time period specified in our By-Laws.

LIMITATION ON DIRECTORS LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

      AS A MEDIS EL SHAREHOLDER:

            The Companies Law provides that, if a company's articles include an appropriate provision to that end:

o a company may obtain an insurance policy for an executive officer or similar position without regard to the corporate title with respect to liabilities incurred by such person in consequence of an act which he performed by virtue of his being an officer in breach of his duty of care or in breach of his fiduciary duty to the company to the extent that he acted in good faith and reasonably believed that the act would not prejudice the company, as well as for monetary liabilities charged against him; and
o           a company may indemnify its officers for:

            o monetary liability incurred pursuant to a judgment from an action brought against him by a third party; or
            o for reasonable legal expenses incurred in a proceeding brought against the officer by the company, in its name or by another person, in a criminal prosecution in which he was found innocent or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent; with which he has charged in consequence of an act which he performed by virtue of holding office in the company.

According to the Companies Law, a company may exempt, in advance, an office holder, from partial or all liability, in respect of any damages or losses caused by a breach of his duty of care to it, provided that the company's articles of association permit said exemption from liability.

            Medis El's articles provide for insurance and indemnification similar to those described above, and carries such insurance. Additionally, Israel Aircraft has agreed to indemnify Mr. Rehavi, Medis El's executive vice president, and Mr. Israel Fisher, Medis El's vice president-finance, for any claims arising out of Medis El's initial public offering in 1993.

      AS OUR STOCKHOLDER:

            Section 102 of the Delaware code allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to a corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for:

o any breach of the director's duty of loyalty to the corporation or its stockholders;
o acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law;
o intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or
o any transaction from which the director derives an improper personal benefit.

            Section 145 of the Delaware code permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

o any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and
o any derivative action or suit on behalf of such corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation.

            In the event that a person is adjudged to be liable to the corporation in a derivative suit, the Delaware code prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

            Our charter provides that we shall indemnify our directors to the maximum extent permitted by the Delaware code. Our charter provides that we may, at the discretion of our board of directors, indemnify our officers and employees.

CALL OF SPECIAL MEETINGS

      AS A MEDIS EL STOCKHOLDER:

            Under Section 63(b) of the Companies Law, an extraordinary meeting of shareholders must be called by the board of directors upon a demand of:

o           two directors or one quarter of the serving directors; or
o one or more shareholders holding at least 5% of the issued share capital of the company and at least 1% of the voting rights in the company or one or more shareholders who have at least 5% of the voting rights in the company.

Under Medis El's articles, an extraordinary general meeting of the shareholders may be called by its board of directors upon a valid vote of the board of directors.

            Under Section 64 of the Companies Law, in the event that directors or shareholders have demanded that the board of directors of a company call a shareholders meeting according to the provisions of Section 63 and the board of directors does not do so within 35 days from the date of such demand, whomever made the demand may call the meeting.

      AS OUR STOCKHOLDER:

            Under Section 211 of the Delaware code, special meetings of stockholders may be called by the board of directors or by such other person or persons authorized to do so by the corporation's certificate of incorporation or By-Laws. Under our By-Laws, a special meeting of shareholders may be called only by our chairman of the board or our president or by our president or secretary at the request in writing of our board of directors.

ACTION OF SHAREHOLDERS WITHOUT A MEETING

      AS A MEDIS EL SHAREHOLDER:

            Neither the Companies Law nor Medis El's articles or memorandum address the issue of shareholders action without a meeting in a public company.

      AS OUR STOCKHOLDER:

            The Delaware code permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise, which ours does not so provide.

SHAREHOLDER PROPOSALS

      AS A MEDIS EL SHAREHOLDER:

            Section 88(b) of the Companies Law provides that if a general meeting was called and on its agenda is any of the below listed matters, then a shareholder may request that the company send a position paper on his behalf to the other shareholders in the company. Such matter are:

o           the appointment and discharge of directors;
o approval of acts and of transactions that require approval by the general meeting regarding interested parties transactions and transactions of an officer of the company which may involve a conflict of interest;
o           approval of a merger; and
o any other subject in respect of which it is prescribed in the articles or under them that decisions of the general meeting also be adopted by voting by ballot.

      AS OUR STOCKHOLDER:

            Our By-Laws provide that, to be timely, our secretary must receive written notice at our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of our annual meeting of stockholders of any proposal by the shareholders to be included on the agenda of the upcoming shareholders meeting. Such notice must set forth:

o in the case of nominations for election or re-election as a director, such information relating to such person that is required to be disclosed pursuant to the Exchange Act;

o in the case of any other business the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made; and
o the name and address of the stockholder and any such beneficial owner, if any, and the class and number of shares of our stock owned beneficially and of record by such stockholder and such beneficial owner.

AMENDMENT TO CHARTER; BY-LAWS

      AS A MEDIS EL SHAREHOLDER:

            Under the Companies Law, an Israeli company incorporated before the Companies Law went into effect on February 1, 2000, may amend the provisions prescribed in its memorandum in the manner and under the conditions prescribed in the Companies Ordinance, its predecessor statute. According to the Companies Ordinance, a company may not amend its memorandum of association, except to the extent allowed under the explicit instructions in the Companies Ordinance, or under other limited circumstances in accordance with Israeli law.

            Under the Companies Law, an Israeli company incorporated before the Companies Law went into effect may amend the provisions prescribed in its articles by a resolution adopted by a general meeting by a majority of 75% of those present or by such other majority as so provided in the company's memorandum or articles. In addition, under the Companies Law, the company may prescribed in the articles a provision for the majority required to amend provisions of the articles, which may be effected by a resolution adopted in a general meeting by a majority of 75% of those present or by a greater majority if such a majority is prescribed in the company's memorandum or articles.

      AS OUR STOCKHOLDER:

            Under the Delaware code, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. The Delaware code also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of the voting power to approve a specified amendment. Any amendment to the charter of a corporation that adversely affects a particular class or series of stock requires the separate approval of the holders of the affected class or series of stock.

            Under our charter, our board of directors is expressly authorized to make, alter, amend, change, add or repeal our By-Laws. If such action is to be taken by shareholders, the affirmative vote of not less than 66 2/3% of the total votes eligible to be cast by shareholders is required.

CONFLICTS OF INTEREST

      AS A MEDIS EL SHAREHOLDER:

            Medis El's articles provide that no director or officer shall be disqualified by virtue of his office from holding any office or place of profit in Medis El or in any company which Medis El holds shares of or contracts with. Any such arrangement or contract requires Medis El's approval, which may be approved, provided that the director or officer involved acts in good faith and the arrangement or contract does not prejudice Medis El's interests. No director or officer shall be liable to account to Medis El for any profit arising from any such office or place of profit or realized by any such contract or arrangement solely due to such interest. The nature of the interest, as well as any material fact or document, must be disclosed by him at the meeting of the board of directors at which the contract or arrangement is first considered, if his interest then exists, or, no later than the first meeting of the board of directors after the acquisition of his interest.

            Under the Companies Law, if an officer or a controlling member in a public company knows that he has a personal interest in an existing or proposed transaction of the company, then, without delay and not later than the board of directors meeting at which the transaction is first discussed, he shall disclose to the company the nature of his personal interest, including every substantive fact or document. In addition, under the Companies Law, certain interested party transactions of a company must be approved either by the company's board of directors or by the company's audit committee and then by the shareholders, according to the nature of the transaction. Under section 278(a) of the Companies Law, if a director has a personal interest in the approval of a transaction brought for approval to the audit committee or the board of directors, then he shall not be present at the discussion and shall not participate in such vote.

      AS OUR STOCKHOLDER:

            Our By-Laws provide that no contract entered into between us and one or more of our directors or officers or between us and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present or participates in a meeting of the board or committee which authorizes the contract or transaction, or solely because his or her votes are counted for such purpose, if:

o the director or officer's relationship or interest in the contract or transaction is disclosed or known to our board of directors, and the disinterested directors authorize the contract or transaction in good faith;
o the material facts as to the director or officer's relationship or interest in the contract or transaction are disclosed or known to our shareholders then entitled to vote, and the contract is approved in good faith by the vote of our shareholders; or
o the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by our board of directors or by our shareholders.

BUSINESS COMBINATIONS; ANTITAKEOVER EFFECTS

      AS A MEDIS EL SHAREHOLDER:

            The Companies Law provides that business combinations, such as mergers, with interested stockholders require special approval. With regard to a statutory merger, if any of one company's shares are held by the other prospective merging company, then the merger would not be approved if objected to by the majority of the shareholders present at the shareholders meeting in which the merger is being brought for approval, and who are not:

o           affiliated with the other merging company;
o           acting on the merging company's behalf; or
o           controlled by the merging company.

In addition a merger is subject to the approval of the Board of Directors of each company.

            Other business combinations with a controlling shareholder require approval by the following:

o           the board's audit committee;
o           the board; and
o stockholders at the company's general meeting, on the condition that one of the following applies:

            o the majority of votes at the general meeting includes at least one third of all votes of shareholders who do not have a personal interest in the approval of the transaction and who are present at the meeting; and
            o the total number of opposing votes from among the shareholders said in the above subparagraph does not exceed 1% of all the voting rights of the company.

            A company may cancel a transaction with another person that requires approval as mentioned above and it may demand compensation from him for damage caused to it even without cancellation of the transaction, if that person knew of the personal interest of the controlling shareholder in the approval and if he knew or should have known that the transaction had not been approved as required by the Companies Law.

      AS OUR STOCKHOLDER:

            Section 203 of the Delaware code generally prohibits a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date the person becomes an interested shareholder. Neither our charter nor bylaws contains any provisions which modify
Section 203 of the Delaware code.

            Our charter and By-Laws contain a number of provisions which may be deemed to have potential anti-takeover effects.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            The following is a summary of material U.S. income tax consequences of the exchange offer. This summary may not apply to certain classes of persons, including, without limitation, foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares as part of a straddle or conversion transaction. This summary is based upon laws, regulations rulings and decisions, all of which are subject to change, possibly with retroactive effect, and no ruling has been or will be requested from the Internal Revenue Service on the tax consequences of the exchange offer.

            Our counsel, Cooperman Levitt Winikoff Lester & Newman, P.C., have advised us that, in their opinion, an exchange of Medis El shares for our common stock pursuant to the exchange offer will be treated for federal income tax purposes as an exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code only if Medis Inc., our wholly-owned subsidiary, owns 80% or more of Medis El's stock after the transaction and:

o no gain or loss will be recognized by a holder of Medis El shares upon the exchange in the exchange offer of such Medis El shares solely for our common stock;
o the aggregate adjusted tax basis of shares of our common stock received in the exchange offer by a holder of Medis El shares will be the same as the aggregate adjusted tax basis of the Medis El shares exchanged therefor;
o the holding period of shares of our common stock received in the exchange offer by a holder of Medis El shares will include the holding period of the Medis El shares exchanged therefor, provided such shares were held as capital assets;
o no gain or loss will be recognized by us or Medis El as a result of the exchange offer.

            The positions stated above are those of our tax advisors. Unlike a ruling from the IRS, the opinion of the our tax advisors is not binding on the IRS, and there can be no assurance that the IRS will not take a position contrary to one or more positions reflected herein or that the positions reflected herein will be upheld if challenged by the IRS.

            This summary does not address state, local or foreign tax consequences of the exchange offer. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the exchange offer to such holder. We are not including any discussion of Israeli tax effects in this prospectus. To the extent you are a Medis El shareholder and an Israeli citizen or an Israeli company, please consult your tax advisor or counsel for the tax effects of this exchange applicable to you.

                                  LEGAL MATTERS

            The validity of our securities will be passed upon on our behalf by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York.


                                     EXPERTS

            Our consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus and the registration statement of which this prospectus is a part have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

            The consolidated financial statements of Medis El Ltd. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 have been audited by Fahn, Kanne & Co., independent auditors, as indicated in their reports and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed with the SEC a Registration Statement on Form S-1 which includes exhibits, schedules and amendments, pursuant to the Securities Act of 1933 with respect to this offering of our securities. This Prospectus is part of the Form S-1 but does not contain all the information in the Form S- 1. We refer you to the Form S-1 for further information about us, our securities and this exchange offer. Statements in this prospectus about documents filed as exhibits to the Form S-1 are summaries of these documents, and each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Form S-1 can be inspected and copied at the SEC's Public Reference Room at:

            Room 1024, Judiciary Plaza,
            450 Fifth Street, N.W.,
            Washington, D.C. 20549-1004,

and at the SEC regional offices located at:

            7 World Trade Center,
            Suite 1300,
            New York, New York 10048,

and

            Northwest Atrium Center,
            500 West Madison Street, 14th Floor,
            Chicago, Illinois 60661.

            The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

            Medis El files annual and other reports pursuant to the Securities Exchange Act of 1934. Such reports and other information filed by Medis El can be inspected and copied at the above-listed addresses at prescribed rates.

            We will file, no later than the date of commencement of the exchange offer, a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act which contains certain information about the exchange offer. The Schedule and any amendments to the Schedule can be inspected and copied as set forth above.

            We intend to furnish to each of our stockholders annual reports containing audited financial statements. We will also furnish to each of our stockholders such other reports, including proxy statements, as may be required by law.

                                    I N D E X

                                                                                                        PAGE
                                                                                                        ----
MEDIS TECHNOLOGIES LTD. FINANCIAL STATEMENTS
--------------------------------------------
Report of Independent Certified Public Accountants                                                       F-3

Financial Statements

     Consolidated Balance Sheets                                                                         F-4

     Consolidated Statements of Operations                                                               F-5

     Consolidated Statement of Stockholders' Equity                                                      F-6

     Consolidated Statements of Cash Flows                                                            F-7 - F-8

     Notes to Consolidated Financial Statements                                                       F-9 - F-39


UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     Introduction                                                                                        F-40

     PRO FORMA FINANCIAL STATEMENTS ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED:

     Unaudited Pro Forma Consolidated Balance Sheet - December 31, 1999                                  F-41

     Note to Unaudited Pro Forma Consolidated Balance Sheet                                              F-42

     Unaudited Pro Forma Consolidated Statement of Operations - December 31, 1999                        F-43

     Note to Unaudited Pro Forma Consolidated Statement of Operations                                    F-44

     PRO FORMA FINANCIAL STATEMENTS ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED:

     Unaudited Pro Forma Consolidated Balance Sheet - December 31, 1999                                  F-45

     Note to Unaudited Pro Forma Consolidated Balance Sheet                                              F-46

                                    I N D E X
                                                                                                         PAGE
     Unaudited Pro Forma Consolidated Statement of Operations - December 31, 1999                        F-47

     Note to Unaudited Pro Forma Consolidated Statement of Operations                                    F-48

MEDIS EL LTD. FINANCIAL STATEMENTS

     Independent Auditors' Report to the Shareholders of Medis El Ltd.                                   F-49

     Financial Statements

     Consolidated Balance Sheets                                                                         F-50

     Consolidated Statements of Operations                                                               F-51

     Consolidated Statements of Changes in Shareholders' Equity                                          F-52

     Consolidated Statements of Cash Flows                                                               F-53

     Notes to Consolidated Financial Statements                                                       F-54 - F-68

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
    MEDIS TECHNOLOGIES LTD.

We have audited the accompanying consolidated balance sheets of Medis Technologies Ltd. and Subsidiaries (a Delaware corporation) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medis Technologies Ltd. and Subsidiaries as of December 31, 1998 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

GRANT THORNTON LLP

New York, New York
March 9, 2000

                    Medis Technologies Ltd. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                                                                              December 31,
                                                                                    ----------------------------------
                                   ASSETS                                               1998                  1999
                                                                                    ------------          ------------
Current assets
    Cash and cash equivalents                                                       $  3,155,000          $  1,842,000
    Short-term deposits                                                                  500,000              -
    Accounts receivable - other                                                           66,000                58,000
    Inventory                                                                            405,000              -
    Prepaid expenses                                                                      89,000               101,000
                                                                                    ------------          ------------

         Total current assets                                                          4,215,000             2,001,000

Property and equipment, net                                                              860,000               983,000
Intangible assets, net                                                                 9,680,000             7,242,000
                                                                                    ------------          ------------

                                                                                    $ 14,755,000          $ 10,226,000
                                                                                    ============          ============

                              LIABILITIES AND
                            STOCKHOLDERS' EQUITY

Current liabilities
    Current portion of long-term debt                                               $    204,000          $     86,000
    Accounts payable                                                                     113,000               102,000
    Accrued expenses                                                                     362,000               730,000
                                                                                    ------------          ------------

         Total current liabilities                                                       679,000               918,000

Long-term debt, excluding current maturities                                              96,000                11,000

Other long-term liabilities                                                               61,000               109,000
                                                                                    ------------          ------------

                                                                                         836,000             1,038,000

Minority interest in subsidiary                                                        1,513,000               627,000

Commitments and contingencies

Stockholders' equity
    Preferred stock, $.01 par value; 10,000 shares
      authorized; none issued
    Common stock, $.01 par value; 25,000,000 shares authorized; 9,407,615 and
      9,988,619 shares issued and outstanding, at December 31, 1998
      and 1999, respectively                                                              94,000               100,000
    Additional paid-in capital                                                        29,962,000            32,450,000
    Accumulated deficit                                                              (17,650,000)          (23,615,000)
    Deferred compensation costs                                                                               (374,000)
                                                                                    ------------          ------------

                                                                                      12,406,000             8,561,000
                                                                                    ------------          ------------

                                                                                    $ 14,755,000          $ 10,226,000
                                                                                    ============          ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             Year Ended December 31,
                                                   -----------------------------------------
                                                      1997          1998            1999
                                                      ----          ----            ----
Sales                                              $        --  $       8,000    $        --

Cost of sales                                               --          3,000             --
                                                   -----------  -------------    -----------

           Gross profit                                     --          5,000             --

Operating expenses
    Research and development costs, net              1,406,000      1,646,000      2,749,000
    Selling, general and administrative expenses     1,303,000      1,399,000      2,467,000
    Amortization of intangible assets                  102,000      2,445,000      2,574,000
                                                   -----------  -------------    -----------

         Total operating expenses                    2,811,000      5,490,000      7,790,000
                                                   -----------  -------------    -----------

         Loss from operations                       (2,811,000)    (5,485,000)    (7,790,000)

Other income (expenses)
    Interest and other income                           64,000         63,000        150,000
    Interest expense                                  (381,000)      (101,000)       (22,000)
                                                   -----------  -------------    -----------

                                                      (317,000)       (38,000)       128,000
                                                   -----------  -------------    -----------

         Loss before minority interest              (3,128,000)    (5,523,000)    (7,662,000)

Minority interest in loss of subsidiary              1,584,000      1,105,000      1,697,000
                                                   -----------  -------------    -----------

         NET LOSS                                  $(1,544,000) $  (4,418,000)   $(5,965,000)
                                                   ===========  =============    ===========

Basic and diluted net loss per share               $      (.33) $        (.52)   $      (.61)
                                                   ===========  =============    ===========

Weighted-average shares outstanding                  4,645,232      8,581,774      9,807,101
                                                   ===========  =============    ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                              Common Stock        Additional                      Deferred          Total
                                           -------------------     paid-in        Accumulated      compen-       Stockholders'
                                           Shares      Dollars     capital          deficit      sation costs       Equity
                                           ------      -------    ----------      -----------    ------------    -------------
Balance at January 1, 1997                 3,952,210  $ 40,000   $ 10,003,000    $(11,688,000)   $       --     $ (1,645,000)

Net loss                                        --        --             --        (1,544,000)           --       (1,544,000)
Issuance of common stock in lieu of
   interest on subordinated notes             66,373     1,000         32,000            --              --           33,000
Issuance of common stock due to
   exercise of warrants                      638,573     6,000      2,548,000            --              --        2,554,000
Minority share of capital contribution          --        --       (1,145,000)           --              --       (1,145,000)
Acquisition of minority interest in
   Medis Inc.                              3,600,457    36,000     13,089,000            --              --       13,125,000
                                           ---------  --------   ------------    ------------    ------------   ------------

Balance at December 31, 1997               8,257,613    83,000     24,527,000     (13,232,000)           --       11,378,000

Net loss                                                                           (4,418,000)                    (4,418,000)
Issuance of common stock                   1,150,002    11,000      4,589,000                                      4,600,000
Compensation expense                            --        --            9,000            --              --            9,000
Increase attributable to changes in
   Medis El shares outstanding                  --        --        1,549,000            --              --        1,549,000
Minority share of MTL's
   investment in Medis El                       --        --         (712,000)           --              --         (712,000)
                                           ---------  --------   ------------    ------------    ------------   ------------

Balance at December 31, 1998               9,407,615    94,000     29,962,000     (17,650,000)           --       12,406,000

Net loss                                        --        --             --        (5,965,000)           --       (5,965,000)
Issuance of common stock                     581,004     6,000      2,318,000            --              --        2,324,000
Deferred compensation costs                                           435,000                    $   (374,000)        61,000
Increase attributable to changes in
   Medis El shares outstanding                  --        --          344,000            --              --          344,000
Minority share of MTL's investment
   in Medis El                                  --        --         (609,000)           --              --         (609,000)
                                           ---------  --------   ------------    ------------    ------------   ------------

BALANCE AT DECEMBER 31, 1999               9,988,619  $100,000   $ 32,450,000    $(23,615,000)   $   (374,000)  $  8,561,000
                                           =========  ========   ============    ============    ============   ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                    Medis Technologies Ltd. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     Year ended December 31,
                                                                --------------------------------------
                                                                1997           1998            1999
                                                                ----           ----            ----
Cash flows from operating activities
   Net loss                                                 $(1,544,000)   $(4,418,000)   $(5,965,000)
   Adjustments to reconcile net loss to net cash
     used in operating activities
       Depreciation and amortization                            117,000        132,000        388,000
       Amortization of intangible assets                        102,000      2,445,000      2,574,000
       Changes in accrued severance payable                                     33,000         48,000
       Losses of minority interest                           (1,584,000)    (1,105,000)    (1,697,000)
       Loss on sale of available-for-sale securities             22,000           --             --
       Compensation expense                                        --           61,000        187,000
       Non-cash settlement costs                                   --             --          437,000
       Loss from sale of property and equipment                    --           10,000          5,000
       Charge of inventory to research and
         development expense                                       --             --          255,000
       Write-off of acquired in-process research and
         development                                               --             --          117,000
       Changes in operating assets and liabilities
         Accounts receivable                                     29,000         21,000          8,000
         Inventory                                              (78,000)       113,000        (47,000)
         Prepaid expenses                                         9,000        (43,000)       (12,000)
         Accounts payable                                        93,000        (42,000)       (11,000)
         Accrued interest and other expenses                    222,000        134,000        351,000
                                                            -----------    -----------    -----------

           Net cash used in operating activities             (2,612,000)    (2,659,000)    (3,362,000)
                                                            -----------    -----------    -----------

Cash flows from investing activities
   Capital expenditures                                        (124,000)      (134,000)      (330,000)
   Sale of securities and short-term deposits                   479,000           --          500,000
   Proceeds from sale of property, plant and equipment            1,000         17,000         11,000
   Purchases of short-term deposits                                           (500,000)
   Acquisition by Medis El of shares of More Energy, Ltd.                                    (115,000)
   Acquisition of shares of Medis El                               --             --         (138,000)
                                                            -----------    -----------    -----------

           Net cash provided by (used in)
               investing activities                             356,000       (617,000)       (72,000)
                                                            -----------    -----------    -----------

Cash flows from financing activities
   Repayment of subordinated notes payable                     (130,000)          --             --
   Repayment of long-term debt                                 (196,000)      (342,000)      (195,000)
   Proceeds from long-term debt                                 240,000         45,000           --
   Proceeds from issuance of common stock - Medis El               --        1,350,000           --
   Proceeds from issuance of common stock                        33,000      4,600,000      2,324,000
   Proceeds from (repayments of) short-term credit               60,000          6,000         (8,000)
                                                            -----------    -----------    -----------

           Net cash provided by financing activities              7,000      5,659,000      2,121,000
                                                            -----------    -----------    -----------

           NET (DECREASE) INCREASE IN
               CASH AND CASH EQUIVALENTS                     (2,249,000)     2,383,000     (1,313,000)

Cash and cash equivalents at beginning of year                3,021,000        772,000      3,155,000
                                                            -----------    -----------    -----------

Cash and cash equivalents at end of year                    $   772,000    $ 3,155,000    $ 1,842,000
                                                            ===========    ===========    ===========

                    Medis Technologies Ltd. and Subsidiaries


                                                               YEAR ENDED DECEMBER 31,
                                                        ---------------------------------
                                                        1997           1998          1999
                                                        ----           ----          ----
Supplemental disclosures of cash flow information:
 Cash paid during the year for
   Interest                                          $   220,000   $   305,000   $    12,000
   Income taxes                                            1,000         4,000         7,000
 Noncash investing and financing activities:
   Decrease in long-term debt through the issuance
     of common stock                                 $ 2,314,000   $   650,000   $      --

   Acquisition of minority interest in
     Medis Inc. (see Note C)                         $13,125,000   $      --     $      --

   Decrease in inventory through increase in
     fixed assets                                    $             $   429,000   $   197,000

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

NOTE A - NATURE OF BUSINESS

     Medis Technologies Ltd. ("MTL") is a holding company, which through its majority-owned indirect subsidiary, Medis El, engages in research and development activities. Medis El Ltd. ("Medis El"), an Israeli corporation, was formed to engage in the development, clinical testing and marketing of the CellScan, a machine that was originally designed to develop diagnostic tests for cancers and other diseases. By 1997, Medis El evolved into a multi-product company as it sought out and assisted in the development of advanced technologies in a number of unrelated fields. Medis El currently owns, in whole or in part, a number of different technologies in various stages of development. Its strategy is to become a greenhouse for the development of technology products to license, sell, or enter into joint ventures with large corporations. In addition to the CellScan, Medis El's technologies include the Stirling Cycle Linear System, Fuel Cells, the Toroidal Internal Combustion Engine and Compressor, Reciprocating Electric Machine, Direct Current Regulating Device and Water Technologies.

     CDS Distributor, Inc. ("CDS"), a Delaware corporation and a wholly-owned subsidiary of MTL, has the exclusive right to distribute the CellScan in the United States for a period expiring twelve years after FDA approval of the product. CDS also has agency rights for certain other technologies developed by Medis El. See Note J-1 and J-2 for further discussion of these distribution and agency rights.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

     1.  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of MTL and its wholly-owned and majority-owned subsidiaries from their dates of acquisition (Reference is made to Note C) (collectively, the "Company"). All intercompany transactions and balances have been eliminated. Minority interest represents the minority shareholders' proportionate share in the equity or income of Medis El. The minority shareholders of Medis El include Israel Aircraft Industries Ltd. ("IAI"), which is also a shareholder of MTL, certain other shareholders of MTL, and owners of shares that are traded on the NASDAQ Small Cap Market.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE B (CONTINUED)

     2.  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash, certificates of deposit, money market funds and highly liquid investments with a maturity of three months or less when purchased. As of December 31, 1998 and 1999, cash and cash equivalents included $105,000 and $ 211,000, respectively, of balances denominated in Israeli currency (NIS).

     3.  SHORT-TERM DEPOSITS

     Short-term deposits represent deposits with financial institutions that have maturities of greater than three months (but less than a year) when purchased.

     4.  INVENTORY

     Inventory, consisting primarily of finished goods, is valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.

     5.  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred. Grants received by Medis El from the State of Israel related to CellScan and Neuritor research and development were offset against research and development costs.

     6.  REVENUE RECOGNITION

     Revenue from sales is recognized upon delivery of product to the customer.

     7.  WARRANTY COSTS

     The Company grants a one-year warranty on products sold and provides for estimated warranty costs.

     8.  USE OF ESTIMATES

     In preparing the Company's financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE B (CONTINUED)

     amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company's long-term debt at December 31, 1998 and 1999, approximates the carrying value. Furthermore, the carrying value of all other financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents) also approximates fair value.

   10.   TRANSLATION OF FOREIGN CURRENCIES

     The financial statements of the Company and its subsidaries have been prepared in U.S. dollars, as the dollar is the Company's functional currency.

     Non-dollar transactions and balances were remeasured into dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"), "Foreign Currency Translation."

   11.   PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost (net of investment grants). Depreciation is provided on the straight-line basis over the estimated useful lives of such assets. Leasehold improvements are amortized over the lives of the respective leases or useful lives of the improvements, whichever is shorter.

         The annual depreciation rates are as follows:

                                                                    ANNUAL RATES

             Machinery and equipment                                  10% - 33%
             Computers                                                20  - 33
             Furniture and office equipment                            7  - 15
             Vehicles                                                       15%

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE B (CONTINUED)

    12.   STOCK-BASED COMPENSATION

     The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). As permitted under SFAS No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. However, with respect to options to granted to non-employees, the Company records expense equal to the fair value of the option on the date of grant. To the extent that compensation expense is recognized with respect to stock options, such expense is amortized over the vesting period of such options.

  13. INTANGIBLE ASSETS, LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED
     ASSETS

     Intangible assets, consisting of acquired technology assets and goodwill, are being amortized on a straight-line basis over a five year period. The Company's policy is to review all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss. With respect to goodwill, the Company follows the enterprise level approach, whereby the value of goodwill is compared to the value of Company as a whole. Therefore, the Company would judge a significant decline in the market value of the Company's or Medis El's common stock as an event or change in circumstances, and recognize an impairment loss on such goodwill.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE B (CONTINUED)

     14.  NET LOSS PER SHARE

     The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common and common equivalent shares outstanding during the period. However, as the Company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of warrants and stock options, are not reflected in diluted net loss per share because such shares are antidilutive.

     15.  OTHER COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Other comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has not had any material transactions that are required to be reported as other comprehensive income.

     16.  SEGMENT INFORMATION

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it does not have any separately reportable business segments, but does operate in two geographic areas, the United States and Israel.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE B (CONTINUED)

     17.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In September 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 as amended by SFAS 137 is effective for fiscal years beginning after June 15, 2000. The Company does not believe that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

     18.  YEAR 2000 ISSUE

     The Company has addressed year 2000 compliance in its systems, accounting software, computer hardware and existing products, which include the CellScan and prototypes of its stirling cycle linear compressor and fuel cell technology, and has communicated with its significant third party vendors with respect to their respective states of readiness. In order to assess year 2000 compliance of its products and systems, the Company identified those systems which are critical to its operations and the operations of its technologies and, based upon tests to such products and systems, believed that all of its systems and technologies, to the extent developed, were materially compliant.

     The Company did not experience any material failures or disruptions either on or after January 1, 2000, whether internally or by reason of significant third party vendors; however, due to the uncertainties that are inherent in year 2000 remediation, it can give no assurances that its efforts will prevent future disruptions.

     Although the Company believes that it has adequately addressed the year 2000 issue, it is possible that future failures or disruptions stemming from year 2000 issues may yet result in material failures or disruptions to its systems, products or prototypes.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE C - MINORITY INTEREST AND ACQUISITION OF MINORITY INTEREST

     Through December 15, 1997, MTL owned 60% of Medis Inc. while IAI owned 40% of Medis Inc. Through a shareholders' agreement in effect during that time, control of Medis Inc. was shared as the board of directors of Medis Inc. and Medis El each consisted of six directors, of which three were designated by MTL and three were designated by IAI. As neither party had control of Medis Inc., MTL had accounted for its investment in Medis Inc. (and therefore Medis El) under the equity method of accounting.

     As of December 15, 1997, MTL acquired IAI's 40% interest in Medis Inc., for aggregate consideration of 3,600,457 shares of MTL stock. As this was an acquisition of a minority interest, the Company accounted for this transaction using purchase accounting. The purchase price was valued based on the value of Medis Inc.'s investment in Medis El, using the quoted market price of Medis El shares as of December 15, 1997. The aggregate purchase price was valued at $13,125,000. Acquired intangible technology assets, consisting primarily of patents, know-how and other technology-related assets, aggregated $2,975,000, of which $2,814,000 related to the CellScan technology. Goodwill, which represented the excess of the purchase price over the value of the acquired tangible and intangible technology assets, aggregated $9,252,000. Intangible assets, including goodwill, are being amortized over a five-year period. The operations of Medis Inc. and Medis El are included in results of operations of the Company from the date of acquisition.

     At December 31, 1998 and 1999, the Company reported minority interest in the balance sheet of $1,513,000 and $627,000, respectively. For financial reporting purposes, the assets, liabilities, and earnings of Medis El are consolidated in MTL's financial statements, and the minority investors' interest in Medis El has been recorded as "Minority interest" in the balance sheet.

     At December 31, 1998, MTL owned 100% of the common stock of Medis Inc., which in turn owned 5,925,000 shares, or 58.87%, of Medis El. Additionally, MTL owned 400,000 shares of Medis El, or an additional 3.97%. The minority shareholders (including public shareholders) owned 37.16% of Medis El's common stock.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE C (CONTINUED)

     At December 31, 1999, MTL owned 100% of the common stock of Medis Inc., which in turn owned 5,925,000 shares, or 56.49%, of Medis El. Additionally, MTL owned 742,681 shares of Medis El, or an additional 7.08%. The minority shareholders (including public shareholders) owned 36.43% of Medis El's common stock.

     The following unaudited pro forma consolidated results of operations for the year ended December 31, 1997 assumes that the acquisition of the minority interest of Medis Inc. had occurred on January 1, 1997. The pro forma data is for informational purposes only and may not necessarily reflect results of operations as if the acquisition had occurred on January 1, 1997.

                     Revenues                                                   $     --
                                                                                ============
                     Net loss                                                   $(4,598,000)
                                                                                ============
                     Basic and diluted
                         loss per share                                              $(.57)
                                                                                     ======
                     Shares used in calculation of basic
                         and diluted loss per share                               8,077,997
                                                                                 ==========


NOTE D - INVENTORIES

     Inventories at December 31, 1998 include three CellScan machines that management designated as held for sale because the Company made certain improvements to such machines and believed that it would be able to sell such machines. The remaining five machines were included in property and equipment as they were intended to be used as a marketing and research and development tool to demonstrate and promote the CellScan technology and to develop new research applications.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE D (CONTINUED)

     During 1999, the Company reclassified the remaining three CellScans with a total cost of $197,000 from inventory to property and equipment. This treatment, which resulted in all of the Company's CellScans being classified as property and equipment, is consistent with the Company's use of all its CellScans as a marketing and research and development tool to demonstrate and promote the CellScan technology, and to develop new research applications.

     On June 30, 1999, the Company charged its inventory of cell carriers and antigens, and Neuritors, a technology that the Company is no longer developing or selling, aggregating $255,000 to research and development expense.

NOTE E - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                         DECEMBER 31,
                                                           ------------------------------------
                                                               1998                     1999
                                                           ------------              ----------
      Machinery and equipment                               $   776,000              $1,106,000
      Computers                                                 174,000                 187,000
      Furniture and office equipment                             84,000                  94,000
      Vehicles                                                  154,000                 154,000
      Leasehold improvements                                    156,000                 300,000
                                                            -----------              ----------
                                                              1,344,000               1,841,000

      Less accumulated depreciation                             484,000                 858,000
                                                            -----------              ----------
      Property and equipment - net                          $   860,000              $  983,000
                                                            ===========              ==========

Machinery and equipment at December 31, 1998 includes five CellScan machines and at December 31, 1999 includes eight CellScan machines. (Reference is made to Note D.)

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE F - INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31:

                                                                1998                   1999
                                                            -------------           ------------
       CellScan technology assets                           $   2,814,000           $  2,851,000
       Neuritor technology assets                                 161,000                      -
       Goodwill                                                 9,252,000              9,351,000
                                                            -------------           ------------

                                                               12,227,000             12,202,000
       Accumulated amortization                                 2,547,000              4,960,000
                                                            -------------           ------------

                                                            $   9,680,000           $  7,242,000
                                                            =============           ============


     During the year ended December 31, 1999, the Company purchased an aggregate of 24,500 shares (or approximately 0.24%) of Medis El on the open market (i.e., from the minority shareholders). These purchases were treated as an acquisition of minority interest of the Company. The excess of purchase price over net assets acquired was approximately $139,000 which was allocated to CellScan technology assets ($37,000), in-process R&D for the Fuel Cell and Stirling Cycle Projects ($3,000), and goodwill ($99,000).

     In connection with management's decision as of June 30, 1999 to no longer develop or sell the Neuritor technology, management determined that an event or change in circumstances had occurred that indicated that the acquired technology assets relating to the Neuritor were impaired. Therefore, the Company charged the remaining unamortized balance relating to such technology (or an additional $128,000) to amortization of intangible assets. Such amount represents the write-off of such impaired technology assets.

NOTE G - LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                              1998                   1999
                                                           ----------             -----------
       Bank debt - Israel                                   $ 300,000               $ 97,000
       Less current portion                                  (204,000)               (86,000)
                                                             --------                -------

                                                            $  96,000               $ 11,000
                                                            =========                =======

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE G (CONTINUED)

     BANK DEBT - ISRAEL

     Bank Debt - Israel represents Medis El's borrowings of bank loans that are linked to the dollar, which bear interest at the LIBOR plus 2.4% to 2.6% per annum and are guaranteed by the State of Israel. Such loans are collateralized by a floating lien on all of the assets of Medis El.

     The aggregate maturities of long-term debt are as follows:


            Year ended December 31,
                2000                                       $86,000
                2001                                         8,000
                2002                                         3,000
                                                           -------

                                                           $97,000
                                                           =======

NOTE H - STOCKHOLDERS' EQUITY

     1.  MEDIS TECHNOLOGIES LTD. COMMON STOCK

          Each stockholder is entitled to one vote for each share of common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Stockholders owning or controlling more than 50% of the shares can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for this purpose. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

         In 1997, the Company recorded a reduction in additional paid-in capital due to the recognition of the minority share of a capital contribution to Medis El. The capital contribution arose from a note payable to Medis Inc. that MTL signed at inception. The note had a face value of $2,500,000, of which $500,000 was repaid prior to January 1, 1996. In a year prior to 1996, the note receivable was assigned by Medis Inc. to Medis El as a capital contribution. Medis El disclosed this transaction in the notes to its financial statements and for financial statement purposes presented the capital contribution and note receivable netted against each other in stockholders' equity. As of December 31, 1997, MTL was required to consolidate Medis El for the first time, after the acquisition by MTL of the minority interest held by IAI. Since MTL had a note payable to Medis El that would need to be eliminated in consolidation, Medis El had to reclassify the note out of equity in order to eliminate it in consolidation as of December 31, 1997. Therefore, even though the capital contribution had occurred before December 31, 1997, it was reflected in the December 31, 1997 financial statements to facilitate the consolidation process. Since MTL owned 67% of Medis El at the time, the minority share of the capital contribution was recorded as a reduction of equity and an increase in the minority interest.

          In March 1998, the Company offered its existing shareholders the opportunity to acquire 216,667 units at a price of $12 per unit, each unit consisting of three shares of MTL common stock and one warrant to purchase one share of MTL common stock at an exercise price of $5.00 per share. In September 1998, 181,426 units were issued to existing shareholders for approximately $2,177,000. The proceeds were used to repay the $2,000,000 subordinated note due to Medis El discussed above, and the outstanding subordinated notes and bank loan.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

     In November 1998, the Company offered an additional 176,908 units with the same terms and conditions as the units mentioned above. The proceeds of this offering were approximately $2,123,000. These proceeds were used to purchase an additional 400,000 shares of Medis El for $2,000,000 and to pay interest of $300,000 due on the note which had already been paid. In December 1998, the Company sold an additional 25,000 units with the same terms and conditions as mentioned above. The aggregate proceeds were $300,000.

     During the year ended December 31, 1999, the Company issued an aggregate of 193,668 units (of which 25,000 were to IAI) with the same terms as those issued in 1998. Proceeds from such issuances aggregated approximately $2,324,000. The purpose of the issuance of such units was to generate additional cash to purchase shares of Medis El in order to fund the research and development activities of Medis El and for the Company's working capital.

     On May 19, 1999, the Company purchased an additional 318,181 shares of Medis El for $1,750,000.

  2. MEDIS TECHNOLOGIES LTD. WARRANTS

     MTL warrants outstanding are summarized below:

                                                                                                 Weighted-
                                                                                             average exercise
                                                                         Shares                   price
                                                                      -----------            ----------------
         Balance at January 1, 1997                                     1,143,098             $3.00-$5.00

         Exercised                                                       (638,573)            $4.00
         Cancelled                                                        (15,000)            $3.00-$5.00
                                                                      -----------

         Balance at December 31, 1997                                     489,525             $5.00

         Granted                                                          533,334             $5.00
         Exercised                                                           -
         Cancelled                                                        (11,762)            $5.00
                                                                      -----------

         Balance at December 31, 1998                                   1,011,097

         Granted                                                          193,668             $5.00
                                                                       ----------

         BALANCE AT DECEMBER 31, 1999                                   1,204,765             $5.00
                                                                        =========

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

     In March 1998, as consideration for providing guarantees on Company debt, the Company granted a total of 100,000 warrants to purchase 100,000 shares of the Company's common stock exercisable at $5.00 per share to two officers. Additionally, during 1998, 50,000 warrants were issued to a nonemployee consultant. The Company recorded approximately $9,000 of compensation expense relating to the above grants, which represented management's estimate of the fair value of such warrants. The fair value of such warrants was estimated using a Black-Scholes methodology and a 5% risk-free interest rate and 0% volatility (since the Company is not a public company).

     On June 8, 1999, the Company extended the expiration date of its outstanding warrants which were scheduled to expire on January 1, 2000, June 30, 2000 and December 31, 2000 through June 30, 2002. In connection with such modification, the Company recorded an additional $41,000 of compensation expense during the year ended December 31, 1999, relating to the above warrants that were issued to employees in exchange for guarantees and to the consultant. The fair value of such warrants was estimated using a Black-Scholes methodology and a 5% risk-free interest rate and 0% volatility (since the Company is not a public company).

  3. MEDIS TECHNOLOGIES LTD. STOCK OPTIONS

     On July 13, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan, and reserved 1,000,000 shares of common stock for issuance as stock options or stock appreciation rights pursuant to the plan. The plan provides for the issuance of both incentive and nonqualified stock options.

     On November 2, 1999, the Company granted to employees of the Company and its subsidiaries, and consultants options to purchase 450,000 shares of common stock at $2.93 per share which is the Company's good faith determination of 80% of the fair market value on the date of grant. Such options have a four-year life, and vest after two years.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

         Information regarding these options for 1999 is as follows:

                                                                                   Nonqualified options
                                                                                 -------------------------
                                                                                                  Weighted-
                                                                                                   average
                                                                                                   exercise
                                                                                 Shares             price
                                                                                 ------             -----
          Options outstanding at beginning of year
              Exercised                                                             -                  -
              Granted                                                            450,000            $2.93
              Cancelled or forfeited                                                -                  -
                                                                                 -------            -----

          Options outstanding at end of year                                     450,000            $2.93
                                                                                 =======             ====

          Exercisable                                                               -                 -
                                                                                 =======             ===


     The following tables summarize information about stock options outstanding as of December 31, 1999:


                                                 Options outstanding                             Options exercisable
                                 ----------------------------------------------------      ------------------------------
                                     Number            Weighted-                               Number
                                  outstanding           average           Weighted-         exercisable         Weighted-
                                     as of             remaining           average             as of             average
               Ranges of          December 31,        contractual          exercise         December 31,         exercise
            exercise prices           1999                life               price              1999                price
            ---------------      ------------        ------------        ------------      --------------       ---------

                 $2.93              450,000            3.84 years           $2.93                -                  -

     Summary of weighted-average fair value of stock options granted during the year ended December 31, 1999:


                                                                                        Weighted-            Weighted-
                                                                                         average              average
                                                                                     exercise price          fair value
                                                                                     --------------          ----------
              Exercise price is less than market price on grant date                      $2.93                $1.31

     As of December 31, 1999, 550,000 options were available for grant pursuant to the plan.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

     Compensation costs charged to operations which the Company recorded for options granted to employees and directors at exercise prices below the fair market value at the date of grant and for options granted to consultants aggregated $20,000 in 1999. Deferred compensation for employee and director stock options was determined by calculating the difference between the exercise price and the fair market value of such options on the date of grant. Deferred compensation for options granted to the consultant was estimated using a Black-Scholes Option Valuation model and the assumptions disclosed in Note H-6. The deferred compensation is charged to operations ratably over the vesting period of such options.

     See Note H-6 for discussion of pro forma effects of applying SFAS No. 123 to these employee stock options.

  4. MEDIS EL

     In January 1998, Medis El sold 300,000 shares at $ 4.50 per share, in a private placement, to an existing shareholder for aggregate net cash proceeds of $1,334,000. The Company owned 67% of Medis El before the private placement and 65% of Medis El after the private placement. The Company recorded a gain on the issuance of these shares of approximately $796,000, which is reflected as additional paid-in capital.

     The Company calculated the recorded gain by subtracting the book value of the new shares after issuance from the net proceeds of such shares. The Company recorded its share of the gain by multiplying its ownership percentage by the total gain.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

     The following table reconciles the gains recognized by the Company through transactions in Medis El stock:

                                                             Year ended December 31,
                                                             -----------------------
                                                               1998          1999
                                                               ----          ----
Gain on Medis El private placement - January, 1998         $  796,000   $     --
Gain on Medis El's issuance of shares to CellScan
    Argentina for settlement of litigation  (Note  I.6 )         --        268,000
Gain on exchange of shares of Medis El owned
    by Medis Inc. for the Company's outstanding
    debt (Note G)                                             540,000         --
Gain on exercises of Medis El stock options                    37,000       76,000
Contribution of interest payment to Medis El                  176,000         --
                                                           ----------   ----------
         Amount reflected in statement of
             stockholders' equity                          $1,549,000   $  344,000
                                                           ==========   ==========


     The Company calculated the gain on the exchange of shares for debt by subtracting the book value of the shares previously owned by Medis Inc. from the value of the debt.

 5.  MEDIS EL SHARE OPTION PLAN

     In October 1993, the Board of Directors of Medis El adopted a share option plan (the "Share Option Plan") pursuant to which 500,000 shares were reserved for issuance upon the exercise of options to be granted to key employees and consultants of Medis El. The Share Option Plan is administered by the Board of Directors, which designates the quantities, dates and prices of the options granted. Unless otherwise determined by the Board of Directors, the exercise price of options will be the market price of the Ordinary Shares on the date of grant.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

     Options granted under the Share Option Plan will expire after a four-year period, but will be exercisable only after the second anniversary of the grant date and then only if the option holder is still an employee or consultant of Medis El. The options are exercisable in full, two years after the date of grant.

     On May 3, 1998, the Board of Directors of Medis El granted options to purchase Medis El's shares under the Share Option Plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, certain employees, a director, and a consultant of Medis El received 119,000 options (of which 50,000 were granted to a director) which are convertible into shares on a one-to-one ratio at $7.20, which was 80% of the market price on the date of the grant ($9.00).

     On November 4, 1998, the Board of Directors of Medis El granted options to purchase Medis El's shares under the Share Option Plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, the executive vice-president of Medis El received 30,000 options, which are convertible into shares on a one-to-one ratio at $6.00. The market price on the date of the grant was $7.188.

     During 1999, the Board of Directors of Medis El extended the expiration date of the options issued on February 14, 1994 for an additional one-year period until February 14, 2000. The extension pertains only to options held by persons who were in the employ of Medis El on the date the extension was adopted.

     During the year ended December 31, 1999, Medis El issued additional 56,150 shares upon exercise of stock options by employees.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

     The following table summarizes Medis El's option plan activity for the three years ended December 31, 1999:

                                                                                                 Weighted-
                                                                         Number                   average
                                                                           of                    exercise
                                                                         options                   price
                                                                         -------                   -----
           Balance at January 1, 1997                                      244,750                  3.03

           Cancelled                                                        (9,000)                 0.56
                                                                         ---------

           Balance at December 31, 1997                                    235,750                  3.12

           Granted                                                         196,400                  7.07
           Exercised                                                       (29,650)                 0.66
           Cancelled                                                       (87,950)                 7.42
                                                                          --------

           Balance at December 31, 1998                                    314,550                  4.61

           Granted                                                          43,600                  7.42
           Exercised                                                       (56,150)                 0.56
           Cancelled                                                       (46,900)                 7.42
                                                                          --------

           BALANCE AT DECEMBER 31, 1999                                    255,100                  5.47
                                                                           =======

                    Medis Technologies Ltd. and Subsidiaries

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

    Outstanding Share Option Plan activity is summarized as follows:


                                                                                  Number of options
                                                                           ------------------------------
                             Exercise
        Issue date             price      Issued   Exercised    Cancelled  Outstanding      Expires
        ----------             -----      ------   ---------    ---------  -----------      -------
    February 14, 1994        $7.42       143,150                (143,150)               February 14, 1998
    August 30, 1996           0.5625      89,700    (57,300)     (14,900)    17,500 (1) August 30, 2000
    November 28, 1996         0.5625      11,100     (9,700)      (1,400)         -     November 28, 2000
    December 2, 1996          0.5625      63,300    (18,300)                 45,000 (2) December 2, 2000
    February 14, 1998         7.42        47,400       (500)     (46,900)         -     February 14, 1999
    July 1, 1998              7.20       105,000                            105,000 (3) July 1, 2002
    November 5, 1998          7.20        14,000                             14,000     November 5, 2002
    November 4, 1998          6.00        30,000                             30,000 (4) November 4, 2002
    February 14, 1999         7.42        43,600                             43,600 (5) February 14, 2000


     (1) Including to the executive vice president of Medis El - 27,500 options
     (2) Including to directors of Medis El - 60,000 options
     (3) Including to officers and directors of Medis El - 100,000 options
     (4) All issued to the executive vice president of Medis El
     (5) Including to the executive vice president of Medis El - 27,500 options

     Compensation costs charged to operations which Medis El recorded for options granted below the fair market value at the date of grant were $23,000 and $126,000 in 1998 and 1999, respectively. Compensation expense was determined by calculating the difference between the exercise price and the fair market value of such options on the date of grant. The expense is charged to operations over the vesting period of such options.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

     6. EFFECT OF SFAS NO. 123 ON MEDIS EL SHARE OPTIONS AND ON THE COMPANY'S OPTIONS

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for Medis El's stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions:


                                                Medis El               Medis EL               MTL
                                                options                options              options
                                                  1998                   1999                 1999
                                             -------------          -------------        --------
           Dividend yield                         0%                     0%                   0%
           Risk-free interest rate                5.00%                  6.00%                5.40%
           Volatility factor                      0.10                   0.40                 0.00
           Expected life in years
               after vesting period               1 - 2                  1 - 2                2

     The Black-Scholes option valuation model was developed for use in estimating the fair value of the traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's and Medis El's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized as an expense over the vesting period of the options. The Company's pro forma information is as follows:


                                                                    Year ended December 31,
                                                      --------------------------------------------------
                                                           1997                 1998              1999
                                                      -------------        -------------       ---------
           Loss for the year as reported                $(1,544,000)         $(4,418,000)    $    (5,965,000)
           Pro forma loss                                (1,785,000)          (4,592,000)         (6,002,000)
           Loss per share as reported                          (.33)                (.52)               (.61)
           Pro forma loss per share                            (.38)                (.54)               (.61)

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE H (CONTINUED)

     The weighted average fair value of Medis El options granted during the years ended December 31, 1998 and 1999 was $1.89 and $0.96, respectively.

     The total compensation expense for employees included in the pro forma information for 1997, 1998 and 1999 is $144,000, $174,000 and $138,000,
     respectively.

NOTE I - COMMITMENTS AND CONTINGENCIES

  1. CELLSCAN LICENSE - Medis El acquired the rights to the CellScan in August 1992 by assignment from IAI of a license from Bar Ilan University to IAI. Medis El paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all rights to the University's CellScan patents, know-how and inventions including any subsequently acquired, and all improvements thereto. Medis El is obligated to pay the University a royalty for a twenty-year period beginning in 1995. For the first ten years, the royalty is at the rate of 6.5% of proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received from granting territorial rights. The royalty for the second ten-year period is 3.5% on all revenues whether from sales or fees. In addition to such royalty payments, the Company is required to grant $100,000 to the University during the first year that the Company's after-tax profits exceed $300,000. No royalties were required to be paid during the three years ended December 31, 1999.

  2. NEURITOR LICENSE - In consideration of grants by the State of Israel, Medis El is obligated to pay royalties for a license from Imexco General Ltd. ("Imexco"), for which assignment Medis El paid $500,000. An additional sum of $125,000 was paid in December 1995. In 1996, Medis El relinquished its exclusive right to market the Neuritor in consideration of relief of its obligation to pay minimum royalties. Medis El has to pay Imexco royalties at rates ranging from 2% to 7% of the revenue generated by the sale of the Neuritor.

  3. OTHER ROYALTIES - In consideration of grants by the State of Israel,
     Medis El is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by Medis El is repaid in full. All grants received from the State of Israel related to the CellScan and Neuritor technologies. Total grants received, net of royalties paid as of December 31, 1999, aggregate $2,576,000, which includes those received by IAI relating to such technologies of $805,000. No royalties were required to be paid during the three years ended December 31, 1999.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE I (CONTINUED)

  4. LEASE COMMITMENTS - MTL's office space is provided to MTL for an annual rental fee of approximately $24,000, by a company, which is controlled by the Chairman of the Board and the President of MTL.

     Medis El is committed under two leases for office space, laboratory and manufacturing facilities. Its Corporate headquarters and technology center facility lease, which has a term until November 2000 and a one-year option extending to November 2001 on most of the facility, provides for an annual aggregate rental of approximately $91,000. Its manufacturing facility lease has an initial term until December 31, 2001, a two-year option extending to December 31, 2003, and provides for an annual aggregate rental of approximately $26,000.

  5. AGREEMENT WITH PERUVIAN COMPANY - In June 1999, Medis El reached an agreement with the Peruvian company ("Peru") which owns a CellScan machine, whereby, in consideration of Medis El upgrading the CellScan system at its cost, Peru relinquished any future claims against Medis El, except for an option to require Medis El to repurchase the CellScan system for $100,000. Such option expired on January 14, 2000. In February 2000, Medis El granted Peru a new option to require Medis El to repurchase the CellScan machine for $110,000 which was exercised by Peru, via a letter dated February 23, 2000. The Company has charged expense in the fourth quarter of 1999 for its anticipated loss on the transaction.

  6. SETTLEMENT OF LITIGATION - In November 1999, Medis El entered into a settlement agreement with an Argentinian company ("Argentina") to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled CELLSCAN ARGENTINA, S.A. V. MEDIS EL LTD., ET AL. This action arose from a 1993 distribution agreement and a related purchase of a CellScan machine. Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages. The settlement requires Medis El to purchase back from Argentina its CellScan for $100,000, issue 60,000 of Medis El's ordinary shares to Argentina and issue warrants to purchase 30,000 of Medis El's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. Medis El recorded a charge to expense in the fourth quarter of 1999 of $437,000, which represents the fair market value of the Medis El shares and warrants on the date of grant. The fair value of the warrants was estimated using a Black-Scholes valuation model and assumptions consistent with those used in Note H-6.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE I (CONTINUED)

     The settlement agreement also includes irrevocable options that MTL and Argentina grant to each other. If the Exchange Offer was not consummated by January 3, 2000, Argentina may require MTL to purchase its shares at $6.00 per share provided that it may not sell more than an aggregate of 3,000 shares within five trading days and not more than aggregate of 12,000 shares in a period of 20 trading days. Additionally, MTL may require Argentina to sell its shares to MTL for a price of $6.00 subject to the above trading restrictions. In January and February 2000, MTL repurchased an aggregate of 24,000 shares from Argentina for an aggregate cash consideration of $145,500.

  7. OTHER AGREEMENTS - During the first quarter of 1999, a U.S.-based multinational corporation paid to Medis El, $100,000 for a right of first refusal to obtain exclusive rights to use the stirling cycle and other technologies in its field of business and an additional $100,000 to assist in the development of the stirling cycle for use in its field of business, which Medis El and the Company recorded as a credit to research and development expense. This payment was made pursuant to a technology development agreement that Medis El entered into with the corporation in December 1998 to, among other things, jointly develop the stirling cycle system for application in such corporation's line of business.

NOTE J - RELATED PARTY TRANSACTIONS

  1. CELLSCAN DISTRIBUTION AGREEMENT - Medis El and CDS have entered into an agreement, whereby CDS has the sole distribution rights to the CellScan in the United States continuing for a period of twelve years after FDA approval of the product, but is subject to termination in the event that certain annual performance criteria are not met. CDS is obligated to pay the first $1,500,000 of costs to obtain FDA approval, Medis El is obligated to pay the next $500,000 and is obligated to loan CDS the next $500,000 which will be repaid only if CellScan receives FDA approval. In the event that the distribution agreement is transferred by CDS to a third party for consideration, Medis El will be entitled to receive a pro rata portion of such consideration (based on the share it bore of all FDA costs) to the extent required to repay the loan it granted to the distributor, referred to above.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE J (CONTINUED)

  2. EXCLUSIVE AGENCY AGREEMENTS - In July 1998, Medis El entered into an Exclusive Agency Agreement with CDS. Under such agreement, CDS would coordinate all licensing arrangements between the Company and third parties within North America in respect of the Company's linear technologies. In exchange, CDS would be entitled to receive a fee equal to 10% of all royalties payable to the Company under the specific license agreements for the first ten years of such agreement and 5% of the royalties thereafter. Additionally, on October 26, 1998, the Board of Directors authorized Medis El to enter into an Exclusive Agency Agreement with CDS with respect to Medis El's other technologies. The agreement would be on terms similar to the agreement for linear technologies described above. Both agreements have been approved at general meetings of the shareholders of Medis El. In January 1999, Medis El paid CDS $20,000, which represented the royalty due to CDS for negotiating the agreement with the large multinational corporation mentioned in Note I-7.

  3. OTHER RELATED PARTY TRANSACTIONS - Medis El is required to utilize IAI as its initial outside manufacturing source for products to be manufactured by Medis El which IAI is capable of producing at competitive prices and, if IAI is unable to satisfy Medis El's requirement at such prices, Medis El is required to seek other Israeli sources. Only after exhausting these two options, may Medis El then have recourse to non-Israeli sources.

  4. INSURANCE - Medis El is presently included as an additional insured party on IAI's product and third party liability insurance policy.

  5. EMPLOYMENT AGREEMENT - Medis El had a one-year employment agreement with its executive vice president, which terminated on September 30, 1999. Under the agreement, he received an annual base salary of approximately $136,000. Effective October 1, 1999, the Company and the executive vice president signed a one-year employment agreement, which provides the executive vice president an annual base salary of $180,000.

  6. BOARD MEMBERS - Medis Inc. has a Board of Directors consisting of six members, three of which are designated by MTL and three by IAI. Medis El has a Board currently composed of six Directors, three of which are designated by MTL and three by IAI. One of the founding stockholders of MTL is the Chairman of the Board of Medis El, the Chairman of the Board, Chief Executive Officer, and Secretary of MTL and President and Chief Executive Officer of Medis Inc. He receives an annual salary of $100,000 paid by Medis El. The other founding shareholder of MTL is a Director of Medis El, Vice President of Medis Inc. and President, Treasurer and a Director of MTL.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE J (CONTINUED)

  7. ACQUISITION BY MEDIS EL OF MINORITY SHARE OF MORE ENERGY LTD.- In
     December 1999, Medis El purchased shares representing an additional 11.5% interest in its majority owned subsidiary, More Energy Ltd., for an aggregate cash purchase price of $115,000. Medis El accounted for this acquisition of a minority interest using purchase accounting. The excess of purchase price over the book value of the net assets acquired aggregated $115,000. This excess purchase price was allocated to in process research and development and therefore was charged to research and development costs as of the date of the acquisition. The project acquired was an additional interest in the fuel cell technology that More Energy Ltd. is developing. Medis El believes that it will be able to seek to enter into licensing or joint venture arrangements with third parties relating to the fuel cells by the third quarter of 2000. Medis El anticipates that it will incur substantial costs to complete the fuel cell project. If Medis El's expected development timetable is not adhered to, the result may be that Medis El may continue to incur additional research and development costs relating to the fuel cell technology. Additionally, if Medis El is unable to locate a licensing or joint venture partner, this may delay the completion of the project or cause Medis El to incur additional costs.

NOTE K - INCOME TAXES

     The following represents the components of the Company's pre-tax losses for each of the three years in the period ended December 31, 1999.


                                                                      Year ended December 31,
                                                  -------------------------------------------------------------
                                                       1997                      1998                   1999
                                                  -------------               ----------            -----------
      Domestic                                      $  (481,000)             $(2,556,000)           $(3,001,000)
      Foreign                                        (1,063,000)              (1,862,000)            (2,964,000)
                                                     ----------               ----------             ----------

                                                    $(1,544,000)             $(4,418,000)           $(5,965,000)
                                                     ==========               ==========             ==========

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE K (CONTINUED)

     The Company files a consolidated Federal income tax return, which includes MTL, Medis Inc., and CDS. At December 31, 1999, the Company has a net operating loss ("NOL") carryforward for United States Federal income tax purposes of approximately $4,686,000, expiring as follows:

                 2007                                               $   210,000
                 2008                                                   897,000
                 2009                                                   684,000
                 2010                                                   657,000
                 2011                                                 1,115,000
                 2012                                                   444,000
                 2013                                                   252,000
                 2014                                                   427,000
                                                                     ----------

                                                                     $4,686,000
                                                                     ==========

     Pursuant to United States Federal income tax regulations, the Company's ability to utilize this NOL may be limited due to changes in ownership, as defined in the Internal Revenue Code.

     The Company, through Medis El, has net operating losses, for Israeli tax purposes, aggregating approximately $23,500,000, which, pursuant to Israeli tax law, do not expire.

     Deferred income tax assets arising from NOL carryforwards have been reduced to zero through a valuation allowance. The Company continually reviews the adequacy of the valuation allowance and will recognize deferred tax assets only if a reassessment indicates that it is more likely than not that the benefits will be realized.

     Medis El is an Israeli corporation and is subject to income taxes under the relevant Israeli tax law. Medis El has been issued a certificate of approval as an "Approved Enterprise," which allows Medis El to have lower tax rates under Israeli tax law. Such rates include a corporate tax on income at a rate of 20% and a tax rate on distributed dividends of 15%. These benefits may be in force through at least 2006.

     No tax expense has been recorded in the financial statements of the Company, as the Company has a loss in the current year, in each tax-paying jurisdiction.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE K (CONTINUED)

     Temporary differences that give rise to deferred tax assets are as follows

                                                                                             December 31,
                                                                                     ---------------------------
                                                                                     1998                   1999
                                                                                     ----                   ----
       Net operating loss carryforwards - United States                           $ 1,785,000            $ 1,964,000
       Net operating loss carryforwards - Israel                                    6,839,000              8,496,000
       Other                                                                         (544,000)               (82,000)
                                                                                  -----------           -------------

                                                                                    8,080,000             10,378,000

       Valuation allowance                                                         (8,080,000)           (10,378,000)
                                                                                   ----------           -------------

                Deferred tax assets, net of valuation
                   Allowance                                                      $    -                 $    -
                                                                                  ===========           =============

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE K (CONTINUED)

     A reconciliation of the income tax benefit computed at the United States Federal statutory rate to the amounts provided in the financial statements is as follows:


                                                                               Year ended December 31,
                                                                   ------------------------------------------------
                                                                   1997                  1998                  1999
                                                                   ----                  ----                  ----
       Income tax benefit computed at
           Federal statutory rate                                 $(525,000)          $(1,502,000)          $(2,028,000)
       Effect of foreign income taxes                               149,000               261,000               415,000
       Effect of permanent differences                               35,000               831,000               875,000
       Change in valuation allowance                                341,000               410,000               738,000
                                                                   --------           -----------           -----------

                                                                  $    -              $     -               $     -
                                                                  =========           ===========           ===========


NOTE L - LIQUIDITY

     Since inception, the Company has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on financing activities, principally the sale of its stock, to fund its research and development activities. The Company believes this dependence will continue unless it is able to successfully develop and market its technologies. However, there can be no assurance that the Company will be able to continue to obtain financing or successfully develop and market its technologies.

NOTE M - INFORMATION ABOUT GEOGRAPHIC AREAS

     The following lists the long-lived assets held in the Company's country of domicile and in all foreign countries:


                                                            December 31,
                                                     ---------------------------
                                                     1998                   1999
                                                     ----                   ----
       United States                            $          -           $          -
       Israel                                     10,540,000              8,225,000
                                                  ----------            -----------

                                                 $10,540,000           $  8,225,000
                                                  ==========            ===========

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE M (CONTINUED)


                                                                                 December 31,
                                                                        ---------------------------
                                                                        1998                   1999
                                                                        ----                   ----
       Long-lived assets consist of the following:
          Property and equipment, net                               $     860,000          $     983,000
          Intangible assets, net                                        9,680,000              7,242,000
                                                                      -----------            -----------

                                                                      $10,540,000           $  8,225,000
                                                                       ==========            ===========


NOTE N - SUBSEQUENT EVENTS

  1. ISSUANCE OF COMMON STOCK - In January and February, 2000, the Company completed private placements of units of its common stock. An aggregate of 637,000 shares and 240,833 warrants were issued for aggregate cash proceeds of $2,895,400. The warrants have an exercise price of $5.75 per share.

  2. EXERCISES OF MEDIS EL STOCK OPTIONS - During January and February 2000, employees, including certain officers and a director of Medis El, exercised an aggregate of 66,100 stock options.

  3. REGISTRATION STATEMENT - The Company intends to file Amendment No. 3 to a Registration Statement with the Securities and Exchange Commission to register additional shares (to a maximum of 5,299,722) to be issued in exchange for outstanding shares of Medis El that are tendered (the "Exchange Offer"). Such transaction is subject to the terms discussed in the Registration Statement. The Company intends to issue 1.37 of its shares for each share of Medis El that is tendered. The Exchange Offer will not be consummated unless a minimum of 1,735,842 shares (or 80% of the outstanding shares of Medis El) are tendered. Additionally, the Company intends to file an additional registration statement to register approximately 9.2 million of its outstanding shares for the owners thereof.

  4. ACQUISITION BY MEDIS EL OF MINORITY INTEREST IN MORE ENERGY LTD. - In January 2000, Medis El purchased an additional 5% of its majority-owned subsidiary, More Energy, Ltd., for an aggregate cash purchase price of $50,000.

  5. INVESTMENT IN MEDIS EL - On February 23, 2000, the Company acquired an additional 107,759 shares of Medis El for $2,500,000.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1998 and 1999

NOTE N (CONTINUED)

  6. OPTION GRANTS - On February 21, 2000, the Board of Directors granted an aggregate of 153,000 options under the 1999 Stock Option Plan to employees of the Company and Medis El and to Medis El directors and consultants. The options had an exercise price of $5.00 per share. The options vest after two years and expire after four years.

NOTE O - SUBSEQUENT EVENTS (UNAUDITED)

  1. AGREEMENT WITH PERUVIAN COMPANY - In April 2000, the Company transferred $55,000 to the Peruvian company and intends to transfer the remaining $55,000 when proof of shipment is received.

  2. NEW TECHNOLOGY AGREEMENT - On March 26, 2000, the Company entered into an agreement with an unaffiliated third party giving it the option to analyze an advanced composite pipe technology developed and owned by such party and subsequently enter into a joint venture to develop the technology. If the Company decides to exercise the option, they will be required to, among other things, finance the operations of the joint venture for two years at $600,000 per year. The Company paid $7,500 for the option, which expires on June 24, 2000.

  3. ADDITIONAL OPTIONS ON TECHNOLOGY: Medis El has an option to purchase an additional 50% interest for aggregate consideration of $60,000, in a company assisting in the development of one of its technologies. Medis El currently owns 25% of such company. The option which was scheduled to expire on March 31, 2000 was extended through June 30, 2000.

                                    * * * * *

                    Medis Technologies Ltd. and Subsidiaries

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

     The following unaudited pro forma consolidated balance sheet as of December 31, 1999 gives effect to the exchange offer proposed by this Registration Statement (1) as if 100% of the outstanding shares of Medis El had been tendered and (2) as if 80% of the outstanding shares of Medis El had been tendered, in both cases, as if they had occurred on December 31, 1999. The following unaudited pro forma consolidated statements of operations for the years ended December 31, 1999 and 1998, give effect to the exchange offer proposed by this Registration Statement (1) as if 100% of the outstanding shares of Medis El had been tendered and (2) as if 80% of the outstanding shares of Medis El had been tendered, in both cases, as if they had occurred at the beginning of each year presented. The exchange offer proposed by this registration statement represents the Company's acquisition of the shares held by minority shareholders of Medis El.

     The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The unaudited pro forma consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and the notes thereto. The unaudited pro forma financial information does not purport to represent the financial condition or results of operations of the Company after such transaction nor does it purport to project the financial condition or results of operations of the Company as of any future date or for any future period.

                    Medis Technologies Ltd. and Subsidiaries

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                                December 31, 1999


                                                                                     Pro forma
                                                                 Actual              Adjustments            Pro forma
                                                             --------------         ------------         --------------
                        ASSETS
 Current assets:
    Cash and cash equivalents                                $   1,842,000                               $    1,842,000
    Accounts receivable-Other                                       58,000                                       58,000
    Prepaid expenses                                               101,000                                      101,000
                                                             --------------                              --------------

    Total current assets                                         2,001,000                                    2,001,000

 PROPERTY AND EQUIPMENT, net                                       983,000                                      983,000

 INTANGIBLE ASSETS, net                                          7,242,000           $93,284,000 (a)        100,526,000
                                                              -------------           ----------            -----------

                                                              $ 10,226,000           $93,284,000           $103,510,000
                                                               ============           ===========           ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities
    Current portion of long-term debt                         $     86,000                                 $     86,000
    Accounts payable                                               102,000                                      102,000
    Accrued expenses and other current liabilities                 730,000                                      730,000
                                                              -------------                                 -----------

    Total current liabilities                                      918,000                                      918,000

 LONG-TERM DEBT                                                     11,000                                       11,000

 OTHER LONG-TERM LIABILITIES                                       109,000                                      109,000
                                                               -----------                                  -----------

    Total  liabilities                                           1,038,000                                    1,038,000

 MINORITY INTEREST IN SUBSIDIARY                                   627,000        $     (627,000) (a)              -

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY
     Common stock                                                  100,000                53,000 (a)            153,000
     Additional paid-in capital                                 32,450,000            94,239,000 (a)        126,689,000
     Accumulated deficit                                       (23,615,000)             (381,000)(a)        (23,996,000)
     Deferred compensation costs                                  (374,000)                                    (374,000)
                                                              ------------            ----------            -----------

     Total stockholders' equity                                  8,561,000            93,911,000            102,472,000
                                                              ------------            ----------            -----------

                                                              $ 10,226,000           $93,284,000           $103,510,000
                                                               ============           ===========           ===========

                    Medis Technologies Ltd. And Subsidiaries

             NOTE TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                                December 31, 1999

 (a) Adjustment to reflect the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 100% of the shares of Medis El or 3,868,410 shares are tendered in the exchange offer. The assumed market price for such shares is $24.375, which was the quoted market price of Medis El shares on February 29, 2000. The Company used the market price on February 29, 2000 since Medis El's stock price increased significantly during the months of January and February 2000. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($381,000), acquired technology assets ($5,696,000), and goodwill ($87,588,000). The Company intends to amortize the acquired technology assets over their remaining useful lives of three years and the goodwill over a five-year period. The adjustment also eliminates the minority interest of Medis El, as it is assumed to be settled upon completion of this transaction.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1999


                                                                  Pro forma
                                                   Actual        Adjustments      Pro forma
                                                   ------        -----------      ---------
  Operating expenses
     Research and development costs, net       $  2,749,000                    $  2,749,000
     Selling general and administrative
       Expenses                                   2,467,000                       2,467,000
     Amortization of intangible assets            2,574,000    $ 19,416,000 (a)  21,990,000
                                               ------------    ------------    ------------

     Total operating expenses                     7,790,000      19,416,000      27,206,000
                                               ------------    ------------    ------------

     Loss from operations                        (7,790,000)    (19,416,000)    (27,206,000)

 Other income (expenses)
    Interest and other income                       150,000                         150,000
    Interest expense                                (22,000)                        (22,000)
                                               ------------    ------------    ------------

                                                    128,000                         128,000
                                               ------------    ------------    ------------

     Loss before minority interest               (7,662,000)    (19,416,000)    (27,078,000)



 Minority interest in losses of subsidiaries      1,697,000      (1,697,000)(a)        --
                                               ------------    ------------    ------------

   NET LOSS                                    $ (5,965,000)   $(21,113,000)   $(27,078,000)
                                               ============    ============    ============

Basic and diluted net loss per share           $       (.61)                  $      (1.79)
                                               ============                    ============

Weighted average shares outstanding               9,807,101                      15,106,822
                                               ============                    ============

                    Medis Technologies Ltd. and Subsidiaries

                    NOTE TO UNAUDITED PRO FORMA CONSOLIDATED
                        STATEMENT OF OPERATIONS ASSUMING
                      100% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1999

 (a) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 100% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($381,000), acquired technology assets ($5,696,000), and goodwill ($87,588,000). Such amortization was calculated based on an aggregate of $93,284,000 of acquired technology assets and goodwill, assuming that 3,869,410 shares of Medis El are tendered at an assumed market price at February 29, 2000 of $24.375. The amortization for the year ended December 31, 1999, was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is eliminated since, as of the beginning of the year, there are no minority shareholders.

                    Medis Technologies Ltd. and Subsidiaries

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                                December 31, 1999

                                                                                     Pro forma
                                                               Actual                Adjustments            Pro forma
                                                               ------                -----------            ---------
                        ASSETS
 Current assets
    Cash and cash equivalents                                $   1,842,000                                $   1,842,000
    Accounts receivable                                             58,000                                       58,000
    Prepaid expenses                                               101,000                                      101,000
                                                             --------------                                ------------

    Total current assets                                         2,001,000                                    2,001,000

 PROPERTY AND EQUIPMENT, net                                       983,000                                      983,000

 INTANGIBLE ASSETS, net                                          7,242,000           $41,857,000 (a)         49,099,000
                                                              -------------           ----------            -----------

                                                              $ 10,226,000           $41,857,000           $ 52,083,000
                                                               ============           ==========            ===========

            LIABILITIES AND STOCKHOLDERS'
                        EQUITY

 Current liabilities
    Current portion of long-term debt                       $       86,000                                $      86,000
    Accounts payable                                               102,000                                      102,000
    Accrued expenses and other current liabilities                 730,000                                      730,000
                                                              -------------                                ------------

    Total current liabilities                                      918,000                                      918,000

 LONG-TERM DEBT                                                     11,000                                       11,000

 OTHER LONG-TERM LIABILITIES                                       109,000                                      109,000
                                                             --------------                               -------------

    Total  liabilities                                           1,038,000                                    1,038,000

 MINORITY INTEREST IN SUBSIDIARY                                   627,000         $    (283,000) (a)           344,000

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY
    Common stock                                                   100,000                24,000 (a)            124,000
    Additional paid-in capital                                  32,450,000            42,287,000 (a)         74,737,000
    Accumulated deficit                                        (23,615,000)             (171,000)(a)        (23,786,000)
    Deferred compensation costs                                   (374,000)                                    (374,000)
                                                              ------------          ------------          -------------

     Total stockholders' equity                                  8,561,000            42,140,000             50,701,000
                                                              ------------            ----------            -----------

                                                              $ 10,226,000           $41,857,000           $ 52,083,000
                                                               ============           ==========            ===========

                    Medis Technologies Ltd. And Subsidiaries

             NOTE TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                                December 31, 1999

 (a) Adjustment to reflect the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 80% of the shares of Medis El or 1,735,841 shares are tendered in the exchange offer. The assumed market price for such shares is $24.375, which was the quoted market price of Medis El shares on February 29, 2000. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($171,000), acquired technology assets ($2,556,000), and goodwill ($39,301,000). The Company intends to amortize the acquired technology assets over three years and the goodwill over a five-year period. The adjustment also reduces the minority interest to reflect the 20% share held by the minority shareholders upon completion of this transaction.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1999


                                                                                       Pro forma
                                                                 Actual               Adjustments          Pro forma
                                                               ----------             -----------        -------------
  Operating expenses
     Research and development costs, net                      $ 2,749,000                                $   2,749,000
     Selling, general and administrative
       Expenses                                                 2,467,000                                    2,467,000
     Amortization of intangible assets                          2,574,000             $ 8,712,000           11,286,000
                                                               ----------              ----------          -----------

     Total operating expenses                                   7,790,000               8,712,000           16,502,000
                                                               ----------              ----------          -----------

     Loss from operations                                      (7,790,000)             (8,712,000)         (16,502,000)

 Other income (expenses)
    Interest and other income                                     150,000                                      150,000
    Interest expense                                              (22,000)                                     (22,000)
                                                             -------------             -----------        -------------

                                                                  128,000                                      128,000
                                                             -------------             -----------         ------------

     Loss before minority interest                             (7,662,000)             (8,712,000)         (16,374,000)


 Minority interest in losses of subsidiaries                    1,697,000                (765,000)             932,000
                                                             -------------            -----------         ------------

   NET LOSS                                                   $(5,965,000)            $(9,477,000)        $(15,442,000)
                                                               ==========              ==========          ===========

Basic and diluted net loss per share                                $(.61)                                      $(1.27)
                                                                     ====                                        =====

Weighted average shares outstanding                             9,807,101                                   12,185,201
                                                               ==========                                  ===========

                    Medis Technologies Ltd. and Subsidiaries

                    NOTE TO UNAUDITED PRO FORMA CONSOLIDATED

                             STATEMENT OF OPERATIONS

                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1999

 (a) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 80% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($171,000), acquired technology assets ($2,556,000), and goodwill ($39,301,000). Such amortization was calculated based on an aggregate of $41,857,000 of acquired technology assets and goodwill, assuming that 1,735,841 shares of Medis El are tendered at an assumed market price at February 29, 2000 of $24.375. The amortization for the year ended December 31, 1999 was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is adjusted to reflect a 20% minority interest.

                INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS

                                       OF

                                  MEDIS EL LTD.

We have audited the consolidated balance sheets of "Medis El Ltd." and its subsidiary (together - the "Company") as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors' Regulations (Mode of Performance), 1973, which auditing standards are substantially identical to generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations, changes in shareholders' equity and its cash flows for each of the three years in the period ended December 31, 1999, in accordance with generally accepted accounting principles in Israel and in the United States (as applicable to these financial statements, such accounting principles are, in all material respects, substantially identical).

                                                  Fahn, Kanne & Co.
                                          Certified Public Accountants (Isr.)



Tel-Aviv, Israel
March 8, 2000

                                  MEDIS EL LTD.

                           CONSOLIDATED BALANCE SHEETS
                                 ( IN THOUSANDS)

                                                                             December 31,         December 31,
                                                                                 1998                 1999
                                                                              -----------          -----------
                                           A S S E T S
                                           -----------
CURRENT ASSETS:
   Cash and cash equivalents (Note 3)                                        $    2,960           $    1,464
   Short-term deposits                                                              500                    -
   Accounts receivable - Other (Note 4)                                              66                   58
   Inventory                                                                        405                    -
   Prepaid expenses                                                                  89                  101
                                                                                 ------               ------
            Total current assets                                                  4,020                1,623
                                                                                 ------               ------

PROPERTY AND EQUIPMENT (Note 5):
   Cost                                                                           1,344                1,841
   Less - accumulated depreciation                                                 (484)                (858)
                                                                                 ------               ------
                                                                                    860                  983
                                                                                 ------               ------

                                                                                 ------               ------
                                                                                $ 4,880              $ 2,606
                                                                                 ======               ======

          L I A B I L I T I E S  A N D  S H A R E H O L D E R S '  E Q U I T Y
          --------------------------------------------------------------------
CURRENT LIABILITIES:
   Short-term credit                                                          $     204             $     86
   Trade payables                                                                   113                  102
   Accrued expenses and other liabilities (Note 6)                                  327                  577
                                                                                 ------               ------
            Total current liabilities                                               644                  765
                                                                                 ------               ------

LONG-TERM LIABILITIES:
   Long-term debt (Note 7)                                                           96                   11
   Accrued severance pay (Note 8)                                                    61                  109
                                                                                 ------               ------

                                                                                    157                  120
                                                                                 ------               ------
CONTINGENT LIABILITIES AND COMMITMENTS (Note 9)
SHAREHOLDERS' EQUITY:
   Share capital  (Note 10):
      Authorized - 30,000,000 ordinary shares of NIS 0.1 par value Issued and outstanding - 10,054,650 at December 31, 1998 and
     10,488,981 shares at December 31, 1999                                         352                  363
   Additional paid-in capital                                                    21,462               23,778
   Accumulated loss                                                             (17,564)             (22,225)
   Cumulative translation adjustments                                                27                   27
   Deferred compensation under employee stock option plan and other                (198)                (222)
                                                                                 ------               ------
            Total shareholders' equity                                            4,079                1,721
                                                                                 ------               ------

                                                                                 ------               ------
                                                                                $ 4,880              $ 2,606
                                                                                 ======               ======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINACIAL STATEMENTS.

                                  MEDIS EL LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT NET LOSS PER SHARE AMOUNTS)


                                                                            Year Ended December 31
                                                                ----------------------------------------------
                                                                1997                 1998                1999
                                                                -----               -----               -----
Sales                                                        $     -             $      8             $     -

Cost of sales                                                      -                    3                   -
                                                               -----                -----               -----
Gross profit                                                       -                    5                   -

Research and development costs, net (Note 11)                  1,406                1,646               2,747
                                                               -----                -----               -----
                                                              (1,406)              (1,641)             (2,747)

Selling, general and administrative expenses (Note 12)         1,269                1,350               2,011
                                                               -----                -----               -----
Operating loss                                                (2,675)              (2,991)             (4,758)

Financial income, net                                             28                   34                 102
                                                               -----                -----               -----
                                                              (2,647)              (2,957)             (4,656)

Other expenses                                                     -                  (10)                 (5)
                                                               -----                -----               -----

    Net Loss                                                 $(2,647)             $(2,967)            $(4,661)
                                                               =====                =====               =====


Net loss per share - basic and diluted                      $  (0.28)            $  (0.31)           $  (0.45)
                                                               =====                =====               =====

Weighted average number of shares outstanding                  9,325                9,624              10,293
                                                               =====                =====               =====




    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINACIAL STATEMENTS.

                                  MEDIS EL LTD.

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                         Deferred
                                                            Additional                  Cummulative    Compensation      Total
                                                   Share     Paid-in      Accumulated   Translation      ESOP and     Shareholders'
                                                  Capital    Capital          Loss      Adjustments       Other          Equity
                                                  -------   ----------    -----------   -----------    ------------   -------------
Balance at January 1, 1997                         $334      $15,458      $(11,950)        $  27             -          $3,869

CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1997

Additional paid-in capital                           -           122            -             -               -            122
Net loss                                             -            -         (2,647)           -               -         (2,647)
                                                   ----      -------      --------         ------       --------        ------
Balance at December 31, 1997                        334       15,580       (14,597)           27              -          1,344


CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1998

Issuance of shares (*)                               18        3,332            -             -               -          3,350
Additional paid-in capital                           -         2,300            -             -               -          2,300
Net loss                                             -            -         (2,967)           -               -         (2,967)
Grant of stock options                               -           250            -             -             (250)           -
Amortization of deferred compensation                -            -             -             -               52            52
                                                   ----      -------      --------         ------       --------        ------
Balance at December 31, 1998                        352       21,462       (17,564)           27            (198)        4,079

CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1999

Issuance of shares (*)                               11        2,111            -             -               -          2,122
Net loss                                             -            -         (4,661)           -                         (4,661)
Issuance of stock purchase warrants                  -            55            -             -               -             55
Grant of MTL stock options to Medis El employee                  150                                        (150)           -
Amortization of deferred compensation                -            -             -             -              126           126
                                                   ----      -------      --------         -----        --------        ------
Balance at December 31, 1999                       $363      $23,778      $(22,225)        $  27        $   (222)       $1,721
                                                   ====      =======      ========         =====        ========        ======





(*) Net of share issue expenses of $21,000 and $20,000 in 1999 and1998, respectively



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINACIAL STATEMENTS.

                                  MEDIS EL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                Year Ended December 31
                                                                     -------------------------------------------
                                                                      1997             1998              1999
                                                                      -----            -----            -----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                      $ (2,647)         $ (2,967)        $ (4,661)
    Adjustments to reconcile loss to net cash used in
      operating activities:

      Depreciation and amortization                                    101               184              514
      Changes in accrued severance pay                                  13                33               48
      Issuance of stock and stock purchase warrants                      -                 -              437
      Erosion of securities and short-term deposits                     22                 -                -
      Loss from sale of property and equipment                           -                10                5
      Charge of inventory to research and development expense            -                 -              255
      Write-off of in-process research and development expense           -                                115
     Changes in assets and liabilities:
      Decrease in trade accounts receivable                              8                 -                -
      Decrease (increase) in other accounts receivable and
       prepaid expenses                                                 30               (22)              (4)
      Decrease (increase) in inventory                                 (78)              113              (47)
      Increase (decrease) in accounts payable and
        accrued expenses and other liabilities                          83               (20)             239
                                                                     -----             -----            -----
Net cash used in operating activities                               (2,468)           (2,669)          (3,099)
                                                                     -----             -----            -----

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                (124)             (134)            (330)
    Proceeds from sales of property and equipment                        1                17               11
    Investment in securities and short-term deposits                     -              (500)               -
    Proceeds from realization of securities and short-term
      investments                                                      479                 -              500
    Acquisition of minority interest in a subsidiary                     -                 -             (115)

                                                                     -----             -----            -----
Net cash provided by (used in) investing activities                    356              (617)              66
                                                                     -----             -----            -----

CASH FLOWS FROM FINANCING ACTIVITIES:
    Short-term credit                                                    1                 6               (8)
    Proceeds from issuance of shares                                     -             3,350            1,740
    Additional paid-in capital                                         122             2,300                -
    Repayment of  long-term debt                                      (192)             (197)            (195)
                                                                     -----             -----            -----
Net cash provided by (used in) financing activities                    (69)            5,459            1,537
                                                                     -----             -----            -----


Net increase (decrease) in cash and cash equivalents                (2,181)            2,173           (1,496)
Cash and cash equivalents at beginning of year                       2,968               787            2,960
                                                                     -----             -----            -----
Cash and cash equivalents at end of year                           $   787           $ 2,960          $ 1,464
                                                                     =====             =====            =====
NON-CASH TRANSACTIONS:
    Grant of stock options                                       $       -         $     250        $     150
    Reclassification of inventory                                $       -         $     429        $     197

Cash paid during the year  for Interest                          $      34         $      21        $      12
                                                                    ======             =====            =====

    The accompanying notes are an integral part of the finacial statements.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)
NOTE 1 - GENERAL

     Medis El Ltd. ("the Company"), an Israeli corporation, was formed to engage in the development, clinical testing and marketing of the CellScan, a machine that was originally designed to develop diagnostic tests for cancers and other diseases. By 1997, the Company evolved into a multi-product company as it sought out and assisted in the development of advanced technologies in a number of unrelated fields. The Company currently owns, in whole or in part, a number of different technologies in various stages of development. Its strategy is to become a greenhouse for the development of technology products to license, sell, or enter into joint ventures with large corporations. In addition to the CellScan, the Company's technologies include the Stirling Cycle Linear System, Fuel Cells, the Toroidal Internal Combustion Engine and Compressor, Reciprocating Electric Machine, Direct Current Regulating Device and Water Technologies.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A.    ACCOUNTING PRINCIPLES

      The financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Israel. Such Israeli accounting principles, as applicable to these financial statements, are, in all material respects, the same as accounting principles generally accepted in the United States.

B.    USE OF ESTIMATES

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.    PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of Medis El Ltd. and its subsidiary, More Energy Ltd., of which Medis El owns 81.5% (after acquiring an 11.5% interest in December 1999). Consolidation was made based on the financial statements of the subsidiary, after elimination of intercompany balances.

 D.   FINANCIAL STATEMENTS IN U.S. DOLLARS

      1. These financial statements have been prepared in U.S. Dollars ("the dollar") because the functional currency of the Company is the dollar. The dollar is the currency of the primary economic environment in which the operations of the Company are conducted. Most of the Company's sales and promotional efforts are focused outside of Israel, and the currency is the dollars. Also the Company's sales and promotional efforts in Israel are linked to the dollar. In addition, the Company manages its operations in dollars.

      2. Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in the Statement of Financial Accounting Standards ("FAS") No. 52, "Foreign Currency Translation", of the Financial Accounting Standards Board of the United States.

          Accordingly, items have been remeasured as follows:

          - Monetary items - at the current exchange rate at each balance sheet date;

          - Nonmonetary items - at historical exchange rates;

          - Income and expense items - at exchange rates current as of the date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items).

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

          - Exchange gains and loses from the aforementioned remeasurements (which are immaterial for each year) are reflected in the statements of income.

  E. TRANSLATION OF FOREIGN CURRENCIES

     Balances denominated in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Exchange rates between the NIS and the U.S. dollar at December 31, 1999 and 1998 were NIS 4.153 = $ 1.00 and NIS 4.16 = $ 1.00, respectively.

  F. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash, money-market funds and certificates of deposit with a maturity of three months or less.

  G. INVENTORY

     Inventory is presented at the lower of cost or market value. Cost is determined on the "first-in, first-out" basis.

  H. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of investment grants received in respect thereof. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on the straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The annual depreciation rates are as follows:


                                                              ANNUAL RATES (%)
                                                              ----------------
          Machinery and equipment                                  10 - 33
          Computers                                                20 - 33
          Furniture and office equipment                            7 - 15
          Vehicles                                                   15

  I. REVENUE RECOGNITION

     Revenue from sales is recognized upon delivery of the product to the customer.

  J. WARRANTY COSTS

     The Company grants a one-year warranty on products sold and provides for estimated warranty costs.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

  K. RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred.

     Grants received from the State of Israel for research and development are offset against the Company's research and development costs.

  L. NET LOSS PER SHARE

     Net loss per share is computed based on the weighted average number of shares outstanding during each period. Stock options have been excluded from the calculation of diluted loss per share as their effect would have been anti-dilutive.

  M. STOCK-BASED COMPENSATION

     The Company has elected to follow the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB-25"), in accounting for its employee stock option plans. Under APB-25, when the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  N. LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED ASSETS

     The Company's policy is to review all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset, less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss.

  O. SHORT-TERM DEPOSITS

     Short-term deposits represent deposits with financial institutions that have maturities of greater than three months (but less than a year) when purchased.

NOTE 3 - CASH AND CASH EQUIVALENTS


                                                          December 31,     December 31,
                                                              1998             1999
                                                           -----------      -----------
In Israeli currency (NIS)                                   $    105         $    211

In U.S. dollars                                                2,855            1,253
                                                               -----            -----
                                                             $ 2,960          $ 1,464
                                                               =====            =====

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 4 - ACCOUNTS RECEIVABLE - OTHER


                                                           December 31,     December 31,
                                                               1998             1999
                                                            -----------      -----------
Government institutions                                        $   15           $   36

Sundry                                                             51               22
                                                                -----            -----
                                                               $   66           $   58
                                                                =====            =====



NOTE 5 - PROPERTY AND EQUIPMENT


                                                           December 31,     December 31,
                                                               1998             1999
                                                            -----------      -----------
COST (*)
Machinery and equipment                                       $   776        $   1,106
Computers                                                         174              187
Furniture and office equipment                                     84               94
Vehicles                                                          154              154
Leasehold improvements                                            156              300
                                                                -----            -----
                                                             $  1,344         $  1,841
                                                                =====            =====

(*) Net of investment grants                                   $   89           $   89
                                                                =====            =====

ACCUMULATED DEPRECIATION
Machinery and equipment                                        $  168           $  420
Computers                                                         135              159
Furniture and office equipment                                     40               46
Vehicles                                                           33               44
Leasehold improvements                                            108              189
                                                                 ----             ----
                                                               $  484           $  858
                                                                =====             ====



During the first quarter of 1999, the Company reclassified three CellScans with a total cost of $197,000 from inventory to property and equipment. This treatment, which results in all of the Company's CellScans being classified as property and equipment, is consistent with the Company's use of its CellScans as a research tool to develop new applications and a marketing tool to demonstrate and promote the CellScan technology.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 6 - ACCRUED EXPENSES AND OTHER LIABILITIES


                                                                         December 31,     December 31,
                                                                             1998             1999
                                                                          -----------      -----------
Employees and related liabilities                                            $ 160            $ 255
Accrued expenses                                                               167              322
                                                                              ----             ----
                                                                             $ 327            $ 577
                                                                              ====             ====

      Includes amounts in NIS                                                $ 203            $ 259
                                                                             =====             ====


NOTE 7 - LONG-TERM DEBT

  A. The long-term debt is comprised of bank loans linked to the dollar, bearing interest equal to the London Inter-Bank Offered Rate (LIBOR) plus 2.4% to 2.6% per annum and guaranteed by the State of Israel.

     The aggregate maturities after the balance sheet date are as follows:


                       YEAR ENDED DECEMBER 31,

                         2000, current liability                                  $ 86
                                                                                 -----
                         2001                                                        8
                         2002                                                        3
                                                                                 -----
                                                                                    11
                                                                                 -----

                                                                                 -----
                                                                                  $ 97
                                                                                 =====

B. To collateralize the loans which the Company received from the bank, the Company gave a floating lien on all its assets.

NOTE 8 - ACCRUED SEVERANCE PAY

The Company's liability for severance pay, pursuant to Israeli law, is fully provided for through insurance policies and by an accrual which reflects the unfunded portion. The amounts maintained with insurance companies are not under the control of the Company and, therefore, are not included in the financial statements.

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS

  A. The Company acquired the rights to the CellScan in August 1992 by assignment from Israel Aircraft Industries Ltd. ("IAI" - a related party, see note 14A) to the Company of a license from Bar Ilan University (the "University") to IAI. The Company paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture, market and sell the CellScan, and to sub-license the right to manufacture and sell the device. The license includes all rights to the University's

Page>

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT.)
      CellScan patents, know-how and inventions, including any subsequently acquired, and all improvements thereto. Beginning in 1995, the Company is obliged to pay the University a royalty for a 20-year period. For the first ten years, the royalty is at the rate of 6.5% on proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received on account of the grant of territorial rights. The royalty in the ensuing ten years is 3.5% on all revenues, whether from sales or fees. In addition to such royalty payments, the Company is to make a further grant of $100,000 to the University for the first year in which the Company's post-tax profits exceed $300,000. No royalties were required to be paid during the three years ended December 31, 1999.

  B. The Company acquired the rights to the Neuritor in August 1992 by assignment from IAI to the Company of a license from Imexco General Ltd. ("Imexco"), for which assignment the Company paid $500,000. An additional sum of $125,000 was paid in December 1995. In 1996, the Company relinquished its exclusive right to market the Neuritor in consideration of relief of its obligation to pay minimum royalties. The Company is required to pay Imexco royalties at rates ranging from 2% to 7% of the revenue generated by the sale of the Neuritor.

  C. In consideration of grants by the State of Israel, the Company is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by the Company is repaid in full. All grants received from the State of Israel related to the CellScan and Neuritor technologies. Total grants received, net of royalties paid as of December 31,1999, aggregate to $2,576,000 which includes an amount of $805,000 in respect of those received by IAI relating to such technologies.

  D. The Company is committed under two leases for office space, laboratory and manufacturing facilities. Its Corporate headquarters and technology center facility lease, which has a term until November 2000 and a one-year option extending to November 2001 on most of the facility, provides for an annual aggregate rental of approximately $91,000. Its manufacturing facility lease has an initial term until December 31, 2001, a two-year option extending to December 31, 2003 and provides for an annual aggregate rental of approximately $26,000.

  E. For commitments to related parties, see Note 14.

  F. In November 1999, the Company entered into a settlement agreement with an Argentinian company ("Argentina") to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled Cellscan Argentina, S.A. v. Medis El Ltd., et al. This action arose from a 1993 distribution agreement and a related purchase of a CellScan machine. Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages. The settlement required the Company to purchase back from Argentina its CellScan for $100,000, issue 60,000 of Medis El's ordinary shares to Argentina and issue warrants to purchase 30,000 of Medis El's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. The Company recorded a charge to expense in the fourth quarter of 1999 of $437,000, which represents the fair

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT.)

     market value of the shares and warrants on the date of grant. The fair value of the warrants was estimated using a Black-Scholes valuation model and assumptions consistent with those used in Note 10F.

     The settlement agreement also includes irrevocable options that Medis Technologies Ltd. ("MTL"), beneficial owner of approximately 64% of the Company's outstanding ordinary shares, and Argentina grant to each other. If the Exchange Offer was not consummated by January 3, 2000, Argentina may require MTL to purchase its shares at $6.00 per share, which price increases by $.50 on the first calendar day of every month thereafter commencing March 1, 2000, provided that it may not sell more than an aggregate of 3,000 shares within five trading days and not more than aggregate of 12,000 shares in a period of 20 trading days. Additionally, MTL may require Argentina to sell its shares to MTL upon the same terms and conditions as above. From January through March 3, 2000, MTL repurchased an aggregate of 24,000 shares from Argentina for an aggregate cash consideration of $145,500.

  G. During the first quarter of 1999, a U.S.-based multinational corporation paid the Company $100,000 for a right of first refusal to obtain exclusive rights to use the stirling cycle and other technologies in its field of business and an additional $100,000 to assist in the development of the stirling cycle for use in its field of business, which the Company recorded as a credit to research and development expense. This payment was made pursuant to a technology development agreement the Company entered into with the corporation in December 1998 to, among other things, jointly develop the stirling cycle system for application in such corporation's line of business.

  H. In June 1999, the Company reached an agreement with the Peruvian company ("Peru") which owns a CellScan machine, whereby, in consideration of the Company upgrading the CellScan system at its cost, Peru relinquished any future claims against the Company, except for an option to require the Company to repurchase the CellScan machine for $100,000. Such option expired on January 14, 2000. In February 2000, the Company granted Peru a new option to require the Company to repurchase the CellScan machine for $110,000 which was exercised by Peru, via a letter dated February 23, 2000. The Company has charged expense in the fourth quarter of 1999 for its anticipated loss on the transaction.

  I. MTL intends to file Amendment #3 to a registration statement with the United States Securities and Exchange Commission ("SEC") relating to its offer to exchange a maximum of 5,299,722 shares of its common stock for all of the Company's ordinary shares not already owned by MTL (3,868,410) at an exchange rate of 1.37 shares of MTL common stock for each Medis El ordinary share tendered (the "Exchange Offer"). The Exchange Offer, which does not take effect until the registration statement filed with the SEC becomes

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT.)

     effective, is conditioned upon the tender of at least 1,735,842 of the Company's ordinary shares, which is the number of the Company's ordinary shares needed to give MTL beneficial ownership of 80 percent of the Company's shares. If all shares are tendered, the Company will become a wholly owned subsidiary of MTL. Upon consummation of the Exchange Offer, MTL will apply for listing on the Nasdaq Small Cap Market and seek to delist the Company from the same.

NOTE 10- SHARE CAPITAL

A.    NUMBER OF SHARES


                                                      Authorized                     Issued and Outstanding
                                        -----------------------------------    --------------------------------
                                            December            December          December          December
                                            31, 1998            31, 1999          31, 1998          31, 1999
                                        ----------------    ---------------    --------------    --------------
     Ordinary Shares of NIS  0.1 each      30,000,000          30,000,000        10,054,650        10,488,981
                                        ================    ===============    ==============    ==============


     Subsequent to the balance sheet date, the Company issued additional shares (see Note 16C).

  B. SHARE OPTION PLAN

     In October 1993, the Board of Directors of the Company adopted a share option plan (the "Share Option Plan") pursuant to which 500,000 shares were reserved for issuance upon the exercise of options to be granted to key employees and consultants of the Company. The Share Option Plan is administered by the Board of Directors, which designates the quantities, dates and prices of the options granted. Unless otherwise determined by the Company's Board of Directors, the exercise price of options will be the market price of the Ordinary Shares on the date of grant.

     Options under the Share Option Plan will be for a four year period, but will be exercisable only after the second anniversary of the grant date and then only if the option holder is still an employee or consultant of the Company. The options are exercisable in full, two years after the date of grant. The grantee is responsible for all personal tax consequences of the grant and the exercise thereof. The Company believes that no tax consequences will result to the Company in connection with such grant or exercise

     On March 19, 1996, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in E. below). Pursuant to the grant, employees, directors, and a consultant of the Company received 164,100 options (of which 60,000 were granted to directors and 3,300 were granted to a consultant) that are convertible into shares on a one to one ratio at the market price on the date of the grant ($0.5625).

     On May 3, 1998, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in E. below). Pursuant to the grant, certain employees, a director, and a consultant of the Company received 119,000 options (of which 50,000 were granted to a director) that are convertible into shares on a one to one ratio at $7.20, which was 80% of the market price on the date of the grant ($9.00).

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 10- SHARE CAPITAL (CONT.)

     On November 4, 1998, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in E. below). Pursuant to the grant, the executive vice-president of the Company received 30,000 options which are convertible into shares on a one to one ratio at $6.00. The market price on the date of the grant was $7.188.

     During 1999, the Board of Directors extended the expiration date of the options issued on February 14, 1994 for an additional one-year period until February 14, 2000. The extension pertains only to options held by persons who were in the employ of the company on the date the extension was adopted.

     On November 2, 1999, Medis Technologies Ltd., ("MTL") granted to the Company's executive vice president options to purchase 200,000 shares of MTL common stock at $2.93 per share, which represents MTL's good faith determination of 80% of the fair market value on the date of grant. Such options have a four-year life, and vest after two years.

  C. For issuance of shares and warrants in connection with settlement agreement, see Note 9F.

  D. The following table summarizes option plan activity for the three years ended December 31, 1999:

                                                                       Weighted
                                                  Number of             Average
                                                   Options           Exercise Price
                                                  ---------          --------------
          Balance at January 1, 1997                244,750               3.03

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1997

          Cancelled                                 (9,000)               0.56
                                                    -------

          Balance at December 31, 1997              235,750               3.12

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1998

          Granted                                   196,400               7.07

          Exercised                                 (29,650)              0.66

          Cancelled                                 (87,950)              7.42
                                                    --------

          Balance at December 31, 1998              314,550               4.61

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1999

          Granted                                    43,600               7.42

          Exercised                                 (56,150)              0.56

          Cancelled                                 (46,900)              7.42
                                                    --------

          Balance at December 31, 1999              255,100               5.47
                                                    =======

                                      F-62

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10- SHARE CAPITAL (CONT.)

E. Outstanding Share Option Plan activity (see B. and D. above) is summarized as follows:

                                                                                                      Number of options
                                                                                              ---------------------------------
             Issue Date           Exercise Price        Issued     Exercised     Cancelled    Outstanding          Expires
             ----------           --------------        ------     ---------     ---------    -----------          -------
          February 14, 1994            $7.42            143,150       -            (143,150)     -            February 14, 1998

          August 30, 1996              $0.5625           89,700      (57,300)       (14,900)      17,500(1)   August 30, 2000

          November 28, 1996            $0.5625           11,100       (9,700)        (1,400)       -          November 28, 2000

          December 2, 1996             $0.5625           63,300       18,300         -            45,000(2)   December 2, 2000

          February 14, 1998            $7.42             47,400         (500)       (46,900)      -           February 14, 1999

          July 1, 1998                 $7.20            105,000       -              -           105,000(3)   July 1, 2002

          November 5, 1998             $7.20             14,000       -              -            14,000      November 5, 2002

          November 4, 1998             $6.00             30,000       -              -            30,000(4)   November 4, 2002

          February 14, 1999            $7.42             43,600       -              -            43,600(5)   February 14, 2000

          (1) Balance outstanding is to the executive vice president of the Company.
          (2) Balance outstanding is to directors of the Company.
          (3) Includes 50,000 options each to the executive vice president and a director of the Company.
          (4) All issued to the executive vice president of the Company
          (5) Including to the executive vice president of the Company - 27,500 options.

          Compensation costs charged to operations which the Company records for options granted below the fair market value at the date of grant were $23,000 and $126,000 in 1998 and 1999. Compensation expense was determined by calculating the difference between the exercise price and the fair market value of the option on the date of grant. Such expense is charged to operations over the vesting period.

  F. Pro-forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions:

                                                       1998             1999
                                                       ----             ----
      Dividend yield                                     0%               0%
      Risk-free interest rate                         5.00%            6.00%
      Volatility factor                               0.10             0.40
      Expected life in years after vesting period      1-2              1-2

     The Black-Scholes option valuation model was developed for use in estimating the fair value of the traded options , which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 10- SHARE CAPITAL (CONT.)

     For purposes of pro-forma disclosure, the estimated fair value of the options is amortized as an expense over the options' vesting period. The Company's pro-forma information is as follows:


                                                                              Year ended December 31,
                                                                    ----------------------------------------
                                                                            1997      1998         1999
                                                                            ----      ----         ----
                                                                    (In thousands, except per share amounts)
                                                                    ----------------------------------------
     Loss for the year as reported                                      $ (2,647)   $ (2,967)   $ (4,661)
     Pro-forma loss                                                     $ (3,006)   $ (3,244)   $ (4,719)
     Loss per share as reported                                         $ (0.28)    $ (0.31)    $ (0.45)
     Pro-forma loss per share                                           $ (0.32)    $ (0.34)    $ (0.46)
     Weighted average fair value of options granted                          -      $  1.89     $  0.96
     during the year

     The total compensation expense for employees included in the pro-forma information for 1997, 1998 and 1999 is $359,000, $277,000 and $140,000,
     respectively.


NOTE 11- RESEARCH AND DEVELOPMENT COSTS, NET


                                                                               Year ended December 31,
                                                                         -------------------------------------
                                                                           1997         1998          1999
                                                                          -----         -----         -----
Salaries, materials, sub-contractors and other expenses                   $1,333       $1,545        $2,219
Charge of inventory to research and development                                -            -           255
Write-off of acquired in-process research and development                      -            -           115
Depreciation expense                                                          73          101           358
                                                                          ------       ------        ------
                                                                           1,406        1,646         2,947
Third party participation (Note 9G.)                                           -          -            (200)
                                                                          ------       ------        ------
                                                                          $1,406       $1,646        $2,747
                                                                          ======       ======        ======

DISTRIBUTION BY FIELD OF RESEARCH:
Medical                                                                   $1,328       $1,173        $1,857
Fuel Cells                                                                     -            -           336
Stirling Cycle Technologies                                                   78          354           304
Engines                                                                        -            -           236
Other                                                                          -          119            14
                                                                          ------       ------        ------
                                                                          $1,406      $ 1,646       $ 2,747
                                                                          ======      =======       =======

On June 30, 1999, the Company charged its inventory of cell carriers, antigens and Neuritors with an aggregate cost of $255,000, to research and development EXPENSE.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 12 - SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                               Year ended December 31,
                                                                         -------------------------------------
                                                                           1997         1998          1999
                                                                          -----         -----         -----
General and administrative expenses                                       $1,095       $1,174        $1,401

Claim settlement expense                                                       -            -           437

Selling expenses                                                             146          146           144
Depreciation expense                                                          28           30            29
                                                                          ------       ------        ------
                                                                          $1,269       $1,350        $2,011
                                                                          ======       ======        ======

NOTE 13 - INCOME TAXES

  A. Under the Income Tax Law (Adjustment for Inflation), 1985, income for tax purposes is measured in terms of earnings in NIS, adjusted for the increase in the Israeli CPI.

  B. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the "Law") are summarized as follows:

     The Company has been issued a certificate of approval as an "Approved Enterprise" under the Law.

     In accordance with the above Law, the Company elected the "combined path", pursuant to which the Company has the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment (see
     Note 7). In addition, the Company has the right to receive a grant of 25% of the approved investment, in which case the loan will be reduced by the amount of the grant. As of the balance sheet date, the Company has received grants in the amount of $97,000, of which $89,000 remains after the sale of vehicles in respect of which investment grants were received.

     The tax liability in respect of the Company's income deriving from its Approved Enterprise activities is calculated as follows:

     1. For a ten-year period, company tax at a rate of 20% of income.

     2. Tax on dividends distributed at a rate of 15% (instead of 25%).

     These tax benefits can be utilized at least through 2006.

  C. A reconciliation of the theoretical tax expense, assuming all income was taxed at the regular rate applicable to an Israeli corporation, and the actual tax expense is as follows:

                                                                               Year ended December 31,
                                                                         ------------------------------------
                                                                          1997          1998          1999
                                                                          -----        -----         -----
       Theoretical tax benefit on losses (*)                              $952       $1,068        $1,678

       Non-deductible expenses                                              (6)          (5)           (5)

       Tax adjustments in respect of inflation in
       Israel and other items                                              (58)        (189)          (22)
                                                                          ----       ------        ------

                                                                           888          874         1,651

       Valuation allowance                                                (888)        (874)       (1,651)
                                                                          ----       ------        ------
       Reported income tax expense                                        $ -         $  -         $  -
                                                                          ====       ======        =======

       (*) Applicable tax rate                                              36%          36%           36%
                                                                          ====       ======        =======

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 13 - INCOME TAXES (CONT.)

  D. The Company has not been audited by the Israeli tax authorities since its incorporation.

  E. Temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                                        December 31,     December 31,
                                                                            1998             1999
                                                                         -----------      -----------
       Net operating loss carryforward                                      $6,839           $8,496
       Temporary differences, net                                             (544)             (82)
                                                                            ------           ------
       Total                                                                 6,295            8,414
       Valuation allowance                                                  (6,295)          (8,414)
                                                                            ------           ------
       Deferred tax assets, net of valuation allowance                      $    -           $    -
                                                                            =======          =======

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES

  A. The Company is controlled directly and indirectly (via Medis
     Technologies Ltd. ("MTL"), (formerly known as Cell Diagnostics Inc.), and its wholly owned subsidiary Medis Inc.), by a group of Investors, which includes Company board members Robert K. Lifton and Howard Weingrow and Israel Aircraft Industries Ltd. ("IAI"), a government corporation.

  B. The following transactions with related parties are included in the financial statements:

                                                                                Year ended December 31,
                                                                        ----------------------------------------
                                                                           1997          1998          1999
                                                                           -----        -----         -----
      Expenses                                                               $ 32         $ 32         $ 73

      Reimbursement to related parties                                       $164         $161         $173

  C. The Company's CellScan distribution agreement for the United States with a subsidiary of MTL is for a period expiring 12 years after FDA approval of the product, but is subject to termination in the event that certain yearly performance criteria are not met. The distributor is obligated to fund the effort to obtain FDA approval in accordance with the following schedule:

     1. First $1,500,000 - to be paid by the distributor.
     2. Next $500,000 - to be paid by the Company.
     3. Next $500,000 - to be loaned by the Company to the distributor but to be repaid to the Company only if the CellScan receives FDA approval.

     In the event that the distribution agreement is transferred by MTL to a third party for consideration, the Company will be entitled to receive a pro rata portion of such consideration (based on the share it bore of all FDA costs) to the extent required to repay the loan it granted to the distributor, referred to in item 3 above.

     In July 1998, the Company entered into an Exclusive Agency Agreement with CDS Distributors Inc. or its affiliate ("CDS"). CDS Distributors Inc. is a subsidiary of MTL - a principal beneficial shareholder of the Company. Under such agreement, CDS would coordinate all licensing arrangements between the Company and third parties within

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES (CONT.)

     North America in respect of the Company's linear technologies. In exchange, CDS would be entitled to receive a fee equal to 10% of all royalties payable to the Company under the specific license agreements for the first ten years of such agreement and 5% of the royalties thereafter. Additionally, on October 26, 1998, the Board of Directors authorized the company to enter into an Exclusive Agency Agreement with CDS Distributors Inc. in respect of the Company's other technologies. The agreement would be on terms similar to the agreement for linear technologies described above. Both agreements have been approved at general meetings of the shareholders of the Company.

  D. The Company is required to utilize IAI as its initial outside manufacturing source for products which IAI is capable of producing at competitive prices and, if IAI is unable to satisfy the Company's requirement at such prices, the Company is required to seek other Israeli sources. Only after exhausting these two options, may the Company then have recourse to non-Israeli sources.

  E. The Company pays $150,000 per year to MTL for services rendered to the Company, $100,000 of which is used to pay a salary to Robert K. Lifton (Chairman of the Board of Directors of the Company) as President and Chief Executive Officer of MTL. Amos Eiran, a Director of the Company, acts as a consultant to the Company for which he receives approximately $1,400 per month.

  F. On May 19, 1999, the Company issued to MTL 318,181 of its ordinary shares for an aggregate of $1,750,000.

  G. In December 1999, the Company purchased shares representing an additional 11.5% interest in its majority owned subsidiary, More Energy Ltd., for an aggregate cash purchase price of $115,000. The Company accounted for this acquisition of a minority interest using purchase accounting. The excess of purchase price over the book value of the net assets acquired aggregated $115,000. This excess purchase price was allocated to in process research and development and therefore was charged to research and development costs as of the date of the acquisition. The project acquired was an additional interest in the fuel cell technology that More Energy Ltd. is developing. The Company believes that it will be able to seek to enter into licensing or joint venture arrangements with third parties relating to the fuel cells by the third quarter of 2000. The Company anticipates that it will incur substantial costs to complete the fuel cell project. If the Company's expected development timetable is not adhered to, the result may be that the Company may continue to incur additional research and development costs relating to the fuel cell technology. Additionally, if the Company is unable to locate a licensing or joint venture partner, this may delay the completion of the project or cause the Company to incur additional costs.

  H. The Company is presently included as an additional insured party on IAI's product and third party liability insurance policy.

  I. The Company had a one-year employment agreement with its executive vice president, which terminated on September 30, 1999. In 1999, he received approximately $136,000 as a base salary for the year. Effective October 1 1999, the Company and its executive vice president entered into a one-year employment agreement, which provides the executive vice president an annual base salary of $180,000.

NOTE 15 - FINANCIAL INSTRUMENTS

Financial instruments, as part of general business, mainly include cash and cash equivalents, accounts receivable, deposits, short-term credit, trade and other accounts payable, other current liabilities and long-term liabilities. The fair value of the above instruments is not materially different from the values at which they are presented in the financial statements. The average interest rates in respect of the Company's long-term liabilities are not materially different from the interest rates offered, as of balance sheet date on similar Company liabilities.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SUBSEQUENT EVENTS

  A. In January 2000, the Company purchased shares representing an additional 5% interest in its majority-owned subsidiary, More Energy Ltd., for an aggregate cash purchase price of $50,000.

  B. During January and February 2000, employees, including certain officers and directors of the Company, exercised an aggregate of 66,100 stock options, which resulted in the issuance of the same number of the Company's ordinary shares.

  C. On February 23, 2000, Medis Technologies Ltd. ("MTL") acquired 107,759 of the Company's ordinary shares for an aggregate of $2,500,000.

  D. In February 2000, MTL granted to certain employees, directors and consultants of the Company options to purchase 153,000 shares of MTL common stock at $5.00 per share. Such options have a four-year life and vest after two years.

NOTE 17 - SUBSEQUENT EVENTS (UNAUDITED)

  A. AGREEMENT WITH PERUVIAN COMPANY - In April 2000, the Company transferred $55,000 to the Peruvian company and intends to transfer the remaining $55,000 when proof of shipment is received.

  B. ADDITIONAL OPTIONS ON TECHNOLOGY: The Company has an option to purchase an additional 50% interest for aggregate consideration of $60,000, in a company assisting in the development of one of its technologies. The Company currently owns 25% of such company. The option which was scheduled to expire on March 31, 2000 was extended through June 30, 2000.


                           **************************

================================================================================



                             MEDIS TECHNOLOGIES LTD.



                                 EXCHANGE OFFER

                                       FOR

                            3,868,410 ORDINARY SHARES

                                       OF

                                  MEDIS EL LTD.





                              --------------------

                                   PROSPECTUS

                              --------------------



                                 April 24, 2000

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this prospectus shall not, under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

--------------------------------------------------------------------------------
Until July 24, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================